EXHIBIT 10.2

CREDIT AND GUARANTY AGREEMENT

dated as of September 8, 2006

among

FOOTHILLS RESOURCES, INC.,

CERTAIN SUBSIDIARIES OF FOOTHILLS RESOURCES, INC.,

VARIOUS LENDERS,

J. ARON & COMPANY,
as Lead Arranger and Syndication Agent,

and

J. ARON & COMPANY,
as Administrative Agent
________________________________________________________

$50,000,000 Second Lien Secured Credit Facility
________________________________________________________

4.13 Names and Places of Business	42
4.14 Subsidiaries	43
4.15 Licenses	43
4.16 Government Regulation	43
4.17 Solvency	43
4.18 Taxes	43
4.19 Projections	43
4.20 No Distributions	44
4.21 Title to Properties	44
4.22 No Defaults	44
4.23 Margin Stock	44
4.24 Certain Fees	44
4.25 Leases and Contracts; Performance of Obligations	44
4.26 Marketing Arrangements	45
4.27 Right to Receive Payment for Future Production	45
4.28 Operation of Oil and Gas Properties	46
4.29 Ad Valorem and Severance Taxes; Litigation	46
4.30 Acquisition Closing	46

SECTION 5 AFFIRMATIVE COVENANTS	47
5.1 Payment and Performance	47
5.2 Books, Financial Statements and Reports	47
5.3 Other Information and Inspections	49
5.4 Notice of Material Events and Change of Name	50
5.5 Maintenance of Properties and Professional Staff	51
5.6 Maintenance of Existence and Qualifications	51
5.7 Payment of Taxes, etc	51
5.8 Bonding and Insurance	51
5.9 Performance on Company’s Behalf	53
5.10 Interest	53
5.11 Compliance with Agreements and Law	53
5.12 Environmental Matters: Environmental Reviews	53
5.13 Evidence of Compliance	54
5.14 Agreement to Deliver Guaranty and Security Documents	54
5.15 Perfection and Protection of Security Interests and Liens	55
5.16 Bank Accounts; Offset	55
5.17 Production Proceeds	55
5.18 Approved Plan of Development; Texas Project Area	56
5.19 Reviews	56
5.20 Hedging Contracts	56
5.21 Non-Consolidation	57
5.22 ORRI Conveyance	57
5.23 Leases and Contracts; Performance of Obligations	57
5.24 Representation to Continue to be True	57
5.25 Non-Voting Representative	58
5.26 SEC and Other Filings	58
5.27 Post Closing Items	58

SECTION 6 NEGATIVE COVENANTS	59
6.1 Indebtedness	59
6.2 Limitation on Liens and Negative Pledges; Equitable Lien	60
6.3 Hedging Contracts	60
6.4 Subsidiaries; Mergers; Capital Stock Transactions	61
6.5 Limitation on Sales of Property	61
6.6 Limitation on Dividends and Redemptions	62
6.7 Limitation on Investments and Deposit Accounts	62
6.8 Transactions with Affiliates	63
6.9 Certain Contracts; Multiemployer ERISA Plans	63
6.10 Current Ratio	63
6.11 Debt to EBITDA Ratio	63
6.12 Collateral Coverage Ratios	64
6.13 Conduct of Business	64
6.14 Fiscal Year	64
6.15 General and Administrative Expenses	64
6.16 Capital Expenditures	64
6.17 Amendments to Organizational Documents	64
6.18 Amendments to Revolving Indebtedness	65
6.19 Additional Financial Covenants	65

SECTION 7 GUARANTY	66
7.1 Guaranty of the Obligations	66
7.2 Contribution by Guarantors	66
7.3 Payment by Guarantors	67
7.4 Liability of Guarantors Absolute	67
7.5 Waivers by Guarantors	69
7.6 Guarantors’ Rights of Subrogation, Contribution, etc.	69
7.7 Subordination of Other Obligations	70
7.8 Continuing Guaranty	70
7.9 Authority of Guarantors or Company	70
7.10 Financial Condition of Company	70
7.11 Bankruptcy, etc.	71
7.12 California Waivers	72
7.13 Collateral Subject to Intercreditor Agreement	73

SECTION 8 EVENTS OF DEFAULT	73
8.1 Events of Default	73
8.2 Application of Funds	76

SECTION 9 AGENTS	77
9.1 Appointment of Agents	77
9.2 Powers and Duties	77
9.3 General Immunity	78
9.4 Agents Entitled to Act as Lender	78
9.5 Lenders’ Representations, Warranties and Acknowledgment	79
9.6 Right to Indemnity	79

9.7 Successor Administrative Agent	79
9.8 Security Documents and Guaranty	80

SECTION 10 MISCELLANEOUS	81
10.1 Notices	81
10.2 Expenses	81
10.3 Indemnity, WAIVER OF PUNITIVE DAMAGES	82
10.4 ISDA Agreement	83
10.5 Amendments and Waivers	83
10.6 Successors and Assigns; Participations	84
10.7 Independence of Covenants	87
10.8 Survival of Representations, Warranties and Agreements; Termination	87
10.9 No Waiver; Remedies Cumulative	88
10.10 Marshalling; Payments Set Aside	88
10.11 Severability	88
10.12 Obligations Several; Independent Nature of Lenders’ Rights	89
10.13 Headings	89
10.14 APPLICABLE LAW	89
10.15 CONSENT TO EXCLUSIVE JURISDICTION	89
10.16 WAIVER OF JURY TRIAL	89
10.17 Confidentiality	90
10.18 Usury Savings Clause	91
10.19 Counterparts	91
10.20 Effectiveness	91
10.21 USA Patriot Act Notice	91
10.22 Third Party Beneficiaries	91

APPENDICES:	A	Commitments
	B	Notice Addresses

SCHEDULES:	1.1	Security Schedule
	2.2	Wire Transfer Instructions
	2.12	Make Whole Computation
	3.1	Organizational and Capital Structure
	4.7	Other Obligations and Restrictions
	4.9	Litigation
	4.10	Labor Disputes
	4.11	ERISA Plans and Liabilities
	4.12	Environmental Matters
	4.13	Names and Places of Business
	4.14	Subsidiaries of Company
	4.18	Taxes
	4.20	Distributions
	4.22	Material Contracts
	4.24	Certain Fees
	4.26	Sale of Production

EXHIBITS:	A	Funding Notice
	B	Note
	C-1	Compliance Certificate
	C-2	Environmental Compliance Certificate
	D	Opinion of Counsel
	E	Assignment Agreement
	F	Certificate Re Non-bank Status
	G-1	Closing Date Certificate
	G-2	Solvency Certificate
	H	Approval Letter
	I	Approved Plan of Development
	J	Monthly Production Report
	K	Intercreditor and Control Agreement

v

CREDIT AND GUARANTY AGREEMENT

This Credit and Guaranty Agreement, dated as of September 8, 2006, is entered into by and among Foothills Resources, Inc., a Nevada corporation (“Company”), certain Subsidiaries of Company, the Lenders (as defined below) party hereto from time to time, J. Aron & Company (“J. Aron”), as Lead Arranger and as Syndication Agent (in such capacities, “Syndication Agent”), J. Aron & Company, as Administrative Agent for such Lenders (together with its permitted successor in such capacity, “Administrative Agent”).

RECITALS:

WHEREAS, capitalized terms used in these Recitals shall have the respective meanings set forth for such terms in Section 1.1 hereof;

WHEREAS, Lenders have agreed to extend Loans to Company, the proceeds of which will be used as provided in Section 2.4;

WHEREAS, Company and Guarantors have agreed to secure all of the Obligations by granting to Administrative Agent, for the benefit of Secured Parties, an Acceptable Priority on its assets, as provided herein;

WHEREAS, to further induce Lenders to enter into this Agreement, Company has agreed to convey the ORRI to Royalty Owner and Company has agreed to issue the Warrants to Warrant Owner; and

WHEREAS, Guarantors have agreed to guarantee the Obligations of Company hereunder and to secure their respective Obligations by granting to Administrative Agent, for the benefit of Secured Parties, an Acceptable Priority on their respective assets.

NOW, THEREFORE, in consideration of the premises and the agreements, provisions and covenants herein contained, the parties hereto agree as follows:

SECTION 1 DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms used herein, including in the preamble, recitals, exhibits and schedules hereto, shall have the following meanings:

“Acceptable Priority” means, with respect to any Lien purported to be created in any Collateral pursuant to any Security Document, a Lien that is the only Lien to which such Collateral is subject, other than Permitted Liens and subject to the terms of the Intercreditor Agreement; provided that the existence of such Permitted Liens shall not be deemed or construed to evidence Administrative Agent’s or any Lender’s intention to subordinate any of the Obligations to such Permitted Liens, except as expressly provided by the Intercreditor Agreement.

“Acquisition” means the purchase by Company of the properties and assets described in the Acquisition Documents.

“Acquisition Agreements” means collectively, (a) that certain Purchase and Sale Agreement, dated June 21, 2006, between Assignor and Foothills Texas, (b) that certain Purchase and Sale Agreement, dated June 21, 2006, between Assignor and Foothills Texas, (c) that certain letter agreement, dated June 21, 2006, between Assignor and Foothills Texas, relating to the agreements referred to in (a) and (b) above, (d) that certain letter agreement, dated -August 14, 2006, between Assignor and Foothills Texas, relating to the agreements referred to in (a) and (b) above, and (e) that certain letter agreement, dated August 25, 2006, between Assignor and Foothills Texas, relating to the agreements referred to in (a) and (b) above.

“Acquisition Documents” means (a) the Acquisition Agreements, and (b) all other agreements, assignments, deeds, conveyances, certificates and other documents and instruments now or hereafter executed and delivered pursuant to the Acquisition Agreements or in connection with the Acquisition.

“Adjusted Eurodollar Rate” means, for any Interest Period, (i) the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate which appears on the page of the Telerate Screen which displays an average British Bankers Association Interest Settlement Rate (such page currently being page number 3740 or 3750, as applicable) for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London, England time) on the date that is two Business Days prior to the first day of such Interest Period, or (ii) in the event the rate referenced in the preceding clause (i) does not appear on such page or service or if such page or service shall cease to be available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the rate determined by Administrative Agent to be the offered rate on such other page or other service which displays an average British Bankers Association Interest Settlement Rate for deposits in Dollars (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period, determined as of approximately 11:00 a.m. (London, England time) on the date that is two Business Days prior to the first day of such Interest Period, or (iii) in the event the rates referenced in the preceding clauses (i) and (ii) are not available, the rate per annum (rounded to the nearest 1/100 of 1%) equal to the offered quotation rate to first class banks in the London interbank market by J. Aron for deposits in Dollars (for delivery on the first day of such Interest Period) of amounts in same day funds comparable to the average principal amount of the applicable Loan of Administrative Agent (in its capacity as a Lender, during such Interest Period) with maturities comparable to such Interest Period as of approximately 11:00 a.m. (London, England time) on the date that is two Business Days prior to the first day of such Interest Period.

“Administrative Agent” as defined in the preamble hereto.

“Affiliate” means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means the possession, directly or indirectly, of the power (through the ownership of voting securities or by contract or otherwise) (i) to vote 10% or more of the Securities having ordinary voting power for the election of directors of such Person or (ii) to direct or cause the direction of the management and policies of that Person.

“Agent” means each of Syndication Agent and Administrative Agent.

“Agreed Pricing” means:

(i) for anticipated sales of Hydrocarbons that are fixed in a firm fixed price sales contract with an investment grade counterparty or a counterparty with an investment grade guarantor (or another counterparty approved by Administrative Agent), the fixed price or prices provided for in such sales contract during the term thereof; and

(ii) for anticipated sales of Hydrocarbons that are hedged by a fixed price Hedging Contract with an investment grade counterparty or a counterparty with an investment grade guarantor, the fixed price or prices provided for in such Hedging Contract during the term thereof, as modified by any necessary adjustment specified by Administrative Agent for quality and geographical differentials; and

(iii) for anticipated sales of Hydrocarbons that are hedged by a Hedging Contract with an investment grade counterparty or a counterparty with an investment grade guarantor which Hedging Contract provides for a range of prices between a floor and a ceiling, the prices provided for in subsection (iv) below, provided that during the term of such Hedging Contract such prices shall in no event be less than such floor or exceed such ceiling, as such floor and ceiling are modified by any necessary adjustment specified by Administrative Agent for quality and geographical differentials; and

(iv) for anticipated sales of Hydrocarbons, if such sales are not hedged by a Hedging Contract or sales contract that is described in paragraphs (i), (ii), or (iii) above, for the date of calculation (or, if such date is not a Business Day, for the first Business Day thereafter), and with any necessary adjustment specified by Administrative Agent for quality and geographical differentials:

(a) For the remainder of the current calendar year, the average NYMEX Pricing for the remaining contracts in the current calendar year,

(b) For each of the succeeding four complete calendar years, the average NYMEX Pricing for the twelve months in each such calendar year,

(c) For the succeeding fifth complete calendar year, and for each calendar year thereafter, the average NYMEX Pricing for the twelve months in such fifth calendar year.

“Agreement” means this Credit and Guaranty Agreement, as it may be amended, supplemented or otherwise modified from time to time.

“AMI Violation” means the acquisition of any interest (including the acquisition of any interests or rights described in the definition of Oil and Gas Properties) in the Texas Project Area directly or indirectly by any director, officer, or employee of any Credit Party.

“ANCF” (or “Adjusted Net Cash Flow”) means the remainder of:

(i) the sum, without duplication, of all cash revenues and cash receipts of Company and its Subsidiaries attributable to the Properties in the Texas Project Area (excluding only (a) funds received from Loans hereunder, (b) funds received from Loans under the Revolving Credit Agreement, (c) funds received from capital contributions made to Company, including sales of new Capital Stock and funds received for options or warrants to acquire such Capital Stock, and (d) funds belonging to or received for the credit of third parties, such as royalty, working interest or other interest owners, that are received for transfer or payment to such third parties) during any Calculation Quarter, beginning with the Calculation Quarter which starts September 1, 2006, but effective as of the Closing Date, minus

(ii) the sum, without duplication, of all cash payments, net to the interests of Company and its Subsidiaries, made during such Calculation Quarter (excluding any payments financed by funds described in clause (a) or (b) of subparagraph (i) above) for:

(a) Direct Taxes paid on Properties or production of Hydrocarbons in the Texas Project Area during such Calculation Quarter,

(b) delay rentals and lease bonuses payable during such Calculation Quarter that are included in the Approved Plan of Development,

(c) ANCF Capital Expenditures made during such Calculation Quarter,

(d) ANCF LOE during such Calculation Quarter,

(e) ANCF Overhead Costs during such Calculation Quarter,

(f) ANCF Transportation Costs during such Calculation Quarter,

(g) interest, fees, expense and principal, if any, paid during such Calculation Quarter in respect of Revolving Indebtedness allowed under Section 6.1(f);

(h) payments owing during such Calculation Quarter under Hedging Contracts permitted hereunder; and

(i) interest payable during such Calculation Quarter on the Loans, together with the amount of payments, if any, due to Agents and Lenders under Sections 2.9, 5.9, 10.2 or 10.3 hereof or under any similar sections of any other Transaction Documents.

This definition of “ANCF” is to be used for the purpose of determining the payments that Company is required to make under Section 2.11 below; neither this definition nor Section 2.11 affects or restricts Lenders’ rights or ability to apply amounts that they receive from the enforcement of their Liens and remedies against Collateral or Lenders’ right to require a different application of funds as a condition to any waiver of or amendment to the Transaction Documents by Lenders (such as any consent to a sale by Company of all or substantially all of its assets).

“ANCF Capital Expenditures” means (i) capital expenditures made or to be made by Company in the Texas Project Area, to the extent the same either (a) have been approved by Required Lenders at the time in question by means of an Approval Letter, or (b) are included in the Approved Plan of Development, as then in effect; (ii) other capital expenditures not included in the Approved Plan of Development that do not in the aggregate exceed $50,000 in any Calculation Quarter, and (iii) payments on capital leases that are permitted under Section 6.1(d).

“ANCF LOE” means (i) leasehold operating expenses with respect to the Texas Project Area in the ordinary course of business of the kind chargeable as direct charges under an Onshore COPAS Accounting Procedure for Joint Operations (1989 form published by the Council of Petroleum Accountants Societies), but in no event shall such leasehold operating expenses exceed those set forth in the Operating Expense Budget and (ii) other field level or lease level charges for operations in the Texas Project Area (excluding ANCF Capital Expenditures and other capital expenditures) that have been approved by Required Lenders at the time in question by means of an Approval Letter.

“ANCF Overhead Costs” means (i) Permitted G&A Expense Amounts, and (ii) other costs of Company to the extent such other costs have been approved as ANCF Overhead Costs by Required Lenders at the time in question by means of an Approval Letter.

“ANCF Transportation Costs” means (i) the actual costs of gathering, processing and transporting production from the Texas Project Area from the wellhead to the point of sale, provided that all such costs are negotiated with, and paid to, third parties in arms-length transactions on terms which are reasonable in the area of operations for the quality and quantity of such production for the time period negotiated, at the time such prices are agreed to, or (ii) other transportation or marketing costs, to the extent such other transportation and marketing costs have been approved by Required Lenders at the time in question by means of an Approval Letter.

“Approval Letter” means a letter given by Administrative Agent on behalf of Required Lenders in the form of Exhibit H.

“Approved Plan of Development” or “APOD” means Company’s written plan of development with respect to budgeted capital expenditures (including maximum annual expenditures) and other development activities with respect to the Texas Project Area as described in Exhibit I, as amended and supplemented from time to time with the consent of Required Lenders; provided that no such consent shall be required for amendments, modifications or supplements to the extent, but only to the extent, that any such amendments, modifications or supplements (a) either (i) are administrative or ministerial in nature, or (ii) would make non-material amendments to the timing for the completion of any such development (other than an amendment extending the timing of the substantial completion of the APOD), and (b) do not increase the aggregate permitted budgeted capital expenditures of Company and its Subsidiaries under such written plan.

“Assignment Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit E, with such amendments or modifications as may be approved by Administrative Agent.

“Assignor” means TARH E&P Holdings, L.P., a Texas limited partnership.

“Authorized Officer” means, as applied to any Person, any individual holding the position of chairman of the board (if an officer), chief executive officer, president or one of its vice presidents (or the equivalent thereof), manager, and such Person’s chief financial officer or treasurer.

“Bankruptcy Code” means Title 11 of the United States Code entitled “Bank-ruptcy,” as now and hereafter in effect, or any successor statute.

“Beneficiary” means each Agent, each Lender, Royalty Owner and Warrant Owner.

“Business Day” means (i) any day excluding Saturday, Sunday and any day which is a legal holiday under the laws of the State of New York or is a day on which banking institutions located in such state are authorized or required by law or other governmental action to close and (ii) as used in the definitions of “Adjusted Eurodollar Rate” and “Quarterly Payment Date”, the term “Business Day” shall mean any day which is a Business Day described in clause (i) and which is also a day for trading by and between banks in Dollar deposits in the London interbank market.

“Calculation Quarter” means the three calendar month period commencing on the first day of March, June, September, and December of each year.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation), including, without limitation, partnership interests and membership interests, and any and all warrants, rights or options to purchase or other arrangements or rights to acquire any of the foregoing.

“Ceiling Amount” means the aggregate amount of Revolving Indebtedness that may be drawn or incurred by Company under the Revolving Credit Agreement in an amount approved from time to time in sole discretion of the Required Lenders. As of the Closing Date, the Ceiling Amount is $0.

“Certificate re Non-Bank Status” means a certificate substantially in the form of Exhibit F.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the outstanding common stock of the Company or

(b) the board of directors of the Company shall cease to consist of a majority of Continuing Directors.

“Closing Date” means the date on which the first Loans are made.

“Closing Date Certificate” means a Closing Date Certificate substantially in the form of Exhibit G-1.

“Closing Date Transactions” means the consummation of the Acquisition on the Closing Date.

“Collateral” means, collectively, all of the real, personal and mixed property (including Capital Stock) in which Liens are purported to be granted pursuant to the Security Documents as security for the Obligations.

“Commitment” means, as to each Lender, its obligation to make Loans to Company pursuant to Section 2.1 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Annex A or in the Assignment Agreement pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement. It is expressly understood and agreed that Lenders have no obligation to increase the amount of the commitments set forth on Annex A or such Assignment Agreement, as applicable, and that Lenders’ commitments to make Loans hereunder is determined by reference to such Annex A or such Assignment Agreement, as applicable.

“Company” as defined in the preamble hereto.

“Compliance Certificate” means a Compliance Certificate substantially in the form of Exhibit C-1.

“Consolidated” refers to the consolidation of Company or any other Credit Party, in accordance with GAAP, with its properly consolidated subsidiaries. References herein to a Person’s Consolidated financial statements, financial position, financial condition, liabilities, etc. refer to the consolidated financial statements, financial position, financial condition, liabilities, etc. of such Person and its properly consolidated subsidiaries.

“Consolidated Current Assets” as defined in Section 6.10.

“Consolidated Current Liabilities” as defined in Section 6.10.

“Consolidated Net Income” means, as to any Person or Persons for any period, the gross revenues of such Person or Persons for such period, plus any cash dividends or distributions actually received by such Person or Persons from any other business entity, minus all expenses and other proper charges (including provision for federal, state, local and foreign taxes and franchise taxes but excluding charges for accrued unpaid dividends on preferred stock of such Person or Persons for such period), determined on a Consolidated basis but excluding income (or loss) for such period of any Person if such Person is not a Subsidiary of the Company or any other Credit Party.

“Continuing Directors” means the directors of the Company on the Closing Date, and each other director, if, in each case, such other director’s nomination for election to the board of directors of the Company is recommended by at least 50% of the then Continuing Directors.

“Contractual Obligation” means, as applied to any Person, any provision of any Security issued by that Person or of any indenture, mortgage, deed of trust, contract, undertaking, agreement or other instrument to which that Person is a party or by which it or any of its properties is bound or to which it or any of its properties is subject.

“Contributing Guarantors” as defined in Section 7.2.

“Counterpart Agreement” means a Counterpart Agreement substantially in the form of Exhibit K delivered by a Credit Party pursuant to Section 5.14.

“Credit Date” means the date of a Credit Extension.

“Credit Extension” means the making of a Loan.

“Credit Party” means Company and each Subsidiary of Company.

“Current Financial Statements” means (a) the financial statements of Company dated as of June 30, 2006 and (b) the pro forma balance sheet of Company as of the Closing Date (after giving effect to the Closing Date Transactions).

“Default” means a condition or event that, after notice or lapse of time or both, would constitute an Event of Default.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union or like organization, other than an account evidenced by a negotiable certificate of deposit, and any other deposit account, as defined in the UCC.

“Direct Taxes” means any severance, ad valorem, or other direct taxes on properties owned by any Credit Party or the production therefrom or the proceeds of such production; provided that federal, state, or local income or franchise taxes shall in no event be considered Direct Taxes.

“Distribution” means (i) any dividend or other distribution made by a Credit Party on or in respect of any Capital Stock in such Credit Party, or (ii) any payment made by a Credit Party to purchase, redeem, acquire or retire any Capital Stock in such Credit Party.

“Dollars” and the sign “$” mean the lawful money of the United States of America.

“EBITDA” means, for each trailing four Fiscal Quarter period, the sum of (i) the Consolidated Net Income of Company during such period, plus (ii) all interest paid during such period on Indebtedness (including amortization of original issue discount and the interest component of any deferred payment obligations and capital lease obligations) which was deducted in determining such Consolidated Net Income, plus (iii) all provisions for federal, state, local or foreign income or franchise taxes, if any which were deducted in determining such Consolidated Net Income, plus (iv) all depreciation, amortization (including amortization of good will and debt issuance costs), depletion, and other non-cash charges (including any provision for the reduction in the carrying value of assets recorded in accordance with GAAP and including those resulting from the requirements of FASB 133 or 143) which were deducted in determining such Consolidated Net Income, minus (v) all non-cash items of income or gain (including those resulting from the requirements of FASB 133 or 143) which were included in determining such Consolidated Net Income.

“Eel River Basin Test Date” means the date on which Foothills California has successfully drilled and completed two wells on the Eel River Properties, in each case (i) with a 90-day sustained daily production rate of at least 400 mcf per day in the Anderson formation or with a 90-day sustained daily production rate of at least 1,000 mcf per day in the Lower Rio Dell formation, and (ii) as confirmed in writing by Required Lenders in their sole discretion.

“Eel River Properties” means the Anderson formation and the Lower Rio Dell formation located in Humboldt County, California.

“Effective Rate” means, at any time of determination, the per annum rate equal to the Adjusted Eurodollar Rate plus seven percent (7%); provided that such per annum rate shall be automatically increased (a) by one percent (1.0%) per annum on September 22, 2006 if the Required Equity Date has not occurred prior to such date, (b) by an additional one percent (1.0%) per annum on October 23, 2006 if the Required Equity Date has not occurred prior to such date, and (c) by an additional one percent (1.0%) per annum on November 22, 2006 if the Required Equity Date has not occurred prior to such date.

“Eligible Assignee” means (i) any Lender or any Affiliate of any Lender, and (ii) any Related Fund (any two or more Related Funds being treated as a single Eligible Assignee for all purposes hereof) or any commercial bank, insurance company, investment or mutual fund or other entity that is an “accredited investor” (as defined in Regulation D under the Securities Act) and which extends credit or buys loans as one of its businesses; provided, no Affiliate of Company shall be an Eligible Assignee.

“Eligible Mortgaged Properties” means, collectively, those oil and gas Properties (a) which are owned by Company or any other Credit Party and mortgaged to Administrative Agent to secure the Obligations, (b) for which Administrative Agent has received title opinions or other title information concerning such interests in form, substance and authorship satisfactory to Administrative Agent, (c) are free and clear of all Liens other than Permitted Liens and (d) which are subject to an ORRI Conveyance.

“Engineering Report” means the Initial Engineering Report and each engineering report hereafter delivered by Company pursuant to Section 5.2(e), provided that each such report hereafter delivered must (a) separately report on Proved Producing Reserves, Proved Developed Nonproducing Reserves, Proved Undeveloped Reserves and probable reserves and separately calculate the NPV of each such category of Proved Reserves for Company’s interest, (b) use Agreed Pricing and a 10% discount factor (or any other pricing assumptions to which Company and Administrative Agent may agree), (c) take into account Company’s actual experiences with leasehold operating expenses and other costs in determining projected leasehold operating expenses and other costs, (d) identify and take into account any “over-produced” or “under-produced” status under gas balancing arrangements, (e) contain information and analysis comparable in scope to that contained in the Initial Engineering Report, and (f) otherwise be in form and substance satisfactory to Administrative Agent.

“Environmental Claim” means any investigation, notice, notice of violation, claim, action, suit, proceeding, demand, abatement order or other order or directive (conditional or otherwise), by any Governmental Authority or any other Person, arising (i) pursuant to or in connection with any actual or alleged violation of any Environmental Law; (ii) in connection with any Hazardous Material or any actual or alleged Hazardous Materials Activity; or (iii) in connection with any actual or alleged damage, injury, threat or harm to health, safety, natural resources or the environment.

“Environmental Laws” means any and all current or future foreign or domestic, federal or state (or any subdivision of either of them), statutes, ordinances, orders, rules, regulations, judgments, Governmental Authorizations, or any other requirements of Governmental Authorities relating to (i) environmental matters, including those relating to any Hazardous Materials Activity; (ii) the generation, use, storage, transportation or disposal of Hazardous Materials; or (iii) occupational safety and health, industrial hygiene, land use or the protection of human, plant or animal health or welfare, in any manner applicable to Company or any of its Subsidiaries or any of their respective properties.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time, and any successor thereto, together with all rules and regulations promulgated with respect thereto.

“ERISA Affiliate” means Company and all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control that, together with Company, are treated as a single employer under Section 414 of the Internal Revenue Code.

“ERISA Plan” means any employee pension benefit plan subject to Title IV of ERISA maintained by any ERISA Affiliate with respect to which any Credit Party has a fixed or contingent liability.

“Event of Default” as defined in Section 8.1.

“Excepted Liens” means (i) Liens for taxes, assessments or other governmental charges or levies not yet delinquent or which are being contested as provided in Section 5.7 by appropriate proceedings; (ii) Liens arising in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due or which are being contested as provided in Section 5.7; (iii) Liens under operating agreements, pooling orders and unitization agreements, and mechanics’, materialmen’s, repairmen’s or other like Liens, with respect to obligations which are not yet due or which are being contested as provided in Section 5.7; (iv) deposits of cash or cash equivalents securing the performance of bids, tenders, surety and appeal bonds, statutory or regulatory obligations, or securing letters of credit which in turn secure such performance, in each case made in the ordinary course of business; (v) minor defects and irregularities in title to any Property, so long as such defects and irregularities neither (A) are Liens which secure Indebtedness or obligations nor (B) materially impair the value of such Property or the use thereof for the purposes for which such Property is held; (vi)  rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of any Credit Party or on deposit with or in the possession of such banks, (vii) judgment and attachment Liens not giving rise to an Event of Default or inchoate Liens created by or existing from any litigation or legal proceedings that are currently being contested in good faith by appropriate proceedings, promptly utilized and diligently conducted, and for which adequate reserves have been made to the extent required by GAAP, and (viii) Liens arising under the INNEX Farmout Agreement.

“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, and any successor statute.

“First Lien Counterparty” means each of (i) J. Aron & Company and (ii) the Revolving Lenders (or, if applicable, their affiliates), together with their respective successors and assigns under the First Lien Hedging Contracts.

“First Lien Hedging Contracts” means each of (i) that certain ISDA Master Agreement dated as of September 8, 2006 by and between Company and J. Aron & Company and the confirmations from time to time executed and delivered thereunder, and (ii) the ISDA Master Agreements, in form and substance and upon such terms as are satisfactory to Required Lenders in all respects, by and between Company and Revolving Lenders (or, if applicable, their affiliates) and the confirmations from time to time executed and delivered thereunder, in each case together with all certificates, documents, instruments or agreements executed and delivered by Company, Parent, or any other Credit Party for the benefit of the respective First Lien Counterparty in connection therewith.

“First Lien Hedging Obligations” means all obligations of Company or any Guarantor arising from time to time under the First Lien Hedging Contracts entered into with the First Lien Counterparties.

“Fiscal Quarter” means a three-month period ending on the last day of March, June, September, and December of any year.

“Fiscal Year” means the fiscal year of Company and its Subsidiaries ending on December 31 of each calendar year.

“Foothills California” means Foothills California, Inc., a Delaware corporation.

“Foothills Oklahoma” means Foothills Oklahoma, Inc., a Delaware corporation.

“Foothills Texas” means Foothills Texas, Inc., a Delaware corporation.

“Funding Guarantors” as defined in Section 7.2.

“Funding Notice” means a notice substantially in the form of Exhibit A.

“GAAP” means those generally accepted accounting principles and practices which are recognized as such by the Financial Accounting Standards Board (or any generally recognized successor) and which, in the case of Company and its Consolidated Subsidiaries, are applied for all periods after the date hereof in a consistent manner. If any change in any accounting principle or practice is required by the Financial Accounting Standards Board (or any such successor) in order for such principle or practice to continue as a generally accepted accounting principle or practice, all reports and financial statements required hereunder with respect to Company or with respect to Company and its Consolidated Subsidiaries may be prepared in accordance with such change, but all calculations and determinations to be made hereunder may be made in accordance with such change only after notice of such change is given to each Lender and Required Lenders agree to such change insofar as it affects the accounting of Company or of Company and its Consolidated Subsidiaries.

“Governmental Authority” means any federal, state, municipal, national, tribal, Indian nation, or other government, governmental department, commission, board, bureau, court, agency or instrumentality or political subdivision thereof or any entity or officer exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to any government or any court, in each case whether associated with a state of the United States, the United States, an Indian nation, or a foreign entity or government.

“Governmental Authorization” means any permit, license, authorization, plan, directive, consent order or consent decree of or from any Governmental Authority.

“Guaranteed Obligations” as defined in Section 7.1.

“Guarantor” means each present and future Subsidiary of Company.

“Guaranty” means the guaranty of each Guarantor set forth in Section 7.

“Hazardous Materials” means any substances regulated under any Environmental Law, whether as pollutants, contaminants, or chemicals, or as industrial, toxic or hazardous substances or wastes, or otherwise.

“Hazardous Materials Activity” means any past, current, proposed or threatened activity, event or occurrence involving any Hazardous Materials, including the use, manufacture, possession, storage, holding, presence, existence, location, Release, threatened Release, discharge, placement, generation, transportation, processing, construction, treatment, abatement, removal, remediation, disposal, disposition or handling of any Hazardous Materials, and any corrective action or response action with respect to any of the foregoing.

“Hedging Contract” means (a) any agreement providing for options, swaps, floors, caps, collars, forward sales or forward purchases involving interest rates, commodities or commodity prices, equities, currencies, bonds, or indexes based on any of the foregoing, (b) any option, futures or forward contract traded on an exchange, and (c) any other derivative agreement or other similar agreement or arrangement.

“Highest Lawful Rate” means the maximum lawful interest rate, if any, that at any time or from time to time may be contracted for, charged, or received under the laws applicable to any Lender which are presently in effect or, to the extent allowed by law, under such applicable laws which may hereafter be in effect and which allow a higher maximum nonusurious interest rate than applicable laws now allow.

“Hydrocarbons” means crude oil, natural gas or other liquid or gaseous hydrocarbons.

“Indebtedness” of any Person means Liabilities in any of the following categories:

(a) Liabilities for borrowed money,

(b) Liabilities constituting an obligation to pay the deferred purchase price of property or services,

(c) Liabilities evidenced by a bond, debenture, note or similar instrument,

(d) Liabilities arising under Hedging Contracts,

(e) Liabilities constituting principal under leases capitalized in accordance with GAAP,

(f) Liabilities arising under conditional sales or other title retention agreements,

(g) Liabilities owing under direct or indirect guaranties of Liabilities of any other Person (other than a Credit Party) or otherwise constituting obligations to purchase or acquire or to otherwise protect or insure a creditor against loss in respect of Liabilities of any such Person (such as obligations under working capital maintenance agreements, agreements to keep well, or agreements to purchase Liabilities, assets, goods, securities or services), but excluding endorsements in the ordinary course of business of negotiable instruments in the course of collection,

(h) Liabilities (for example, repurchase agreements, mandatorily redeemable preferred stock and sale/leaseback agreements) consisting of an obligation to purchase or redeem securities or other property, if such Liabilities arises out of or in connection with the sale or issuance of the same or similar securities or property,

(i) Liabilities with respect to letters of credit or applications or reimbursement agreements therefor,

(j) Liabilities with respect to payments received in consideration of oil, gas, or other minerals yet to be acquired or produced at the time of payment (including obligations under “take-or-pay” contracts to deliver gas in return for payments already received and the undischarged balance of any production payment created by such Person or for the creation of which such Person directly or indirectly received payment), or

(k) Liabilities with respect to other obligations to deliver goods or services in consideration of advance payments therefor;

provided however, that the “Indebtedness” of any Person shall not include Liabilities that were incurred by such Person on ordinary trade terms to vendors, suppliers, or other Persons providing goods and services for use by such Person in the ordinary course of its business, unless and until such Liabilities are outstanding more than 90 days past the incurrence thereof, or if earlier, when due in accordance with its terms.

“Indemnified Liabilities” means, collectively, any and all liabilities, obligations, losses, damages (including natural resource damages), penalties, claims (including Environmental Claims), costs (including the costs of any investigation, study, sampling, testing, abatement, cleanup, removal, remediation or other response action necessary to remove, remediate, clean up or abate any Hazardous Materials Activity), expenses and disbursements of any kind or nature whatsoever (including the reasonable and documented fees and disbursements of counsel for Indemnitees in connection with any investigative, administrative or judicial proceeding commenced or threatened by any Person, whether or not any such Indemnitee shall be designated as a party or a potential party thereto, and any fees or expenses incurred by Indemnitees in enforcing this indemnity), whether direct, indirect or consequential and whether based on any federal, state or foreign laws, statutes, rules or regulations (including securities and commercial laws, statutes, rules or regulations and Environmental Laws), on common law or equitable cause or on contract or otherwise, that may be imposed on, incurred by, or asserted against any Indemnitee, in any manner relating to or arising out of (i) this Agreement or the other Transaction Documents or the transactions contemplated hereby or thereby (including any grant of Collateral or Lenders’ agreement to make Credit Extensions or the use or intended use of the proceeds thereof, or any enforcement of any of the Transaction Documents (including any sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or any defense against allegations of misconduct by any Indemnitee); (ii) the statements contained in any commitment letter delivered by any Indemnitee to Company with respect to the transactions contemplated by this Agreement; or (iii) any Environmental Claim or any Hazardous Materials Activity relating to or arising from, directly or indirectly, any past or present activity, operation, land ownership, or practice of Company or any of its Subsidiaries.

“Indemnitee” as defined in Section 10.3.

“Initial Engineering Report” means the reserve engineering report with respect to Company’s Properties prepared as of July 1, 2006 by Cawley, Gillespie & Associates, Inc., a copy of which has been delivered to Administrative Agent.

“INNEX Farmout Agreement” means that certain Farmout and Participation Agreement dated as of January 3, 2006 between Foothills California and INNEX California, Inc.

“Intercreditor Agreement” means the Intercreditor and Control Agreement substantially in the form of Exhibit K (or such other form as may be satisfactory to Required Lenders) among Revolving Agent, Revolving Lenders, First Lien Counterparty, Administrative Agent, Lenders, and Company, as the same may be amended, restated or otherwise modified from time to time.

“Interest Expense” means, for each trailing four Fiscal Quarter period, the sum of cash interest payments made on the Loans and cash interest payments made under the Revolving Credit Agreement.

“Interest Period” means (a) the period beginning on and including the Closing Date and ending on but not including December 26, 2006, and (b) each subsequent three-month period from and including one Quarterly Payment Date to but not including the next Quarterly Payment Date.

“Internal Revenue Code” means the Internal Revenue Code of 1986, as amended to the date hereof and from time to time hereafter, and any successor statute.

“Investment” means, with respect to any Person, any direct or indirect advance, loan, guarantee of Liabilities or other extension of credit or capital contribution to (by means of any transfer of cash or other property to others or any payment for property or services for the account or use of others), or any purchase or acquisition by such Person of any capital stock, bonds, notes, debentures or other securities or evidences of Indebtedness issued by, any other Person.

“Law” means any statute, law, regulation, ordinance, rule, treaty, judgment, order, decree, permit, concession, franchise, license, agreement or other governmental restriction of the United States or any state or political subdivision thereof or of any foreign country or any department, province or other political subdivision thereof.

“Lender” means each Person listed on the signature pages hereto as a Lender, and any other Person that becomes a party hereto pursuant to an Assignment Agreement.

“Liabilities” means, as to any Person, all indebtedness, liabilities and obligations of such Person, whether matured or unmatured, liquidated or unliquidated, primary or secondary, direct or indirect, absolute, fixed or contingent, and whether or not required to be considered pursuant to GAAP.

“Lien” means, with respect to any property or assets, any right or interest therein of a creditor to secure Liabilities owed to it or any other arrangement with such creditor which provides for the payment of such Liabilities out of such property or assets or which allows such creditor to have such Liabilities satisfied out of such property or assets prior to the general creditors of any owner thereof, including any lien, mortgage, security interest, pledge, deposit, production payment, rights of a vendor under any title retention or conditional sale agreement or lease substantially equivalent thereto, tax lien, mechanic’s or materialman’s lien, or any other charge or encumbrance for security purposes, whether arising by Law or agreement or otherwise, but excluding any right of offset which arises without agreement in the ordinary course of business. “Lien” also means any filed financing statement, any registration of a pledge (such as with an issuer of uncertificated securities), or any other arrangement or action which would serve to perfect a Lien described in the preceding sentence, regardless of whether such financing statement is filed, such registration is made, or such arrangement or action is undertaken before or after such Lien exists.

“Loan” means any Loan made by a Lender to Company pursuant to Section 2.1.

“Loan Exposure” means, with respect to any Lender, as of any date of determination, the outstanding principal amount of the Loans of such Lender; provided, at any time prior to the making of the initial Loans, the Loan Exposure of any Lender shall be equal to such Lender’s Commitments.

“Make-Whole Amount”, as well as certain other terms used in determining the Make-Whole Amount, have the meanings given to such terms in Section 2.12(e).

“Margin Stock” as defined in Regulation U of the Board of Governors of the Federal Reserve System as in effect from time to time.

“Material Adverse Effect” means a material adverse effect on or material adverse development with respect to (i) the business, operations, properties, assets, financial condition or prospects of Company and its Subsidiaries taken as a whole; (ii) the ability of any Credit Party to fully and timely perform its Obligations; (iii) the legality, validity, binding effect or enforceability against a Credit Party of a Transaction Document to which it is a party; or (iv) the rights, remedies and benefits available to, or conferred upon, any Agent, any Lender or any Secured Party under any Transaction Document.

“Material Contract” means (a) the Revolving Credit Agreement and all loan documents related thereto, (b) the First Lien Hedging Contract, (c) the Acquisition Documents, (d) the INNEX Farmout Agreement, and (e) any other any contract or other arrangement to which Company or any of its Subsidiaries is a party (other than the Transaction Documents) for which breach, nonperformance, cancellation or failure to renew could reasonably be expected to have a Material Adverse Effect.

“Maturity Date” means the earlier of (i) September 7, 2010, and (ii) the date that all Loans shall become due and payable in full hereunder, whether by acceleration or otherwise.

“Modified PDNP NPV” means, at any time in question, a percentage, selected by Administrative Agent in its sole discretion from sixty percent (60%) to seventy-five percent (75%) of the NPV of all Proved Developed Nonproducing Reserves attributed to the Eligible Mortgaged Properties in the then most recent Engineering Report, provided that (i) the capital expenditures necessary to bring such reserves into production (as contemplated in such Engineering Report) have actually been scheduled by Company to be made at or prior to the time contemplated in such Engineering Report, and (ii) Company reasonably expects that it will have funds available to make such capital expenditures.

“Modified PDP NPV” means, at any time in question, a percentage, selected by Administrative Agent in its sole discretion from seventy-five percent (75%) to one hundred percent (100%) of the NPV of all Proved Developed Producing Reserves attributed to the Eligible Mortgaged Properties in the most recent Engineering Report.

“Modified Proved NPV” means, at any time in question, the sum of Modified PDP NPV, Modified PDNP NPV, and Modified PUD NPV as each has been most recently determined. No category of reserves other than Proved Reserves shall be taken into account in determining Modified Proved NPV.

“Modified PUD NPV” means, at any time in question, a percentage, selected by Administrative Agent in its sole discretion from fifty percent (50%) to seventy percent (70%), of the NPV of all Proved Undeveloped Reserves attributed to the Eligible Mortgaged Properties in the then most recent Engineering Report, provided that (i) the capital expenditures necessary to bring such reserves into production (as contemplated in such Engineering Report) have actually been scheduled by Company to be made at or prior to the time contemplated in such Engineering Report, and (ii) Company reasonably expects that it will have funds available to make such capital expenditures.

“Moody’s” means Moody’s Investor Services, Inc., or its successor.

“Mortgage” means each deed of trust or mortgage from time to time given by Company or any Guarantor to secure any of the Obligations hereunder or under any of the Security Documents, as each may be amended, supplemented or otherwise modified from time to time.

“NAIC” means The National Association of Insurance Commissioners, and any successor thereto.

“Non-US Lender” as defined in Section 2.17(c).

“Note” means a promissory note in the form of Exhibit B evidencing one or more Loans, as such note may be amended, supplemented or otherwise modified from time to time.

“NPV” means, with respect to any Proved Reserves expected to be produced from any undivided interests in oil and gas properties, the net present value, discounted at 10% per annum, of the future net revenues expected to accrue to Company’s or any of its Subsidiary’s interests in such Proved Reserves (after deducting all existing burdens) during the remaining expected economic lives of such Proved Reserves. Each calculation of such expected future net revenues shall be made in accordance with the then existing standards of the Society of Petroleum Engineers, provided that in any event (a) appropriate deductions shall be made for severance and ad valorem taxes, and for operating (including purchasing and injecting water), gathering, transportation and marketing costs required for the production and sale of such reserves, (b) the pricing assumptions and escalations used in determining the NPV for any particular reserves shall be the Agreed Pricing (or any other pricing assumptions to which Company and Required Lenders may agree), and (c) deductions shall be made for capital expenditures (including plugging and abandonment costs) that are included in the Approved Plan of Development or that have otherwise approved in writing by Required Lenders. NPV shall be calculated hereunder in connection with each Engineering Report, either by Company, by Administrative Agent, or by the engineering firm who prepares such Engineering Report; in the event of any conflict, Administrative Agent’s calculation shall be conclusive and final, absent manifest error.

“NYMEX Pricing” means, as of any date of determination with respect to any month:

(i) for crude oil, the closing settlement price for the Light, Sweet Crude Oil futures contract for the first nearby month, and

(ii) for natural gas, the closing settlement price for the Henry Hub Natural Gas futures contract for the first nearby month,

in each case as published by New York Mercantile Exchange (NYMEX) on its website currently located at www.nymex.com, or any successor thereto (as such price may be corrected or revised from time to time by the NYMEX in accordance with its rules and regulations).

“Obligations” means all obligations of every nature of each Credit Party from time to time owed to any Agent (including any former Agent), any Lender, Warrant Owner, Royalty Owner, or any Indemnitee under any Transaction Document, whether for principal, interest (including interest which, but for the filing of a petition in bankruptcy with respect to such Credit Party, would have accrued on any Obligation, whether or not a claim is allowed against such Credit Party for such interest in the related bankruptcy proceeding), fees, expenses, indemnification or otherwise.

“Obligee Guarantor” as defined in Section 7.7.

“Oil and Gas Properties” means all of the following which are, at the time in question, owned by Company or any of its Subsidiaries: oil, gas and/or mineral leases, oil, gas or mineral properties, mineral servitudes and/or mineral rights of any kind (including, without limitation, mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profits interests, oil payment interests, production payment interests and other types of mineral interests), and all oil and gas gathering, treating, storage, processing and handling assets.

“Operating Expense Budget” means lease operating expenses as set forth in the Initial Engineering Report or such other lease operating expenses as agreed to in writing by Required Lenders after the Closing Date.

“Organizational Documents” means (i) with respect to any corporation, its certificate or articles of incorporation or organization, as amended, and its by-laws, as amended, (ii) with respect to any limited partnership, its certificate of limited partnership, as amended, and its partnership agreement, as amended, (iii) with respect to any general partnership, its partnership agreement, as amended, and (iv) with respect to any limited liability company, its articles of organization, as amended, and its operating agreement, as amended. In the event any term or condition of this Agreement or any other Transaction Document requires any Organizational Document to be certified by a secretary of state or similar governmental official, the reference to any such “Organizational Document” shall only be to a document of a type customarily certified by such governmental official.

“ORRI” means the overriding royalty interest in the Properties conveyed by Company to Royalty Owner pursuant to the ORRI Conveyance.

“ORRI Conveyance” means, collectively, the Conveyance of Overriding Royalty Interest executed by Company in favor of Royalty Owner on the Closing Date and the additional conveyances, if any, executed by Company in favor of Royalty Owner pursuant to Section 5.22, in each case, as amended or supplemented from time to time.

“PBGC” means the Pension Benefit Guaranty Corporation or any successor thereto.

“PDP Collateral Coverage Ratio” means, as of any date of determination, the quotient obtained by dividing the Modified PDP NPV as determined for such day in an Engineering Report, by all Indebtedness of the Credit Parties outstanding at the end of such day, exclusive of any Indebtedness resulting from the application of FASB Statement 133 or 143.

“Permitted G&A Expense Amount” means the amount of $125,000 per calendar month; provided that such amount shall be reduced to $62,500 for any month during which a Default or Event of Default exists or existed.

“Permitted Investments” means Investments:

(a) in open market commercial paper, maturing within 270 days after acquisition thereof, which is rated at least A-1 by S&P or P-1 by Moody’s.

(b) in marketable obligations, maturing within 12 months after acquisition thereof, issued or unconditionally guaranteed by the United States of America or an instrumentality or- agency thereof and entitled to the full faith and credit of the United States of America.

(c) in demand deposits, and time deposits (including certificates of deposit) maturing within 12 months from the date of deposit thereof, with any office of any national or state bank or trust company which is organized under the Laws of the United States of America or any state therein, which has capital, surplus and undivided profits of at least $500,000,000, and whose certificates of deposit are rated at least Aa3 by Moody’s or AA- by S&P.

(d) in repurchase obligations with a term of not more than seven days for underlying securities of the types described in clause (b) above entered into with any commercial bank meeting the specifications of clause (c) above.

(e) in money market or other mutual funds substantially all of whose assets comprise securities of the types described in clauses (a) through (d) above.

“Permitted Liens” means each of the Liens permitted pursuant to Section 6.2.

“Person” means and includes natural persons, corporations, limited partnerships, general partnerships, limited liability companies, limited liability partnerships, joint stock companies, joint ventures, associations, companies, trusts, banks, trust companies, land trusts, business trusts or other organizations, whether or not legal entities, and Governmental Authorities.

“Post-Default Rate” as defined in Section 2.8.

“Principal Office” means, for Administrative Agent, its “Principal Office” as set forth on Appendix B, or such other office as such Person may from time to time designate in writing to Company, Administrative Agent and each Lender.

“Pro Rata Share” means, with respect to each Lender, the percentage obtained by dividing (a) the Loan Exposure of that Lender by (b) the aggregate Loan Exposure of all Lenders.

“Project” means all drilling and reserve acquisition activities in or relating to the Texas Project Area.

“Projected Oil and Gas Production” means the projected production of oil or gas (measured by volume unit or BTU equivalent, not sales price) for the term of a Hedging Contract or a particular month, as applicable, from properties and interests owned by any Credit Party which are located in or offshore of the United States and which have attributable to them Proved Developed Producing Reserves, as such production is projected in the most recent Engineering Report delivered pursuant to Section 5.2(e), after deducting projected production from any properties or interests sold or under contract for sale that had been included in such report and after adding projected production from any properties or interests that had not been reflected in such report but that are reflected in a separate or supplemental reports meeting the requirements of Section 5.2(e) and otherwise are satisfactory to Administrative Agent.

“Projections” as defined in Section 4.19.

“Properties” means, collectively, those undivided interests in oil and gas properties and interests in other real and personal property (including, without limitation, mineral fee interests, lease interests, farmout interests, overriding royalty and royalty interests, net profit interests, oil payment interests, production payment interests and other types of mineral interests) which are, at the time in question, owned by Company or any of its Subsidiaries.

“Proved Collateral Coverage Ratio” means, as of any date of determination, the quotient obtained by dividing the Modified Proved NPV as determined for such day in an Engineering Report, by all Indebtedness of the Credit Parties outstanding at the end of such day, exclusive of any Indebtedness resulting from the application of FASB Statement 133 or 143.

“Proved Reserves” means “Proved Reserves” as defined in the Definitions for Oil and Gas Reserves (in this paragraph, the “Definitions”) promulgated by the Society of Petroleum Engineers (or any generally recognized successor) as in effect at the time in question. “Proved Developed Producing Reserves” means Proved Reserves which are categorized as both “Developed” and “Producing” in the Definitions, “Proved Developed Nonproducing Reserves” means Proved Reserves which are categorized as both “Developed” and “Nonproducing” in the Definitions, and “Proved Undeveloped Reserves” means Proved Reserves which are categorized as “Undeveloped” in the Definitions, provided that the following criteria shall also apply to Proved Developed Producing Reserves: (a) no reserves shall be classified as Proved Developed Producing Reserves until a minimum of forty-five (45) days of production have occurred in at least one consecutive period of sixty (60) days following any operation, workover or capital expenditure, and (b) during such forty-five (45) days of production, the well relating to such reserves must be tested a minimum of three (3) times for at least twenty-four (24) hours of continuous duration.

“Quarterly Payment Date” means the twenty-sixth (26th) day of each March, June, September and December.

“Register” as defined in Section 2.5(b).

“Related Fund” means, with respect to any Lender that is an investment fund, any other investment fund that invests in commercial loans and that is managed or advised by the same investment advisor as such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, escaping, deposit, disposal, discharge, dispersal, dumping, leaching or migration of any Hazardous Material into the indoor or outdoor environment (including the abandonment or disposal of any barrels, containers or other closed receptacles containing any Hazardous Material), including the movement of any Hazardous Material through the air, soil, surface water or groundwater.

“Required Equity Date” means the date on which Company receives cash proceeds from the sale of its Capital Stock made after the Closing Date in an aggregate amount at least equal to $5,000,000 on terms satisfactory to Required Lenders in all respects.

“Required Lenders” means one or more Lenders having or holding Loan Exposure and representing more than fifty percent (50%) of the aggregate Loan Exposure of all Lenders.

“Revolving Agent” means a Revolving Lender that is satisfactory to Required Lenders in all respects.

“Revolving Credit Agreement” means a credit agreement by and among, Company, the Guarantors, Revolving Agent, and Revolving Lenders, in form and substance and upon such terms as are satisfactory to Required Lenders in all respects, as amended, restated or otherwise modified from time to time in accordance with Section 6.18 hereof.

“Revolving Indebtedness” means all Indebtedness owing by Company to Revolving Agent and the Revolving Lenders pursuant to the terms of the Revolving Credit Agreement, together with all interest, fees, and other amounts payable by Company pursuant to the terms thereof.

“Revolving Lenders” shall mean the lenders from time to time party to the Revolving Credit Agreement.

“Royalty Owner” means MTGLQ Investors, L.P., a Delaware limited partnership, together with its successors and assigns.

“S&P” means Standard & Poor’s Ratings Group, a division of The McGraw Hill Corporation, or its successor.

“Secured Parties” means the Persons to whom any Obligations are at any time owed.

“Securities” means any stock, shares, partnership interests, voting trust certificates, certificates of interest or participation in any profit-sharing agreement or arrangement, options, warrants, bonds, debentures, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended from time to time, and any successor statute.

“Security Documents” means the instruments listed in the Security Schedule and all other security agreements, deeds of trust, mortgages, chattel mortgages, pledges, guaranties, financing statements, continuation statements, extension agreements and other agreements or instruments now, heretofore, or hereafter delivered by any Credit Party to Administrative Agent in connection with this Agreement or any transaction contemplated hereby to secure or guarantee the payment of any part of the Obligations.

“Security Schedule” means Schedule 1.1 hereto.

“Solvency Certificate” means a Solvency Certificate of the chief financial officer of Company substantially in the form of Exhibit G-2.

“Solvent” means, with respect to any Credit Party, that as of the date of determination both (i) (a) the sum of such Credit Party’s debt (including contingent liabilities) does not exceed the present fair saleable value of such Credit Party’s present assets; (b) such Credit Party’s capital is not unreasonably small in relation to its business as contemplated on the Closing Date and reflected in the Projections or as contemplated with respect to any transaction contemplated or undertaken after the Closing Date; and (c) such Credit Party has not incurred and does not intend to incur, or believe (nor should it reasonably believe) that it will incur, debts beyond its ability to pay such debts as they become due (whether at maturity or otherwise); and (ii) such Credit Party is “solvent” within the meaning given that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability at any time shall be computed as the amount that, in light of all of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability (irrespective of whether such contingent liabilities meet the criteria for accrual under Statement of Financial Accounting Standard No. 5).

“Subsidiary” means, with respect to any Person, any corporation, association, partnership, limited liability company, joint venture, or other business or corporate entity, enterprise or organization which is directly or indirectly (through one or more intermediaries) controlled by or owned fifty percent (50%) or more by such Person.

“Syndication Agent” as defined in the preamble hereto.

“Tax” means any present or future tax, levy, impost, duty, assessment, charge, fee, deduction or withholding of any nature and whatever called, by whomsoever, on whomsoever and wherever imposed, levied, collected, withheld or assessed; provided, “Tax on the overall net income” or “income Tax” of a Person shall be construed as a reference to a tax imposed by the jurisdiction in which that Person is organized or in which that Person’s applicable principal office (and/or, in the case of a Lender, its lending office) is located or in which that Person (and/or, in the case of a Lender, its lending office) is deemed to be doing business on all or part of the net income, profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to arise in or to relate to a particular jurisdiction, or otherwise) of that Person (and/or, in the case of a Lender, its applicable lending office).

“Termination Event” means (a) the occurrence with respect to any ERISA Plan of (i) a reportable event described in Sections 4043(c)(5) or (6) of ERISA or (ii) any other reportable event described in Section 4043(c) of ERISA other than a reportable event not subject to the provision for 30-day notice to the PBGC pursuant to a waiver by such corporation, or (b) the requirements of Section 4043(b) of ERISA apply with respect to a contributing sponsor, as defined in Section 4001(a)(13) of ERISA, of an ERISA Plan, and an event described in paragraph (9), (10), (11), (12) or (13) of Section 4043(c) of ERISA is reasonably expected to occur with respect to such ERISA Plan within the following 30 days, or (c) the withdrawal of any ERISA Affiliate from an ERISA Plan during a plan year in which it was a “substantial employer” as defined in Section 4001(a)(2) of ERISA, or (d) the filing of a notice of intent to terminate any ERISA Plan or the treatment of any ERISA Plan amendment as a termination under Section 4041 of ERISA, or (e) the institution of proceedings to terminate any ERISA Plan by the PBGC under Section 4042 of ERISA, or (f) any other event or condition which might constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any ERISA Plan.

“Texas Project Area” means (i) the Goose Creek Field and Goose Creek East Field in Harris County, Texas, (ii) the Cleveland Field in Liberty County, Texas, and (iii) the Saratoga Field in Hardin County, Texas.

“Transaction Document” means any of this Agreement, the Notes (if any), the Guaranty (if any), the Security Documents, the Intercreditor Agreement, the ORRI Conveyance, the Warrants, and all other certificates, documents, instruments or agreements executed and delivered by a Credit Party for the benefit of any Agent, any Lender, Royalty Owner, or Warrant Owner in connection herewith.

“UCC” means the Uniform Commercial Code (or any similar or equivalent legislation) as in effect in any applicable jurisdiction.

“Warrant Owner” means Goldman, Sachs & Co., together with its respective successors and assigns.

“Warrants” means the warrants to purchase shares of Company’s Common Stock, $0.001 par value per share issued by Company to Warrant Owner pursuant to that certain Stock Purchase Warrant No. 158 of even date herewith, together with all warrants issued upon transfer, exchange or in replacement thereof.

          1.2 Accounting Terms. Except as otherwise expressly provided herein, all accounting terms not otherwise defined herein shall have the meanings assigned to them in conformity with GAAP. Financial statements and other information required to be delivered by Company to Lenders pursuant to Section 5.2(a), 5.2(b) and 5.2(c) shall be prepared in accordance with GAAP as in effect at the time of such preparation (and delivered together with the reconciliation statements provided for in Section 5.2(e), if applicable).

           1.3 Interpretation, etc. Any of the terms defined herein may, unless the context otherwise requires, be used in the singular or the plural, depending on the reference. References herein to any Section, Appendix, Schedule or Exhibit shall be to a Section, an Appendix, a Schedule or an Exhibit, as the case may be, hereof unless otherwise specifically provided. The word “or” is not exclusive. The use herein of the word “include” or “including”, when following any general statement, term or matter, shall not be construed to limit such statement, term or matter to the specific items or matters set forth immediately following such word or to similar items or matters, whether or not nonlimiting language (such as “without limitation” or “but not limited to” or words of similar import) is used with reference thereto, but rather shall be deemed to refer to all other items or matters that fall within the broadest possible scope of such general statement, term or matter.

           1.4 Joint Preparation; Construction of Indemnities and Releases. This Agreement and the other Transaction Documents have been reviewed and negotiated by sophisticated parties with access to legal counsel and no rule of construction shall apply hereto or thereto which would require or allow any Transaction Document to be construed against any party because of its role in drafting such Transaction Document. All indemnification and release provisions of this Agreement shall be construed broadly (and not narrowly) in favor of the Persons receiving indemnification or being released.

SECTION 2 LOANS

            2.1 Loans. Subject to the terms and conditions hereof, each Lender severally agrees to make, on the Closing Date, a Loan to Company in an amount less than or equal to such Lender’s Commitment. Subject to the terms and conditions hereof, Company may make additional borrowings under the Commitments after the Closing Date, pro rata from each Lender, until the entire Commitment of each Lender has been borrowed, provided that (a) each such borrowing must equal or exceed $1,000,000 in the aggregate and (b) no such borrowing may be made after September 7, 2009. Any amount borrowed under this Section 2.1 and subsequently repaid or prepaid may not be reborrowed. Subject to Sections 2.11 and 2.13, all amounts owed hereunder with respect to the Loans shall be paid in full no later than the Maturity Date.

           2.2 Borrowing Mechanics. Company shall deliver to Administrative Agent a fully executed Funding Notice as of the Closing Date or five (5) Business Days prior to any subsequent borrowing of Loans. Promptly upon receipt by Administrative Agent of such Funding Notice, Administrative Agent shall notify each Lender of the proposed borrowing. Each Lender shall make its Loan available to Administrative Agent not later than 12:00 p.m. (New York City time) on the date specified in such Funding Notice, by wire transfer of same day funds in Dollars, at Administrative Agent’s Principal Office. Upon satisfaction or waiver of the conditions precedent specified herein, Administrative Agent shall make the proceeds of the Loans available to Company on such date by causing an amount of same day funds in Dollars equal to the proceeds of all such Loans received by Administrative Agent from Lenders to be credited to the account of Company at Administrative Agent’s Principal Office or to such other account as may be designated in writing to Administrative Agent by Company; provided that the proceeds of the Loans available to Company on the Closing Date shall be paid to the order of Company by wire transfer of immediately available funds in the amounts and to the accounts set out on Schedule 2.2. Such wire transfers shall include the payment to Thompson & Knight L.L.P., Administrative Agent’s attorneys, of their reasonable and documented attorneys’ fees, recording costs, and other out-of-pocket transaction costs and expenses incurred on behalf of Administrative Agent in connection with the transactions contemplated hereby.

2.3 Pro Rata Shares; Availability of Funds.

(a) Pro Rata Shares. All Loans shall be made, and all participations purchased, by Lenders simultaneously and proportionately to their respective Pro Rata Shares, it being understood that no Lender shall be responsible for any default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby nor shall any Commitment of any Lender be increased or decreased as a result of a default by any other Lender in such other Lender’s obligation to make a Loan requested hereunder or purchase a participation required hereby.

(b) Availability of Funds. Unless Administrative Agent shall have been notified by any Lender prior to the applicable Credit Date that such Lender does not intend to make available to Administrative Agent the amount of such Lender’s Loan requested on such Credit Date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such Credit Date and Administrative Agent may, in its sole discretion, but shall not be obligated to, make available to Company a corresponding amount on such Credit Date. If such corresponding amount is not in fact made available to Administrative Agent by such Lender, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the customary rate set by Administrative Agent for the correction of errors among banks for three Business Days and thereafter at a rate equal to the sum of the Effective Rate. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company who shall immediately pay such corresponding amount to Administrative Agent together with interest thereon, for each day from such Credit Date until the date such amount is paid to Administrative Agent, at the Effective Rate. Nothing in this Section 2.5(b) shall be deemed to relieve any Lender from its obligation to fulfill its Commitments hereunder or to prejudice any rights that Company may have against any Lender as a result of any default by such Lender hereunder.

           2.4 Use of Proceeds. Company will use the proceeds of the Loans made on the Closing Date: (a) to acquire working interests in the Texas Project Area from the Assignors as part of the Closing Date Transactions, (b) to fund the Approved Plan of Development, (c) to pay closing expenses, costs and fees, and (d) for Company’s working capital. The proceeds of the Loans made after the Closing Date shall be applied by Company to implement the Approved Plan of Development and to make other expenditures from time to time approved by Required Lenders. No portion of the proceeds of any Credit Extension shall be used in any manner that causes or might cause such Credit Extension or the application of such proceeds to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System or any other regulation thereof or to violate the Exchange Act.

2.5 Evidence of Liabilities; Register; Lenders’ Books and Records; Notes.

(a) Lenders’ Evidence of Liabilities. Each Lender shall maintain on its internal records an account or accounts evidencing the Liabilities of Company to such Lender, including the amounts of the Loans made by it and each repayment and prepayment in respect thereof. Any such recordation shall be conclusive and binding on Company, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any applicable Loans; and provided further, in the event of any inconsistency between the Register and any Lender’s records, the recordations in the Register shall govern.

(b) Register. Administrative Agent shall maintain at its Principal Office a register for the recordation of the names and addresses of Lenders and the Commitments and Loans of each Lender from time to time (the “Register”). The Register shall be available for inspection by Company or any Lender at any reasonable time and from time to time upon reasonable prior notice. Administrative Agent shall record in the Register the Commitments and the Loans, and each repayment or prepayment in respect of the principal amount of the Loans, and any such recordation shall be conclusive and binding on Company and each Lender, absent manifest error; provided, failure to make any such recordation, or any error in such recordation, shall not affect any Lender’s Commitments or Company’s Obligations in respect of any Loan. Company hereby designates J. Aron to serve as Company’s agent solely for purposes of maintaining the Register as provided in this Section 2.5, and Company hereby agrees that, to the extent J. Aron serves in such capacity, J. Aron and its officers, directors, employees, agents and affiliates shall constitute “Indemnitees.”

(c) Notes. If so requested by any Lender by written notice to Company (with a copy to Administrative Agent) at least two Business Days prior to the Closing Date, or at any time thereafter, Company shall execute and deliver to such Lender (and/or, if applicable and if so specified in such notice, to any Person who is an assignee of such Lender pursuant to Section 10.6) on the Closing Date (or, if such notice is delivered after the Closing Date, promptly after Company’s receipt of such notice) a Note or Notes to evidence such Lender’s Loans. Any such Note evidencing Loans under the Commitment or the Commitment shall be in the form of Exhibit B.

2.6 Interest on Loans.

(a) Except as otherwise set forth herein, each Loan shall bear interest on the unpaid principal amount thereof at the Effective Rate from the date made through repayment thereof (whether by acceleration or otherwise).

(b) Interest payable on all Loans shall be computed on the basis of a 360-day year, in each case for the actual number of days elapsed in the period during which it accrues. In computing interest on any Loan, the date of the making of such Loan shall be included, and the date of payment of such Loan shall be excluded; provided, if a Loan is repaid on the same day on which it is made, one day’s interest shall be paid on that Loan.

(c) Interest on each Loan shall be payable in arrears (i) on and to each Quarterly Payment Date applicable to that Loan; (ii) upon any prepayment of that Loan, whether voluntary or mandatory, to the extent accrued on the amount being prepaid; and (iii) at maturity, including the Maturity Date.

(d) On each Quarterly Payment Date, Company shall pay the interest then accrued on the Loans in full in immediately available funds.

2.7 [Reserved].

           2.8 Default Interest. Upon the occurrence and during the continuance of an Event of Default, the principal amount of all Loans outstanding and, to the extent permitted by applicable law, any interest payments on the Loans or any fees or other amounts owed hereunder, shall thereafter bear interest (including post-petition interest in any proceeding under the Bankruptcy Code or other applicable bankruptcy laws) payable on demand at a rate that is 2% per annum in excess of the interest rate otherwise payable hereunder with respect to the applicable Loans (the “Post-Default Rate”). Payment of interest at the Post-Default Rate is not, however, a permitted alternative to timely payment, and acceptance of interest at the Post-Default Rate shall not constitute a waiver of any Event of Default or otherwise prejudice or limit any rights or remedies of Administrative Agent or any Lender.

           2.9 Fees. Pursuant to a letter agreement between Company and Administrative Agent, Company has promised to pay to Agents certain fees in the amounts and at the times agreed upon, and Company hereby repeats its promise to pay such fees.

           2.10 ANCF Calculation. At least five (5) Business Days prior to each Quarterly Payment Date, Company shall furnish or cause to be furnished to Administrative Agent a schedule (reasonably supported, if requested, by supporting documentation) as of the end of the immediately preceding Calculation Quarter in which Company:

(a) calculates the cash revenues and cash receipts received by Company and its Subsidiaries during such Calculation Quarter, determined in accordance with clause (i) of the definition of ANCF;

(b) calculates the cash payments made by Company and its Subsidiaries during such Calculation Quarter for the expenses described in clauses (ii)(a) through (ii)(h) of the definition of ANCF;

(c) calculates the interest in respect of the Loans that will be due on such Quarterly Payment Date; and

(d) determines the resulting ANCF.

           2.11 ANCF Payment of Principal. On each Quarterly Payment Date, Company will use all Adjusted Net Cash Flow, to the extent thereof, to pay (or prepay) the principal of the Loans, without premium or penalty.

2.12 Voluntary Prepayments.

(a) Company may, at its option, upon notice as provided below, prepay at any time and from time to time all of the Loans, or prepay on any Quarterly Payment Date any part of the Loans, at 100% of the principal amount so prepaid plus the Make-Whole Amount determined for the prepayment date with respect to such principal amount, provided that any partial payment on the Loans must not be less than $2,500,000 in the aggregate. Company will give each Lender written notice of each optional prepayment under this Section 2.12 not less than 10 days and not more than 90 days prior to the date fixed for such prepayment. Each such notice shall specify such date (which shall be a Business Day), the aggregate principal amount of the Loans to be prepaid on such date, and the interest to be paid on the prepayment date with respect to such principal amount being prepaid, and shall be accompanied by a certificate of an executive officer of Company as to the estimated Make-Whole Amount due in connection with such prepayment (calculated as if the date of such notice were the date of the prepayment), setting forth the details of such computation. Two Business Days prior to such prepayment, Company shall deliver to each Lender a certificate of an executive officer of Company specifying the Company’s calculation of such Make-Whole Amount as of the specified prepayment date. In the case of each partial prepayment of the Loans, the principal amount of the Loans to be prepaid shall be allocated among all of the Loans at the time outstanding in proportion, as nearly as practicable, to the respective unpaid principal amounts thereof not theretofore called for prepayment. An illustration of the computation of the Make-Whole Amount is reflected in Schedule 2.12.

(b) The provisions of Section 2.12(a) shall not apply to any scheduled principal payment under Section 2.11 or to any principal prepayment made with Collateral insurance proceeds pursuant to any mandatory prepayment provision hereof or any Security Document.

(c) In the case of each prepayment of Loans pursuant to this Section 2.12, the principal amount of each Loan to be prepaid shall mature and become due and payable on the date fixed for such prepayment (which shall be a Business Day), together with interest on such principal amount accrued to such date and the applicable Make-Whole Amount, if any. From and after such date, unless Company shall fail to pay such principal amount when so due and payable, together with the interest and Make-Whole Amount, if any, as aforesaid, interest on such principal amount shall cease to accrue.

(d) Any principal prepaid pursuant to Section 2.12(a), (c) or (f) hereof shall be in addition to, and not in lieu of, all payments otherwise required to be paid under the Transaction Documents at the time of such prepayment. Any such prepayments hereof shall be applied first, to any Make-Whole Amount payable under Section 2.12(a), second, to accrued but unpaid interest on the Loans, and third, to outstanding principal on the Loans until paid in full. No prepayment on the Loans shall, until the Loans have been paid in full, have the effect of reducing the mandatory prepayments required under Section 2.121 or Section 2.13.

(e) In determining any Make-Whole Amount, the following terms shall have the following meanings:

“Make-Whole Amount” means, with respect to any Loan, an amount equal to the excess, if any, of the Discounted Value of the Remaining Scheduled Interest Payments with respect to the Called Principal of such Loan, provided that the Make-Whole Amount shall in no event be less than zero.

“Called Principal” means, with respect to any Loan, the principal of such Loan that is to be prepaid pursuant to Section 2.12(a).

“Discount Rate” means, as of any Settlement Date, the Adjusted Eurodollar Rate determined by using the rate with a three month interest period available two Business Days prior to such Settlement Date.

“Discounted Value” means, with respect to any Remaining Scheduled Interest Payments related to the Called Principal of any Loan, the amount obtained by discounting such Remaining Scheduled Interest Payments from their respective scheduled due dates to the Settlement Date with respect to such Called Principal, in accordance with accepted financial practice and at a discount factor (applied on the same periodic basis as that on which interest on the Loans is payable) equal to the Discount Rate.

“Remaining Scheduled Interest Payments” means, with respect to the Called Principal of any Loan, all payments of interest that otherwise would be due after the Settlement Date with respect to such Called Principal if no payment of such Called Principal were made prior to September 8, 2009, provided that (i) the applicable interest rate for all such interest payments shall be assumed to be the Effective Rate or, if in effect at the applicable time of determination, the Post Default Rate as of the Settlement Date and (ii) if such Settlement Date is not a Quarterly Payment Date then the amount of the next succeeding scheduled interest payment will be reduced by the amount of interest accrued to such Settlement Date and required to be paid on such Settlement Date pursuant to Section 2.12(a).

“Settlement Date” means, with respect to the Called Principal of any Loan, the date on which such Called Principal is to be prepaid pursuant to Section 2.12(a).

(f) The provisions of Section 2.12(a) shall not apply to any principal prepaid from time to time with proceeds of revolving loans received by Company under the Revolving Credit Agreement in an aggregate amount not to exceed $10,000,000; provided that (i) such prepayments may only be made after the Eel River Basin Test Date and before March 31, 2007 and (ii) Company may only make any such prepayment contemporaneously with its receipt of such proceeds.

           2.13 Mandatory Prepayments. In the event that a Change of Control occurs, Company shall give prompt written notice thereof to Lenders. Lenders may at any time, during the period beginning on the date of such Change of Control and ending sixty (60) days after such notice of such Change of Control has been given to Lenders, demand that Company prepay the Loans in full. Any prepayment of principal under this Section 2.13 shall be accompanied by a prepayment premium equal to the greater of (a) the prepayment premium amount that would be due pursuant to Section 2.12 and (b) one percent (1%) times the amount so prepaid.

2.14 General Provisions Regarding Payments.

(a) All payments by Company of principal, interest, fees and other Obligations shall be made in Dollars in same day funds, without defense, setoff or counterclaim, free of any restriction or condition, and delivered to Administrative Agent not later than 12:00 p.m. (New York City time) on the date due at Administrative Agent’s Principal Office for the account of Lenders; funds received by Administrative Agent after that time on such due date shall be deemed to have been paid by Company on the next succeeding Business Day.

(b) All payments in respect of the principal amount of any Loan shall include payment of accrued interest on the principal amount being repaid or prepaid, and all such payments (and, in any event, any payments in respect of any Loan on a date when interest is due and payable with respect to such Loan) shall be applied to the payment of interest before application to principal.

(c) Administrative Agent shall promptly distribute to each Lender at such address as such Lender shall indicate in writing, such Lender’s applicable Pro Rata Share of all payments and prepayments of principal and interest due hereunder, together with all other amounts due thereto, including, without limitation, all fees payable with respect thereto, to the extent received by Administrative Agent.

(d) Whenever any payment to be made hereunder shall be stated to be due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day and such extension of time shall be included in the computation of the payment of interest or fees hereunder.

(e) Company hereby authorizes Administrative Agent to charge Company’s accounts with Administrative Agent in order to cause timely payment to be made to Administrative Agent of all principal, interest, fees and expenses due hereunder (subject to sufficient funds being available in its accounts for that purpose).

(f) Administrative Agent shall deem any payment by or on behalf of Company hereunder that is not made in same day funds prior to 12:00 p.m. (New York City time) on the due date therefore to be a non-conforming payment. Any such payment shall not be deemed to have been received by Administrative Agent until the later of (i) the time such funds become available funds, and (ii) the applicable next Business Day after such funds become available if not available during the preceding Business Day. Administrative Agent shall give prompt telephonic notice to Company and each applicable Lender (confirmed in writing) if any payment is non-conforming. Any non-conforming payment may constitute or become a Default or Event of Default in accordance with the terms of Section 8.1(a). Interest shall continue to accrue on any principal as to which a non-conforming payment is made until such funds become available funds (but in no event less than the period from the date of such payment to the next succeeding applicable Business Day) at the rate determined pursuant to Section 2.8 from the date such amount was due and payable until the date such amount is paid in full.

           2.15 Ratable Sharing. As used in this section, “Obligation Category” means the following groups of Obligations: (a) payments due and owing to Lenders under Sections 5.9, 10.2 or 10.3 hereof or under any similar sections of any other Transaction Documents, (b) interest due and payable in respect of the Loans and payment due and owing to Lenders under Section 2.9, and (c) the outstanding principal amount of the Loans. Lenders hereby agree among themselves that if any of them shall, whether by voluntary payment, through the exercise of any right of set-off or banker’s lien, by counterclaim or cross action or by the enforcement of any right under the Transaction Documents or otherwise, or as adequate protection of a deposit treated as cash collateral under the Bankruptcy Code, receive payment or reduction of a proportion of any Obligations in an Obligation Category that are then due and owing to such Lender hereunder or under the other Transaction Documents which is greater than the proportion received by any other Lender in respect of the Obligations in such Obligation Category that are then due and owing to such other Lender, then the Lender receiving such proportionately greater payment shall (a) notify Administrative Agent and each other Lender of the receipt of such payment and (b) apply a portion of such payment to purchase participations (which it shall be deemed to have purchased from each seller of a participation simultaneously upon the receipt by such seller of its portion of such payment) in the Obligations in such Obligation Category then due and owing to the other Lenders so that all such recoveries of Obligations in any Obligation Category shall be shared by all Lenders in proportion to the aggregate Obligations in such Obligation Category that are then due and owing to all of them; provided, if all or part of such proportionately greater payment received by such purchasing Lender is thereafter recovered from such Lender upon the bankruptcy or reorganization of Company or otherwise, those purchases shall be rescinded and the purchase prices paid for such participations shall be returned to such purchasing Lender ratably to the extent of such recovery, but without interest. Company expressly consents to the foregoing arrangement and agrees that any holder of a participation so purchased may exercise any and all rights of banker’s lien, set-off or counterclaim with respect to any and all monies owing by Company to that holder with respect thereto as fully as if that holder were owed the amount of the participation held by that holder.

2.16 Increased Costs; Capital Adequacy.

(a) Compensation For Increased Costs and Taxes. Subject to the provisions of Section 2.18 (which shall be controlling with respect to the matters covered thereby), in the event that any Lender shall determine (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto) that any law, treaty or governmental rule, regulation or order, or any change therein or in the interpretation, administration or application thereof (including the introduction of any new law, treaty or governmental rule, regulation or order), or any determination of a court or Governmental Authority, in each case that becomes effective after the date hereof, or compliance by such Lender with any guideline, request or directive issued or made after the date hereof by any central bank or other governmental or quasi-governmental authority (whether or not having the force of law): (i) subjects such Lender (or its applicable lending office) to any additional Tax (other than any Tax on the overall net income of such Lender) with respect to this Agreement or any of the other Transaction Documents or any of its obligations hereunder or thereunder or any payments to such Lender (or its applicable lending office) of principal, interest, fees or any other amount payable hereunder; (ii) imposes, modifies or holds applicable any reserve (including any marginal, emergency, supplemental, special or other reserve), special deposit, compulsory loan, FDIC insurance or similar requirement against assets held by, or deposits or other liabilities in or for the account of, or advances or loans by, or other credit extended by, or any other acquisition of funds by, any office of such Lender; or (iii) imposes any other condition (other than with respect to a Tax matter) on or affecting such Lender (or its applicable lending office) or its obligations hereunder or the London interbank market; and the result of any of the foregoing is to increase the cost to such Lender of agreeing to make, making or maintaining Loans hereunder or to reduce any amount received or receivable by such Lender (or its applicable lending office) with respect thereto; then, in any such case, Company shall promptly pay to such Lender, upon receipt of the statement referred to in the next sentence, such additional amount or amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as such Lender in its sole discretion shall determine) as may be necessary to compensate such Lender for any such increased cost or reduction in amounts received or receivable hereunder. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to such Lender under this Section 2.16, which statement shall be conclusive and binding upon all parties hereto absent manifest error.

(b) Capital Adequacy Adjustment. In the event that any Lender shall have determined that the adoption, effectiveness, phase-in or applicability after the Closing Date of any law, rule or regulation (or any provision thereof) regarding capital adequacy, or any change therein or in the interpretation or administration thereof by any Governmental Authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender (or its applicable lending office) with any guideline, request or directive regarding capital adequacy (whether or not having the force of law) of any such Governmental Authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on the capital of such Lender or any corporation controlling such Lender as a consequence of, or with reference to, such Lender’s Loans or Commitment, or participations therein or other obligations hereunder with respect to the Loans to a level below that which such Lender or such controlling corporation could have achieved but for such adoption, effectiveness, phase-in, applicability, change or compliance (taking into consideration the policies of such Lender or such controlling corporation with regard to capital adequacy), then from time to time, within five Business Days after receipt by Company from such Lender of the statement referred to in the next sentence, Company shall pay to such Lender such additional amount or amounts as will compensate such Lender or such controlling corporation on an after-tax basis for such reduction. Such Lender shall deliver to Company (with a copy to Administrative Agent) a written statement, setting forth in reasonable detail the basis for calculating the additional amounts owed to Lender under this Section 2.16(b), which statement shall be conclusive and binding upon all parties hereto absent manifest error.

2.17 Taxes; Withholding, etc.

(a) Payments to Be Free and Clear. All sums payable by any Credit Party hereunder and under the other Transaction Documents shall (except to the extent required by law or permitted by the last sentence of Section 2.17(c)) be paid free and clear of, and without any deduction or withholding on account of, any Tax (other than a Tax on the overall net income of any Lender) imposed, levied, collected, withheld or assessed by or within the United States of America or any political subdivision in or of the United States of America or any other jurisdiction from or to which a payment is made by or on behalf of any Credit Party or by any federation or organization of which the United States of America or any such jurisdiction is a member at the time of payment.

(b) Withholding of Taxes. If any Credit Party or any other Person is required by law to make any deduction or withholding on account of any such Tax from any sum paid or payable by any Credit Party to Administrative Agent or any Lender under any of the Transaction Documents: (i) Company shall notify Administrative Agent of any such requirement or any change in any such requirement as soon as Company becomes aware of it; (ii) Company shall pay any such Tax before the date on which penalties attach thereto, such payment to be made (if the liability to pay is imposed on any Credit Party) for its own account or (if that liability is imposed on Administrative Agent or such Lender, as the case may be) on behalf of and in the name of Administrative Agent or such Lender; (iii) the sum payable by such Credit Party in respect of which the relevant deduction, withholding or payment is required shall be increased to the extent necessary to ensure that, after the making of that deduction, withholding or payment, Administrative Agent or such Lender, as the case may be, receives on the due date a net sum equal to what it would have received had no such deduction, withholding or payment been required or made; and (iv) within thirty (30) days after paying any sum from which it is required by law to make any deduction or withholding, and within thirty (30) days after the due date of payment of any Tax which it is required by clause (ii) above to pay, Company shall deliver to Administrative Agent evidence satisfactory to the other affected parties of such deduction, withholding or payment and of the remittance thereof to the relevant taxing or other authority; provided, no such additional amount shall be required to be paid to any Lender under clause (iii) above except to the extent that any change after the date hereof (in the case of each Lender listed on the signature pages hereof on the Closing Date) or after the effective date of the Assignment Agreement pursuant to which such Lender became a Lender (in the case of each other Lender) in any such requirement for a deduction, withholding or payment as is mentioned therein shall result in an increase in the rate of such deduction, withholding or payment from that in effect at the date hereof or at the date of such Assignment Agreement, as the case may be, in respect of payments to such Lender.

(c) Evidence of Exemption From U.S. Withholding Tax. Each Lender that is not a United States Person (as such term is defined in Section 7701(a)(30) of the Internal Revenue Code) for U.S. federal income tax purposes (a “Non-US Lender”) shall deliver to Administrative Agent for transmission to Company, on or prior to the Closing Date (in the case of each Lender listed on the signature pages hereof on the Closing Date) or on or prior to the date of the Assignment Agreement pursuant to which it becomes a Lender (in the case of each other Lender), and at such other times as may be necessary in the determination of Company or Administrative Agent (each in the reasonable exercise of its discretion), (i) two original copies of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor forms), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of principal, interest, fees or other amounts payable under any of the Transaction Documents, or (ii) if such Lender is not a “bank” or other Person described in Section 881(c)(3) of the Internal Revenue Code and cannot deliver either Internal Revenue Service Form W-8BEN or W-8ECI pursuant to clause (i) above, a Certificate re Non-Bank Status together with two original copies of Internal Revenue Service Form W-8 (or any successor form), properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to any payments to such Lender of interest payable under any of the Transaction Documents. Each Lender required to deliver any forms, certificates or other evidence with respect to United States federal income tax withholding matters pursuant to this Section 2.17(c) hereby agrees, from time to time after the initial delivery by such Lender of such forms, certificates or other evidence, whenever a lapse in time or change in circumstances renders such forms, certificates or other evidence obsolete or inaccurate in any material respect, that such Lender shall promptly deliver to Administrative Agent for transmission to Company two new original copies of Internal Revenue Service Form W-8BEN or W-8ECI, or a Certificate re Non-Bank Status and two original copies of Internal Revenue Service Form W-8, as the case may be, properly completed and duly executed by such Lender, and such other documentation required under the Internal Revenue Code and reasonably requested by Company to confirm or establish that such Lender is not subject to deduction or withholding of United States federal income tax with respect to payments to such Lender under the Transaction Documents, or notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence. Company shall not be required to pay any additional amount to any Non-US Lender under Section 2.17(b)(iii) if such Lender shall have failed (1) to deliver the forms, certificates or other evidence referred to in the second sentence of this Section 2.17(c), or (2) to notify Administrative Agent and Company of its inability to deliver any such forms, certificates or other evidence, as the case may be; provided, if such Lender shall have satisfied the requirements of the first sentence of this Section 2.17(c) on the Closing Date or on the date of the Assignment Agreement pursuant to which it became a Lender, as applicable, nothing in this last sentence of Section 2.17(c) shall relieve Company of its obligation to pay any additional amounts pursuant to Section 2.17(b)(iii) in the event that, as a result of any change in any applicable law, treaty or governmental rule, regulation or order, or any change in the interpretation, administration or application thereof, such Lender is no longer properly entitled to deliver forms, certificates or other evidence at a subsequent date establishing the fact that such Lender is not subject to withholding as described herein.

           2.18 Measures to Mitigate. Each Lender agrees that, as promptly as practicable after the officer of such Lender responsible for administering its Loans becomes aware of the occurrence of an event or the existence of a condition that would cause such Lender to become entitled to receive payments under Section 2.16 or 2.17, it will, to the extent not inconsistent with the internal policies of such Lender and any applicable legal or regulatory restrictions, use reasonable efforts to (a) make, fund or maintain its Credit Extensions through another office of such Lender, or (b) take such other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to Section 2.16 or 2.17 would be materially reduced and if, as determined by such Lender in its sole discretion, the making, issuing, funding or maintaining of such Commitments or Loans through such other office or in accordance with such other measures, as the case may be, would not otherwise adversely affect such Commitments or Loans or the interests of such Lender; provided, such Lender will not be obligated to utilize such other office pursuant to this Section 2.18 unless Company agrees to pay all incremental expenses incurred by such Lender as a result of utilizing such other office as described in clause (a) above. A certificate as to the amount of any such expenses payable by Company pursuant to this Section 2.18 (setting forth in reasonable detail the basis for requesting such amount) submitted by such Lender to Company (with a copy to Administrative Agent) shall be conclusive absent manifest error.

SECTION 3 CONDITIONS PRECEDENT

           3.1 Closing Date. The obligation of any Lender to make a Credit Extension on the Closing Date is subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions on or before the Closing Date:

(a) Transaction Documents. Administrative Agent shall have received counterparts of each Transaction Document originally executed and delivered by each applicable Credit Party and in such numbers as Administrative Agent or its counsel may reasonably request.

(b) Organizational Documents; Incumbency. Administrative Agent shall have received (i) copies of each Organizational Document delivered by each Credit Party, as applicable, and, to the extent applicable, certified as of a recent date by the appropriate governmental official; (ii) signature and incumbency certificates of the officers of such Person executing the Transaction Documents to which it is a party; (iii) resolutions of the Board of Directors or similar governing body of each Credit Party approving and authorizing the execution, delivery and performance of this Agreement and the other Transaction Documents to which it is a party or by which it or its assets may be bound as of the Closing Date, certified as of the Closing Date by its secretary or an assistant secretary as being in full force and effect without modification or amendment; (iv) a good standing certificate from the applicable Governmental Authority of each Credit Party’s jurisdiction of incorporation, organization or formation and in each jurisdiction in which it owns real property Collateral, each dated a recent date prior to the Closing Date; and (v) such other documents as Administrative Agent may reasonably request.

(c) Organizational and Capital Structure. The organizational structure and capital structure of Company and its Subsidiaries shall be as set forth on Schedule 3.1.

(d) Application of Loan Proceeds. On the Closing Date, Company shall have arranged for appropriate portions of the Loans then to be funded to be paid directly to the Persons who are to receive the Loan proceeds described in clause (a) of Section 2.4.

(e) Initial Hedging Contracts. On or prior to the Closing Date, Company shall, on terms satisfactory to Administrative Agent and Syndication Agent, have entered into Hedging Contracts with a counterparty who is rated (or whose credit support provider is rated) at least A by S&P or A2 by Moody’s as specified below:

Hedging Contracts under which Company will receive, for notional barrels of West Texas Intermediate light sweet crude oil in at least the number of barrels specified in the following table, a swap price of at least the amount specified below:

Year	Barrels per year	Minimum Price
2006	50,000	$67.50
2007	135,000	$70.00
2008	120,000	$70.00
2009	105,000	$67.50
2010	70,000	$65.00

(f) Governmental Authorizations and Consents. Each Credit Party shall have obtained all Governmental Authorizations and all consents of other Persons, in each case that are necessary or advisable in connection with the transactions contemplated by the Transaction Documents and each of the foregoing shall be in full force and effect and in form and substance reasonably satisfactory to Syndication Agent and Administrative Agent. All applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on the transactions contemplated by the Transaction Documents or the financing thereof and no action, request for stay, petition for review or rehearing, reconsideration, or appeal with respect to any of the foregoing shall be pending, and the time for any applicable agency to take action to set aside its consent on its own motion shall have expired.

(g) Acceptable Priority on Oil and Gas Properties. In order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and (subject to any filing or recording referred to herein) perfected Acceptable Priority Lien on such Oil and Gas Properties as Administrative Agent might request, Administrative Agent shall have received from Company:

(i) fully executed and notarized Mortgages, in proper form for recording in all appropriate places in all applicable jurisdictions, encumbering such Properties; and

(ii) an amount necessary to cover all recording and stamp taxes (including mortgage recording and intangible taxes) payable in connection with recording the Mortgages for such Properties in the appropriate real estate records.

(h) Personal Property Collateral. In order to create in favor of Administrative Agent, for the benefit of Secured Parties, a valid and (subject to any filing or recording referred to herein) perfected Acceptable Priority security interest in all personal property of the Credit Parties subject to Article 9 of the UCC, Administrative Agent shall have received from Company evidence that each Credit Party shall have taken or caused to be taken any action, executed and delivered or caused to be executed and delivered any agreement, document and instrument and made or caused to be made any other filing and recording (other than as set forth herein) reasonably required by Administrative Agent.

(i) Environmental Reports. Syndication Agent and Administrative Agent shall have received reports and other information, in form, scope and substance reasonably satisfactory to Syndication Agent and Administrative Agent, regarding environmental matters relating to Company’s material real property assets, which reports shall include a Phase I environmental assessment dated August 1, 2006 prepared by Pilko & Associates, L.P.

(j) Financial Statements; Projections; Approved Plan of Development. Lenders shall have received from Company (i) the Current Financial Statements, which shall be in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent, (ii) the Projections, and (iii) the Approved Plan of Development, in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent.

(k) Evidence of Insurance. Syndication Agent and Administrative Agent shall have received a certificate from Company’s insurance broker or other evidence reasonably satisfactory to them that all insurance required to be maintained pursuant to Section 5.8 is in full force and effect and that Administrative Agent have been named as additional insured and loss payee thereunder as its interests may appear and to the extent required under Section 5.8.

(l) Opinions of Counsel to Credit Parties. Syndication Agent and Administrative Agent shall have received originally executed copies of (i) the favorable written opinions of McGuireWoods LLP, McGinnis, Lochridge & Kilgore, LLP, and Kummer Kaempfer Bonner Renshaw & Farrario, each opining as to such other matters as Administrative Agent or Syndication Agent may reasonably request, dated as of the Closing Date and otherwise in form and substance reasonably satisfactory to Administrative Agent and Syndication Agent (and each Credit Party hereby instructs such counsel to deliver such opinions to Agents and Lenders).

(m) Fees. Company shall have paid to Syndication Agent and Administrative Agent the fees payable on the Closing Date that are referred to in Section 2.9.

(n) Solvency Certificate. On the Closing Date, Syndication Agent and Administrative Agent shall have received a Solvency Certificate from Company dated the Closing Date and addressed to Syndication Agent, Administrative Agent and Lenders, and in the form of Exhibit G-2 appropriately completed, with appropriate attachments and demonstrating that after giving effect to the consummation of this Agreement and the Acquisition, Company and its Subsidiaries (other than Foothills Oklahoma) are Solvent.

(o) Closing Date Certificate. Company shall have delivered to Syndication Agent and Administrative Agent an originally executed Closing Date Certificate, together with all attachments thereto.

(p) No Litigation. There shall not exist any action, suit, investigation, litigation or proceeding or other legal or regulatory developments, pending or threatened in any court or before any arbitrator or Governmental Authority that, in the reasonable opinion of Administrative Agent and Syndication Agent, singly or in the aggregate, materially impairs the financing hereunder or any of the other transactions contemplated by the Transaction Documents, or that could have a Material Adverse Effect.

(q) Completion of Proceedings. All partnership, corporate and other proceedings taken or to be taken in connection with the transactions contemplated hereby and all documents incidental thereto not previously found acceptable by Administrative Agent or Syndication Agent and its counsel shall be reasonably satisfactory in form and substance to Administrative Agent and Syndication Agent and such counsel, and Administrative Agent, Syndication Agent and such counsel shall have received all such counterpart originals or certified copies of such documents as Administrative Agent or Syndication Agent may reasonably request. Each Lender, by delivering its signature page to this Agreement and funding a Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Transaction Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

(r) Reserved.

(s) Closing Date Transactions. Administrative Agent shall have received (i) a certificate of an Authorized Officer of Company certifying that Company is concurrently consummating the Closing Date Transactions (with all of the material conditions precedent thereto having been satisfied in all material respects by the parties thereto) and acquiring all of the Oil and Gas Properties contemplated thereby; (ii) copies of the assignments, deeds and leases for all of such Oil and Gas Properties; and (iii) such other related documents and information as Administrative Agent shall have reasonably requested. Company hereby acknowledges and agrees that (i) the consummation of the transactions contemplated under this Agreement and the Closing Date Transactions, including the making of the Loans, are intended to be simultaneous for all intents and purposes, and (ii) each Company shall be deemed to have executed and delivered each Credit Document as set forth in this Section 3.1, including each Security Document, immediately prior to or simultaneously with the making of the Loans hereunder.

(t) Equity Contributions. Since August 24, 2006, Company shall have received at least the amount of $22,500,000 from the issuance and sale of new Capital Stock on terms and conditions satisfactory to Administrative Agent in all respects.

(u) Due Diligence. Administrative Agent and Lenders shall have completed satisfactory due diligence review of the assets, liabilities, business, operations and condition (financial or otherwise) of Company and its Subsidiaries, including, a review of their Oil and Gas Properties and all legal, financial, accounting, governmental, environmental, tax and regulatory matters, and fiduciary aspects of the proposed financing.

(v) Reserved.

(w) Acquisition Documents. Each of the representations and warranties made by any party in the Acquisition Documents shall be true and correct in all material respects; and none of such parties shall have failed to perform any obligation or covenant required by the Acquisition Documents to be performed or complied with by it on or before the Closing Date. Simultaneously with making of the Loans on the Closing Date, all transactions under the Acquisition Documents shall have been consummated in compliance with the terms and conditions thereof and all conditions precedent to such consummation shall be fully satisfied.

(x) Other Documentation. Administrative Agent shall have received all documents and instruments which Administrative Agent has then reasonably requested, in addition to those described in this Section 3.1. All such additional documents and instruments shall be reasonably satisfactory to Administrative Agent in form, substance and date.

3.2 Conditions to Each Credit Extension.

(a) Conditions Precedent. The obligation of each Lender to make any Loan, on any Credit Date, including the Closing Date, are subject to the satisfaction, or waiver in accordance with Section 10.5, of the following conditions precedent:

(i) Administrative Agent shall have received a fully executed and delivered Funding Notice;

(ii) as of such Credit Date, the representations and warranties contained herein and in the other Transaction Documents shall be true and correct in all respects on and as of that Credit Date to the same extent as though made on and as of that date, except to the extent such representations and warranties specifically relate to an earlier date, in which case such representations and warranties shall have been true and correct in all respects on and as of such earlier date; and

(iii) as of such Credit Date, no event shall have occurred and be continuing or would result from the consummation of the applicable Credit Extension that would constitute an Event of Default or a Default.

Any Agent or Required Lenders shall be entitled, but not obligated to, request and receive, prior to the making of any Credit Extension, additional information reasonably satisfactory to the requesting party confirming the satisfaction of any of the foregoing if, in the good faith judgment of such Agent or Required Lender such request is warranted under the circumstances.

(b) Funding Notices. Any Funding Notice shall be executed by an Authorized Officer in a writing delivered to Administrative Agent. In lieu of delivering a Funding Notice, Company may give Administrative Agent telephonic notice by the required time of any proposed borrowing, conversion/continuation; provided each such notice shall be promptly confirmed in writing by delivery of the applicable Funding Notice to Administrative Agent on or before the applicable date of borrowing. Neither Administrative Agent nor any Lender shall incur any liability to Company in acting upon any telephonic notice referred to above that Administrative Agent believes in good faith to have been given by a duly authorized officer or other person authorized on behalf of Company or for otherwise acting in good faith.

SECTION 4 REPRESENTATIONS AND WARRANTIES

In order to induce Lenders to enter into this Agreement and to make each Credit Extension to be made thereby, each Credit Party represents and warrants to each Agent, Royalty Owner, Warrant Owner and each Lender, on the Closing Date (both immediately prior to and immediately after giving effect to the Closing Date Transactions) and on each Credit Date, that the following statements are true and correct:

4.1 No Default. No event has occurred and is continuing which constitutes a Default.

           4.2 Organization and Good Standing. Each Credit Party is duly organized, validly existing and in good standing under the Laws of its jurisdiction of organization, having all powers required to carry on its business and enter into and carry out the transactions contemplated hereby. Each Credit Party is duly qualified, in good standing, and authorized to do business in all other jurisdictions within the United States wherein the character of the properties owned or held by it or the nature of the business transacted by it makes such qualification necessary. No Credit Party owns or holds any properties or transacts any business in any jurisdiction outside the United States.

           4.3 Authorization. Each Credit Party has duly taken all action necessary to authorize the execution and delivery by it of the Transaction Documents to which it is a party and to authorize the consummation of the transactions contemplated thereby and the performance of its obligations thereunder. Company is duly authorized to borrow funds hereunder.

           4.4 No Conflicts or Consents. The execution and delivery by the various Credit Parties of the Transaction Documents to which each is a party, the performance by each of its obligations under such Transaction Documents, and the consummation of the transactions contemplated by the various Transaction Documents, do not and will not (a) conflict with any provision of (i) any Law, (ii) the Organizational Documents of any Credit Party, or (iii) any agreement, judgment, license, order or permit applicable to or binding upon any Credit Party, (b) result in the acceleration of any Indebtedness owed by any Credit Party, or (c) result in or require the creation of any Lien upon any assets or properties of any Credit Party except as expressly contemplated in the Transaction Documents. Except as expressly contemplated in the Transaction Documents no consent, approval, authorization or order of, and no notice to or filing with, any Governmental Authority or third party is required in connection with the execution, delivery or performance by any Credit Party of any Transaction Document or any Acquisition Document or to consummate any transactions contemplated hereby and thereby.

           4.5 Enforceable Obligations. This Agreement is, and the other Transaction Documents when duly executed and delivered will be, legal, valid and binding obligations of each Credit Party which is a party hereto or thereto, enforceable in accordance with their terms except as such enforcement may be limited by bankruptcy, insolvency or similar Laws of general application relating to the enforcement of creditors’ rights and by general principles of equity.

      4.6 Current Financial Statements. Company has heretofore delivered to each Lender true, correct and complete copies of the Current Financial Statements. The Current Financial Statements fairly present Company’s Consolidated financial position at the date thereof in all material respects. Since the date of the Current Financial Statements no Material Adverse Effect has occurred. The Current Financial Statements were prepared in accordance with GAAP.

           4.7 Other Obligations and Restrictions. As of the date hereof, no Credit Party has any outstanding Liabilities of any kind (including obligations under farm-in agreements, other obligations to make capital expenditures, contingent obligations, tax assessments, and unusual forward or long-term commitments) which is, in the aggregate, material to Company or material with respect to Company’s Consolidated financial condition and not shown in the Current Financial Statements or disclosed in Schedule 4.7. All obligations of any Credit Party to make capital expenditures to drill or otherwise develop any oil, gas or mineral properties are specified in Schedule 4.7 (by well or project, describing the dollar amount of each such obligation) or in the APOD. Except as shown in the Current Financial Statements or disclosed in Schedule 4.7, no Credit Party is subject to or restricted by any franchise, contract, deed, charter restriction, or other instrument or restriction which is materially likely to cause a Material Adverse Effect.

           4.8 Full Disclosure. As of the date of delivery, no certificate, statement or other information delivered herewith or heretofore by any Credit Party to any Lender in connection with the negotiation of this Agreement or in connection with any transaction contemplated hereby contains any untrue statement of a material fact or omits to state any material fact known to any Credit Party (other than industry-wide risks normally associated with the types of businesses conducted by the Credit Parties) necessary to make the statements contained herein or therein not misleading as of the date made or deemed made. There is no fact known to any Credit Party (other than industry-wide risks normally associated with the types of businesses conducted by the Credit Parties) that has not been disclosed to each Lender in writing which is materially likely to cause a Material Adverse Effect. There are no statements or conclusions in any Engineering Report which are based upon or include misleading information or fail to take into account material information regarding the matters reported therein, it being understood that each Engineering Report is necessarily based upon professional opinions, estimates and projections and that Company does not warrant that such opinions, estimates and projections will ultimately prove to have been accurate. Company has heretofore delivered to each Lender true, correct and complete copies of the Initial Engineering Report.

           4.9 Litigation. Except as disclosed in the Current Financial Statements or in Schedule 4.9: (a) there are no actions, suits or legal, equitable, arbitrative or administrative proceedings pending, or to the knowledge of any Credit Party threatened, against any Credit Party before any Governmental Authority (i) which could cause a Material Adverse Effect or (ii) purport to affect or pertain to this Agreement or any other Transaction Document, or any of the transactions contemplated hereby or purport to affect or pertain to the Acquisition or any Acquisition Document, and (b) there are no outstanding judgments, injunctions, writs, rulings or orders by any such Governmental Authority against any Credit Party or any Credit party’s partners, directors or officers which could cause a Material Adverse Effect.

           4.10 Labor Disputes and Acts of God. Except as disclosed in Schedule 4.10, neither the business nor the properties of any Credit Party has been affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought; storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance), which could cause a Material Adverse Effect.

           4.11 ERISA Plans and Liabilities. All currently existing ERISA Plans are listed in Schedule 4.11. Except as disclosed in the Current Financial Statements or in Schedule 4.11, no Termination Event has occurred or is reasonably expected to occur with respect to any ERISA Plan and all ERISA Affiliates are in compliance with ERISA and other applicable Laws in all material respects. No ERISA Affiliate is required to contribute to, or has any other absolute or contingent liability in respect of, any “multiemployer plan” as defined in Section 4001 of ERISA. Except as set forth in Schedule 4.11: (a) no “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, and (b) the current value of each ERISA Plan’s benefits does not exceed the current value of such ERISA Plan’s assets available for the payment of such benefits by more than $500,000.

           4.12 Environmental and Other Laws. Except as disclosed in Schedule 4.12: (a) Credit Parties are conducting their businesses in material compliance with all applicable Laws, including Environmental Laws, and have and are in compliance with all licenses and permits required under any such Laws; (b) none of the operations or properties of any Credit Party is the subject of federal, state or local investigation evaluating whether any material remedial action is needed to respond to a release of any Hazardous Materials into the environment or to the improper storage or disposal (including storage or disposal at offsite locations) of any Hazardous Materials; (c) no Credit Party (and to the best knowledge of Company, no other Person) has filed any notice under any Law indicating that any Credit Party is responsible for the improper release into the environment, or the improper storage or disposal, of any material amount of any Hazardous Materials or that any Hazardous Materials have been improperly released, or are improperly stored or disposed of, upon any property of any Credit Party; (d) no Credit Party has transported or arranged for the transportation of any Hazardous Material to any location which is (i) listed on the National Priorities List under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, listed for possible inclusion on such National Priorities List by the Environmental Protection Agency in its Comprehensive Environmental Response, Compensation and Liability Information System List, or listed on any similar state list or (ii) the subject of federal, state or local enforcement actions or other investigations which may lead to claims against any Credit Party for clean-up costs, remedial work, damages to natural resources or for personal injury claims (whether under Environmental Laws or otherwise); and (e) no Credit Party otherwise has any known material contingent liability under any Environmental Laws or in connection with the release into the environment, or the storage or disposal, of any Hazardous Materials. Each Credit Party undertook, at the time of its acquisition of each of its material properties, all appropriate inquiry into the previous ownership and uses of the Property and any potential environmental liabilities associated therewith. Each Credit Party’s liability for future plugging and abandonment costs is properly reflected in the Current Financial Statements or in the most recently delivered financial statements pursuant to Section 5.2(b).

           4.13 Names and Places of Business. No Credit Party has, during the preceding five years, had, been known by, or used any other trade or fictitious name, except as disclosed in Schedule 4.13. Except as otherwise indicated in Schedule 4.13, the chief executive office and principal place of business of each Credit Party are (and for the preceding five years have been) located at the address of Company set out in Appendix B. Except as indicated in Schedule 4.13, no Credit Party has any other office or place of business. Company has obtained from the Assignors a complete list of all prior names and places of organization or residence during the preceding five years.

           4.14 Subsidiaries. Schedule 4.14 correctly sets forth the ownership interest of Company and each of its Subsidiaries in their respective Subsidiaries as of the Closing Date both before and after giving effect to the transactions contemplated herein. Company owns, directly or indirectly, the Capital Stock in each of its Subsidiaries which is indicated in Schedule 4.14 and Company has no other Subsidiary or owns no other Capital Stock in any corporation or other Person. Except as set forth in Schedule 4.14, there is no existing option, warrant, call, right, commitment or other agreement to which Company or any of its Subsidiaries is a party requiring, and there is no Capital Stock of Company or any of its Subsidiaries outstanding which upon conversion or exchange would require, the issuance by Company or any of its Subsidiaries of any other Capital Stock of Company or any of its Subsidiaries or other Securities convertible into, exchangeable for or evidencing the right to subscribe for or purchase, any Capital Stock of Company or any of its Subsidiaries.

           4.15 Licenses. Each Credit Party possesses all licenses, permits, franchises, patents, copyrights, trademarks and trade names, and other intellectual property (or otherwise possesses the right to use such intellectual property without violation of the rights of any other Person) which are necessary to carry out its business as presently conducted and as presently proposed to be conducted hereafter, and no Credit Party is in violation in any material respect of the terms under which it possesses such intellectual property or the right to use such intellectual property.

           4.16 Government Regulation. Neither Company nor any other Credit Party owing Obligations is subject to regulation under the Federal Power Act, the Investment Company Act of 1940 (as any of the preceding acts have been amended) or any other Law which regulates the incurring by such Person of Indebtedness, including Laws relating to common contract carriers or the sale of electricity, gas, steam, water or other public utility services.

           4.17 Solvency. Upon giving effect to the issuance of the Notes and the making of the Loans, the execution of this Agreement, the other Transaction Documents, and the Acquisition Documents by Company and each applicable Credit Party and the consummation of the transactions contemplated hereby and thereby, Company and each other Credit Party (other than Foothills Oklahoma) will be Solvent.

           4.18 Taxes. Each Credit Party has filed all United States Federal income tax returns and all other material tax returns that are required to be filed by it and have paid all taxes due pursuant to such returns or pursuant to any assessment received by any Credit Party and all other penalties or charges, other than those being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP. The charges, accruals and revenues on the books of each Credit Party in respect of taxes and other governmental charges are, in the opinion of Company, adequate. No Credit Party has not given or been requested to give a waiver of the statute of limitations relating to the payment of any federal or other taxes, except as listed in Schedule 4.18.

           4.19 Projections. On and as of the Closing Date, the Projections of Company and its Subsidiaries for the period Fiscal Year 2006 through and including Fiscal Year 2014 (the “Projections”) are based on good faith estimates and assumptions made by the management of Company; provided, the Projections are not to be viewed as facts and that actual results during the period or periods covered by the Projections may differ from such Projections and that the differences may be material; provided further, as of the Closing Date, management of Company believed that the Projections were reasonable and attainable.

           4.20 No Distributions. Since December 31, 2005, neither Company nor any of its Subsidiaries has directly or indirectly declared, ordered, paid or made, or set apart any sum or property for, any Distribution or agreed to do so except as permitted pursuant to Section 6.6 or as disclosed in Schedule 4.20 attached hereto.

           4.21 Title to Properties. Each of Company and its Subsidiaries has (i) good and defensible title to (in the case of fee interests in real property and leasehold interests in Oil and Gas Properties), (ii) valid leasehold interests in (in the case of leasehold interests in other real or personal property), and (iii) good title to (in the case of all other personal property), all of their respective properties and assets purported to be subject to the Mortgages and in the most recent financial statements delivered pursuant to Section 5.2, in each case except for assets disposed of since the date of such financial statements in the ordinary course of business or as otherwise permitted under Section 6.5. Except as permitted by this Agreement, all such properties and assets are free and clear of Liens. The ORRI will be conveyed to Royalty Owner by Company, free and clear of any Lien. No Credit Party has granted control over any Deposit Accounts to any Person, other than pursuant to the Revolving Credit Agreement or the First Lien Hedging Contracts, Administrative Agent and the bank with which any Deposit Account is maintained. No Credit Party has any “securities accounts” as defined and described in the UCC.

           4.22 No Defaults. Neither Company nor any of its Subsidiaries is in default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any of its Contractual Obligations, and no condition exists which, with the giving of notice or the lapse of time or both, could constitute such a default, except where the consequences, direct or indirect, of such default or defaults, if any, could not reasonably be expected to have a Material Adverse Effect. Schedule 4.22 contains a true, correct and complete list of all the Material Contracts (other than oil and gas leases) in effect on the Closing Date, and except as described thereon, all such Material Contracts (other than oil and gas leases) are in full force and effect and no defaults currently exist thereunder.

           4.23 Margin Stock. Neither Company nor any of its Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any Margin Stock. No part of the proceeds of the Loans made to such Credit Party will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or for any purpose that violates, or is inconsistent with, the provisions of Regulation T, U or X of such Board of Governors.

           4.24 Certain Fees. No broker’s or finder’s fee or commission will be payable with respect hereto or any of the actions contemplated hereby, other than the fees identified in Schedule 4.24 attached hereto.

           4.25 Leases and Contracts; Performance of Obligations. The leases, deeds, and other agreements forming a part of the Oil and Gas Properties of the Credit Parties to which Proved Reserves are attributed in the Initial Engineering Report and each subsequent Engineering Report are in full force and effect. All rents, royalties and other payments due and payable under such leases, deeds, and other agreements have been properly and timely paid other than to the extent such could not reasonably be expected to cause the loss or forfeiture of any such Proved Reserves. No Credit Party is in default with respect to its obligations (and no Credit Party is aware of any default by any third party with respect to such third party’s obligations) under any such leases, deeds, and other agreements, or under any Permitted Liens, or otherwise attendant to the ownership or operation of any part of the Oil and Gas Properties, where such default could adversely affect the ownership or operation of any Oil and Gas Properties to which any such Proved Reserves are attributed. No Credit Party is currently accounting for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Credit Party than proceeds received by such Credit Party (calculated at the well) from sale of production, and no Credit Party has any liability (or alleged liability) to account for the same on any such less favorable basis.

           4.26  Marketing Arrangements. Except as set forth in Schedule 4.26, no Oil and Gas Property is subject to any contractual or other arrangement (i) whereby payment for production is or can be deferred for a substantial period after the month in which such production is delivered (in the case of oil, not in excess of 60 days, and in the case of gas, not in excess of 90 days) or (ii) whereby payments are made to a Credit Party other than by checks, drafts, wire transfer advises or other similar writings, instruments or communications for the immediate payment of money. Except for production sales contracts, processing agreements, transportation agreements and other agreements relating to the marketing of production that are listed in Schedule 4.26 in connection with the Oil and Gas Properties to which such contract or agreement relates: (i) no Oil and Gas Property is subject to any contractual or other arrangement for the sale, processing or transportation of production (or otherwise related to the marketing of production) which cannot be canceled on 120 days’ (or less) notice and (ii) all contractual or other arrangements for the sale, processing or transportation of production (or otherwise related to the marketing of production) are bona fide arm’s length transactions made on the best terms reasonably available with third parties not affiliated with Credit Parties. Each Credit Party is presently receiving a price for all production from (or attributable to) each Oil and Gas Property covered by a production sales contract or marketing contract listed in Schedule 4.26 that is computed in accordance with the terms of such contract, and no Credit Party is having deliveries of production from such Oil and Gas Property curtailed by any purchaser or transporter of production substantially below such property’s delivery capacity, except for curtailments caused (a) by an act or event of force majeure not reasonably within the control of and not caused by the fault or negligence of a Credit Party and which by the exercise of reasonable diligence such Credit Party is unable to prevent or overcome, and (b) by routine maintenance requirements in the ordinary course of business.

           4.27 Right to Receive Payment for Future Production. Except as set forth in Schedule 4.27, no Credit Party, nor any Credit Party’s predecessors in title, has received prepayments (including payments for gas not taken pursuant to “take or pay” or other similar arrangements) for any oil, gas or other hydrocarbons produced or to be produced from any Oil and Gas Properties after the date hereof. Except as set forth in Schedule 4.27, no Oil and Gas Property is subject to any “take or pay”, gas imbalances or other similar arrangement (i) which can be satisfied in whole or in part by the production or transportation of gas from other properties or (ii) as a result of which production from any Oil and Gas Property may be required to be delivered to one or more third parties without payment (or without full payment) therefor as a result of payments made, or other actions taken, with respect to other properties. Except as set forth in Schedule 4.27, there is no Oil and Gas Property with respect to which any Credit Party, or any Credit Party’s predecessors in title, has, prior to the date hereof, taken more (“overproduced”), or less (“underproduced”), gas from the lands covered thereby (or pooled or unitized therewith) than its ownership interest in such Oil and Gas Property would entitle it to take; and Schedule 4.27 accurately reflects, for each well or unit with respect to which such an imbalance is shown thereon to exist, (i) whether such Credit Party is overproduced or underproduced and (ii) the volumes (in cubic feet or British thermal units) of such overproduction or underproduction and the effective date of such information. No Oil and Gas Property is subject at the present time to any regulatory refund obligation and, to the best of Credit Party’s knowledge, no facts exist which might cause the same to be imposed.

           4.28 Operation of Oil and Gas Properties. The Oil and Gas Properties (and all properties unitized therewith) are being (and, to the extent the same could adversely affect the ownership or operation of the Oil and Gas Properties after the date hereof, have in the past been) maintained, operated and developed in a good and workmanlike manner, in accordance with prudent industry standards and in conformity with all applicable Laws and in conformity with all oil, gas or other mineral leases and other contracts and agreements forming a part of the Oil and Gas Property and in conformity with the Permitted Liens. No Oil and Gas Property is subject to having allowable production after the date hereof reduced below the full and regular allowable (including the maximum permissible tolerance) because of any overproduction (whether or not the same was permissible at the time) prior to the date hereof and none of the wells located on the Oil and Gas Properties (or properties unitized therewith) are or will be deviated from the vertical more than the maximum permitted by applicable laws, regulations, rules and orders, and such wells are bottomed under and producing from, with the well bores wholly within, the Oil and Gas Properties (or, in the case of wells located on properties unitized therewith, such unitized properties). Each Credit Party has all governmental licenses and permits necessary or appropriate to own and operate its Oil and Gas Property, and no Credit Party has received notice of any violations in respect of any such licenses or permits.

           4.29 Ad Valorem and Severance Taxes; Litigation. Each Credit Party has paid and discharged all ad valorem taxes assessed against its Oil and Gas Property or any part thereof and all production, severance and other taxes assessed against, or measured by, the production or the value, or proceeds, of the production therefrom. There are no suits, actions, claims, investigations, inquiries, proceedings or demands pending (or, to any Credit Party’s knowledge, threatened) which might affect the Oil and Gas Property, including any which challenge or otherwise pertain to any Credit Party’s title to any Oil and Gas Property or rights to produce and sell oil and gas therefrom.

           4.30 Acquisition Closing. After giving effect to each of the transactions under the Acquisition Documents, all representations and warranties made by any Credit Party in any Transaction Document will be true and correct in all respects on and as of the date of consummation of such transactions.

SECTION 5 AFFIRMATIVE COVENANTS

Each Credit Party covenants and agrees that so long as any Commitment is in effect and until payment in full of all Obligations hereunder and under any Security Documents, each Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 5.

           5.1 Payment and Performance. Company will pay all amounts due under the Transaction Documents in accordance with the terms thereof and will observe, perform and comply with every covenant, term and condition expressed in the Transaction Documents. Company will cause each other Credit Party to observe, perform and comply with every such term, covenant and condition in any Transaction Document.

           5.2 Books, Financial Statements and Reports. Company, acting through or on behalf of the Credit Parties, will at all times maintain full and accurate books of account and records and a standard system of accounting, will maintain its Fiscal Year, and will furnish the following statements and reports to each Lender at Company’s expense:

(a) As soon as available, and in any event within one-hundred twenty (120) days after the end of each Fiscal Year, complete Consolidated financial statements of Company together with all notes thereto, prepared in reasonable detail in accordance with GAAP, together with an unqualified opinion, based on an audit using generally accepted auditing standards, by independent certified public accountants selected by Company and acceptable to Required Lenders, stating that such Consolidated financial statements have been so prepared. These financial statements shall contain a Consolidated balance sheet as of the end of such Fiscal Year and Consolidated statements of earnings, of cash flows, and of changes in owners’ equity for such Fiscal Year, each setting forth in comparative form the corresponding figures for the preceding Fiscal Year. In addition, within one-hundred twenty (120) days after the end of each Fiscal Year, Company will furnish a report signed by such accountants (i) containing calculations showing compliance (or non-compliance) at the end of such Fiscal Year with the requirements of Sections 6.10-6.12, inclusive, and Section 6.19, and (ii) further stating that in making their examination and reporting on the Consolidated financial statements described above they did not conclude that any Default existed at the end of such Fiscal Year or at the time of their report, or, if they did conclude that a Default existed, specifying its nature and period of existence.

(b) As soon as available, and in any event within sixty (60) days after the end of each Fiscal Quarter, Company’s Consolidated balance sheet as of the end of such Fiscal Quarter and Consolidated statements of earnings and cash flows for the period from the beginning of the then current Fiscal Year to the end of such Fiscal Quarter, all in reasonable detail and prepared in accordance with GAAP, subject to changes resulting from normal year-end adjustments. In addition, Company will, together with each such set of financial statements and each set of financial statements furnished under subsection (b) of this section, furnish a Compliance Certificate signed by the chief financial officer of Company stating that such financial statements are accurate and complete (subject to normal year-end adjustments), stating that he has reviewed the Transaction Documents, containing calculations showing compliance (or non-compliance) at the end of such Fiscal Quarter with the requirements of Sections 6.10-6.12, inclusive, and Section 6.19, and stating that no Default exists at the end of such Fiscal Quarter or at the time of such certificate or specifying the nature and period of existence of any such Default.

(c) Promptly upon their becoming available, copies of all financial statements, reports, notices and proxy statements sent by any Credit Party to its stockholders and all registration statements, periodic reports and other statements and schedules filed by any Credit Party with any securities exchange, the Securities and Exchange Commission or any similar governmental authority.

(d) If, as a result of any change in accounting principles and policies from those used in the preparation of Company’s audited Consolidated financial statements as of December 31, 2006, the Consolidated financial statements of Company and its Subsidiaries delivered pursuant to Section 5.2(a) or 5.2(b) will differ in any material respect from the Consolidated financial statements that would have been delivered pursuant to such subsections had no such change in accounting principles and policies been made, then, together with the first delivery of such financial statements after such change, one or more statements of reconciliation for such changes in form and substance satisfactory to Administrative Agent.

(e) By February 1 and August 1 of each year, beginning February 1, 2006, an Engineering Report prepared as of the preceding January 1 or July 1, respectively, concerning the Properties. Each Engineering Report prepared as of any January 1 must be prepared or audited by Cawley, Gillespie & Associates, Inc. or other independent petroleum engineers chosen by Company and acceptable to Required Lenders; each Engineering Report prepared as of any July 1 may, at Company’s option, be prepared by Company’s in-house engineering staff or prepared or audited by such independent petroleum engineers. In addition,  Administrative Agent or Required Lenders may (at their expense so long as no Default or Event of Default then exists) request additional Engineering Reports from time to time prepared by such independent petroleum engineers. Each Engineering Report shall distinguish (or shall be delivered together with a certificate from an appropriate officer of Company which distinguishes) those Properties treated in the report which are Eligible Mortgaged Properties from those properties treated in the report which are not Eligible Mortgaged Properties.

(f) Within sixty (60) days after the end of each calendar month, a monthly production report in the form of Exhibit J in detail acceptable to Required Lenders with respect to the Properties during such month.

(g) As soon as available, and in any event within forty-five (45) days after the end of each Fiscal Quarter, a report (i) describing aggregate volume of production and sales attributable to production during such Fiscal Quarter from the Properties and describing the related severance taxes, leasehold operating expenses and capital costs attributable thereto and incurred during such Fiscal Quarter and (ii) describing any Properties acquired during such Fiscal Quarter that are leased by an Indian tribe, the Bureau of Indian Affairs, or the U.S. Bureau of Land Management to a Credit Party.

(h) As soon as available, and in any event within thirty (30) days after the end of each Fiscal Year, Company shall deliver to Administrative Agent an environmental compliance certificate signed by the president or chief executive officer of Company in the form attached hereto as Exhibit C-2.

(i) Concurrently with the annual renewal of Company’s insurance policies, Company shall, if requested by Administrative Agent in writing, cause a certificate or report to be issued by Administrative Agent’s professional insurance consultants or other insurance consultants reasonably satisfactory to Administrative Agent certifying that Company’s insurance for the next succeeding year after such renewal (or for such longer period for which such insurance is in effect) complies with the provisions of this Agreement and the Security Documents.

(j) By November 1 of each year, a proposed business plan for Company and its Consolidated Subsidiaries, including proposed budgets and plans of development of oil and gas properties, in form and detail reasonably satisfactory to Required Lenders for the next succeeding year.

(k) As soon as practicable and in any event by the last day of each Fiscal Year, a report in form and substance satisfactory to Administrative Agent outlining all material insurance coverage maintained as of the date of such report by Company and its Subsidiaries and all material insurance coverage planned to be maintained by Company and its Subsidiaries in the immediately succeeding Fiscal Year.

(l) With reasonable promptness, written notice of any change in the board of directors (or similar governing body) of Company.

(m) Promptly, and in any event within five (5) Business Days (i) after any Material Contract of Company or any of its Subsidiaries is terminated or amended in a manner that is materially adverse to Company or such Subsidiary, as the case may be, or (ii) any new Material Contract is entered into, a written statement describing such event, with copies of such material amendments or new contracts, delivered to Administrative Agent (to the extent such delivery is permitted by the terms of any such Material Contract, provided, no such prohibition on delivery shall be effective if it were bargained for by Company or its applicable Subsidiary with the intent of avoiding compliance with this Section 5.2(m)), and an explanation of any actions being taken with respect thereto.

(n) Promptly upon receipt thereof, all demands or material notices in connection with the Revolving Indebtedness either received by Company or on its behalf.

(o) Promptly after the furnishing thereof, copies of any statement, report or notice furnished to any Person pursuant to Revolving Credit Agreement and not otherwise required to be furnished to Administrative Agent or Lenders pursuant to any other provision of the Transaction Documents.

5.3 Other Information and Inspections. Each Credit Party will furnish to each Lender any information which Administrative Agent may from time to time reasonably request in writing concerning any covenant, provision or condition of the Transaction Documents or any matter in connection with the Credit Parties’ businesses and operations. Each Credit Party will permit representatives appointed by Administrative Agent (including independent accountants, auditors, agents, attorneys, appraisers and any other Persons) to visit and inspect during normal business hours any of such Credit Party’s property, including its books of account, other books and records, and any facilities or other business assets, and to make extra copies therefrom and photocopies and photographs thereof, and to write down and record any information such representatives obtain, and each Credit Party shall permit Administrative Agent or its representatives to investigate and verify the accuracy of the information furnished to Administrative Agent or any Lender in connection with the Transaction Documents and to discuss all such matters with its officers, employees and representatives.

5.4 Notice of Material Events and Change of Name Company will promptly and in any event within five days notify each Lender in writing, stating that such notice is being given pursuant to this Agreement, of:

(a) the occurrence of any Material Adverse Effect,

(b) the occurrence of any Default,

(c) the acceleration of the maturity of any Indebtedness owed by any Credit Party or of any default by any Credit Party under any indenture, mortgage, agreement, contract or other instrument to which any of them is a party or by which any of them or any of their properties is bound, if such acceleration or default could cause Material Adverse Effect,

(d) the occurrence of any Termination Event,

(e) any claim of $500,000 or more, any notice of potential liability under any Environmental Laws which might exceed such amount, or any other material adverse claim asserted against any Credit Party or with respect to any Credit Party’s properties,

(f) the filing of any suit or proceeding against any Credit Party in which an adverse decision could cause a Material Adverse Effect,

(g) the damage or destruction of any material part of the Collateral, and

(h) the occurrence of any “default” or “event of default” under the Revolving Credit Agreement.

Upon the occurrence of any of the foregoing the Credit Parties will take all necessary or appropriate steps to remedy promptly any such Material Adverse Effect, Default, acceleration, default or Termination Event, to protect against any such adverse claim, to defend any such suit or proceeding, and to resolve all controversies on account of any of the foregoing. Company will also furnish to Administrative Agent prompt written notice of any change (i) in any Credit Party’s name, (ii) in any Credit Party’s identity or company structure or (iii) in any Credit Party’s Federal Taxpayer Identification Number. Company agrees not to effect or permit any change referred to in the preceding sentence unless all filings have been made under the Uniform Commercial Code or otherwise that are required in order for Administrative Agent to continue at all times following such change to have a valid, legal and perfected security interest in all the Collateral and for the Collateral at all times following such change to have a valid, legal and perfected security interest as contemplated in the Security Documents. Company also agrees promptly to notify Administrative Agent if any material portion of the Collateral is damaged or destroyed.

5.5 Maintenance of Properties and Professional Staff. Except as expressly permitted by Section 6.5, each Credit Party will maintain, preserve, protect, and keep all Collateral and all other property used or useful in the conduct of its business in good condition and in compliance with all applicable Laws, and will from time to time make all repairs, renewals and replacements needed to enable the business and operations carried on in connection therewith to be conducted at all times consistent with prudent industry practices. Company will engage (and provide appropriate compensation and incentives to retain) all engineering and professional staff needed to prudently execute the Approved Plan of Development and in order to continue its business as an upstream oil and gas exploration and production company.

5.6 Maintenance of Existence and Qualifications. Except as expressly permitted by Section 6.4, each Credit Party will maintain and preserve its existence and its rights and franchises in full force and effect and will qualify to do business in all states or jurisdictions (a) where Collateral is located and (b) where required by applicable Law, except where the failure so to qualify will not cause a Material Adverse Effect.

5.7 Payment of Taxes, etc. Each Credit Party will (a) timely file all required tax returns; (b) timely pay all taxes, assessments, and other governmental charges or levies imposed upon it or upon its income, profits or property, except to the extent such taxes, assessments or other governmental charges or levies are being contested in good faith by appropriate proceedings for which adequate reserves have been established in accordance with GAAP; (c) within 90 days past the original invoice or billing date thereof, or, if earlier, when due in accordance with its terms, pay and discharge all Liabilities owed by it on ordinary trade terms to vendors, suppliers and other Persons providing goods and services used by it in the ordinary course of its business; (d) pay and discharge when due all other Liabilities now or hereafter owed by it; and (e) maintain appropriate accruals and reserves for all of the foregoing in accordance with GAAP. Each Credit Party may, however, delay paying or discharging any of the foregoing so long as it is in good faith contesting the validity thereof by appropriate proceedings and has set aside on its books adequate reserves therefor. No Credit Party will, nor will it permit any of its Subsidiaries to, file or consent to the filing of any consolidated income tax return with any Person (other than Company or any of its Subsidiaries).

5.8 Bonding and Insurance. The Credit Parties will maintain all bonds and letters of credit in lieu of bonds which they are required to maintain (by law, lease terms, or consistent with prudent industry practices) in order to carry out development and production operations on the Properties. With respect to the Collateral, the Credit Parties will maintain, with financially sound and reputable insurance companies, insurance, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business operating in the same or similar locations. Each Credit Party shall at all times maintain adequate insurance against its liability for injury to persons or property, in such amounts and against such risks as are customarily maintained by companies engaged in the same or similar business operating in the same or similar locations. Each Credit Party shall be insured by insurers with a financial strength rating of A or better by AM Best, Standard & Poor’s or an equivalent recognized rating agency. With regard to any applicable insurance policies obtained by any Credit Party, the loss payable clauses or provisions in said insurance policy or policies insuring any of the Collateral shall be endorsed in favor of and made payable to Administrative Agent (on behalf of Lenders) as its interests may appear and such policies shall name Administrative Agent as an “additional insured” and provide that the insurer will endeavor to give at least 30 days prior notice of any cancellation to Administrative Agent. (To the extent that the Mortgages or any other Security Document contains other additional requirements for such endorsement, each Credit Party shall also comply with such additional requirements.) Company shall make a payment in respect of the Loans, without premium or penalty, in an aggregate amount equal to the gross proceeds received by any Credit Party relating to insurance in respect of casualty to property (which payment shall be made immediately upon receipt thereof and for purposes of this Section only, the minimum prepayment amount specified in Section 2.12 shall not apply), except to the extent that Required Lenders consent in writing to the applicable Credit Party applying such proceeds to the repair or replacement of such property. Notwithstanding the foregoing provisions of this Section 5.8, all insurance carried pursuant to this Section shall provide for the following minimum coverages:

(a) The Credit Parties shall maintain or cause to be maintained All Risk Property and Boiler & Machinery insurance, covering physical loss or damage to the Collateral. Such insurance shall cover all property of the Collateral. Coverage shall be written on a replacement cost basis and in amount acceptable to Administrative Agent, but in no event less than the replacement cost of the Collateral. The policy may be subject to deductibles not to exceed $500,000 per occurrence.

(b) The Credit Parties shall maintain or cause to be maintained comprehensive (or commercial) general liability insurance written on an occurrence basis and with a combined single limit of not less than $1,000,000. Administrative Agent shall be named an additional insured on such policy.

(c) The Credit Parties shall maintain (i) Workers’ Compensation insurance with statutory limits and (ii) Employers Liability with limits of not less than $1,000,000 including occupational disease coverage.

(d) The Credit Parties shall maintain comprehensive or business automobile liability insurance for owned (if any), non-owned and hired vehicles with combined single limits of not less than $1,000,000.

(e) The Credit Parties shall maintain insurance covering (i) control of well, and (ii) redrilling/extra expense, with a minimum limit of $10,000,000 per occurrence. Coverage shall include costs for making wells safe; underground control of wells, extended re-drilling and restoration costs and care, custody or control, and, in addition to covering wells being drilled and completed, shall also cover all existing producing wells. A maximum deductible of $200,000 per occurrence shall be allowed.

The Credit Parties shall maintain or cause to be maintained excess (or umbrella) liability insurance written on an occurrence basis providing coverage in excess of the limits set forth in subparagraphs (b), (c) (ii), (d) and (e) above. The limits of the insurance set forth in subparagraphs (b), (c) (ii), (d) and (e) above and such excess or umbrella coverage, when combined, shall not be less than $25,000,000. Administrative Agent shall be named an additional insured on such policy.

5.9 Performance on Company’s Behalf. If any Credit Party fails to pay any taxes, insurance premiums, expenses, attorneys’ fees or other amounts it is required to pay under any Transaction Document, Administrative Agent may pay the same; provided that so long as no Default or Event of Default has occurred and is continuing, Administrative Agent shall provide such Credit Party with at least five (5) Business Days prior notice of its intent to make any such payment. Company shall immediately reimburse Administrative Agent for any such payments and each amount paid by Administrative Agent shall constitute an Obligation owed hereunder which is due and payable on the date such amount is paid by Administrative Agent.

5.10 Interest. Company hereby promises to each Agent and Lender to pay interest at the Post-Default Rate on all Obligations (including Obligations to pay fees or to reimburse or indemnify any Agent or Lender) which Company has in this Agreement promised to pay to such Agent or Lender and which are not paid when due. Such interest shall accrue from the date such Obligations become due until they are paid.

5.11 Compliance with Agreements and Law. Each Credit Party will perform all material obligations it is required to perform under the terms of each indenture, mortgage, deed of trust, security agreement, lease, franchise, agreement, contract or other instrument or obligation to which it is a party or by which it or any of its properties is bound. Each Credit Party will conduct its business and affairs in compliance with all Laws applicable thereto.

5.12 Environmental Matters: Environmental Reviews.

(a) Each Credit Party will comply in all material respects with all Environmental Laws now or hereafter applicable to such Credit Party and shall obtain, at or prior to, the time required by applicable Environmental Laws, all environmental, health and safety permits, licenses and other authorizations necessary for its operations and will maintain such authorizations in full force and effect. Each Credit Party shall promptly take any and all actions necessary to (i) cure any material violation of applicable Environmental Laws by such Credit Party or its Subsidiaries, and (ii) make an appropriate response to any Environmental Claim against such Credit Party or any of its Subsidiaries and discharge any material obligations it may have to any Person thereunder.

(b) Company will promptly furnish to Administrative Agent all written notices of violation, orders, claims, citations, complaints, penalty assessments, suits or other proceedings received by Company or any of its Subsidiaries, or of which it has notice, pending or threatened against Company, by any Governmental Authority with respect to any alleged material violation of or material non-compliance with any Environmental Laws or any permits, licenses or authorizations in connection with its ownership or use of its properties or the operation of its business. Company will promptly furnish to Administrative Agent copies of all environmental audits and reports with respect to material environmental matters at any property of Company or any of its Subsidiaries or which relate to any material environmental liabilities of Company or its Subsidiaries.

(c) Company will promptly furnish to Administrative Agent all requests for information, notices of claim, demand letters, and other notifications, received by Company or any of its Subsidiaries in connection with its ownership or use of its properties or the conduct of its business, relating to potential responsibility with respect to any investigation or clean-up of Hazardous Material at any location.

(d) Company will promptly furnish to Administrative Agent written notice describing in reasonable detail (1) any proposed acquisition of stock, assets, or property by Company or any of its Subsidiaries that could reasonably be expected to (A) expose Company or any of its Subsidiaries to, or result in, material Environmental Claims or (B) affect the ability of Company or any of its Subsidiaries to maintain in full force and effect all material Governmental Authorizations required under any Environmental Laws for their respective operations and (2) any proposed action to be taken by Company or any of its Subsidiaries to modify current operations in a manner that could reasonably be expected to subject Company or any of its Subsidiaries to any additional material obligations or requirements under any Environmental Laws.

5.13 Evidence of Compliance. Each Credit Party will furnish to each Lender at such Credit Party’s or Company’s expense all evidence which Administrative Agent from time to time reasonably requests in writing as to the accuracy and validity of or compliance with all representations, warranties and covenants made by any Credit Party in the Transaction Documents, the satisfaction of all conditions contained therein, and all other matters pertaining thereto.

5.14 Agreement to Deliver Guaranty and Security Documents. Company agrees to have any Subsidiary of Company formed or acquired after the date hereof become a Guarantor by executing and delivering a Counterpart Agreement within 15 days of the formation or acquisition of such Subsidiary. In addition, Company agrees to deliver and to cause each other Credit Party to deliver, to further secure the Obligations whenever requested by Administrative Agent in its sole and absolute discretion, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting liens or security interests having Acceptable Priority in any real or personal property now owned or hereafter acquired by any Credit Party, subject to the Intercreditor Agreement. Furthermore, Company agrees to deliver and to cause each other Credit Party to deliver whenever requested by Administrative Agent in its sole and absolute discretion, an intercompany subordination agreement in form and substance satisfactory to Administrative Agent. Company also agrees to deliver, whenever requested by Administrative Agent in its sole and absolute discretion, and in any case before drilling any well on property not previously the subject of a delivered title opinion, favorable title opinions or updates of title opinions from legal counsel acceptable to Administrative Agent with respect to any Credit Party’s properties and interests designated by Administrative Agent, based upon abstract or record examinations to dates acceptable to Administrative Agent and (a) stating that such Credit Party has good and defensible title to such properties and interests, free and clear of all Liens other than Permitted Liens, (b) confirming that such properties and interests are subject to Security Documents securing the Obligations that constitute and create legal, valid and duly perfected deed of trust or mortgage liens having Acceptable Priority in such properties and interests and assignments of and security interests in the oil and gas attributable to such properties and interests and the proceeds thereof, and (c) covering such other matters as Administrative Agent may request. Company shall deliver duly executed control agreements from each institution holding any Credit Party’s Deposit Accounts pursuant to which such institution recognizes Administrative Agent’s Lien in such Deposit Accounts and, upon the occurrence and during the continuance of an Event of Default, agrees to transfer collected balances in all such Deposit Accounts to Administrative Agent pursuant to its instructions from time to time (subject, however, to the terms of the Intercreditor Agreement); provided that no such control agreement shall be required with respect to Deposit Accounts that are designated solely as (a) payroll funding accounts or (b) royalty or joint interest owner accounts.

5.15 Perfection and Protection of Security Interests and Liens. Company will from time to time deliver, and will cause each other Credit Party from time to time to deliver, to Administrative Agent any financing statements, continuation statements, extension agreements and other documents, properly completed and executed (and acknowledged when required) by the Credit Parties in form and substance satisfactory to Administrative Agent, which Administrative Agent requests for the purpose of (a) perfecting, confirming, or protecting any Liens or other rights in Collateral securing any Obligations and (b) maintaining compliance with all applicable Laws, including those of any applicable Indian tribe, the Bureau of Indian Affairs, and the U.S. Bureau of Land Management. Each Credit Party hereby authorizes Administrative Agent to file one or more financing or continuation statements, and amendments thereto, relative to all or any part of the Collateral describing the Collateral as “all assets” without the signature of any Credit Party.

5.16 Bank Accounts; Offset. To secure the repayment of the Obligations, each Credit Party hereby grants to each Lender a security interest, a lien, and a right of offset, each of which shall be in addition to all other interests, liens, and rights of any Lender at common Law, under the Transaction Documents, or otherwise, and each of which shall be upon and against (a) any and all moneys, securities or other property (and the proceeds therefrom) of such Credit Party now or hereafter held or received by or in transit to any Lender from or for the account of Company, whether for safekeeping, custody, pledge, transmission, collection or otherwise, (b) any and all deposit accounts and deposits (general or special, time or demand, provisional or final) therein of such Credit Party with any Lender, and (c) any other credits and claims of such Credit Party at any time existing against any Lender, including claims under certificates of deposit. At any time and from time to time after the occurrence of any Default, each Lender is hereby authorized to foreclose upon, or to offset against the Obligations then due and payable (in either case without notice to such Credit Party), any and all items hereinabove referred to. The remedies of foreclosure and offset are separate and cumulative, and either may be exercised independently of the other without regard to procedures or restrictions applicable to the other.

5.17 Production Proceeds. Notwithstanding that, by the terms of the various Security Documents, the Credit Parties are and will be assigning to Administrative Agent and Lenders all of the “Production Proceeds” (as defined therein) accruing to the property covered thereby, so long as no Event of Default has occurred the Credit Parties may continue to receive from the purchasers of production all such Production Proceeds, subject, however, to the Liens created under the Security Documents, which Liens are hereby affirmed and ratified. Upon the occurrence of a an Event of Default, Administrative Agent and Lenders may exercise all rights and remedies granted under the Security Documents, including the right to obtain possession of all Production Proceeds then held by the Credit Parties or to receive directly from the purchasers of production all other Production Proceeds. In no case shall any failure, whether proposed or inadvertent, by Administrative Agent or Lenders to collect directly any such Production Proceeds constitute in any way a waiver, remission or release of any of their rights under the Security Documents, nor shall any release of any Production Proceeds by Administrative Agent or Lenders to the Credit Parties constitute a waiver, remission, or release of any other Production Proceeds or of any rights of Administrative Agent or Lenders to collect other Production Proceeds thereafter.

5.18 Approved Plan of Development; Texas Project Area. Company will (a) timely develop the Properties, and make capital expenditures on the Properties, in accordance with the Approved Plan of Development, and (b) except to the extent regulatory approval has not yet been obtained, have each producing and injection well which is hereafter completed put into normal operation. All interests of any kind (including all interests or rights described in the definition of Oil and Gas Properties) in the Texas Project Area directly or indirectly owned or acquired by Affiliates of Foothills Texas shall be transferred to and owned by Foothills Texas and no Affiliate of Foothills Texas shall own or acquire any interest of any kind in the Texas Project Area (including any interests or rights described in the definition of Oil and Gas Properties).

5.19 Reviews. Company will meet with Administrative Agent from time to time as reasonably requested by Administrative Agent or Required Lenders (which, as of the Closing Date, is anticipated to be on a quarterly basis), at the offices of Administrative Agent or at such other location as Agent and Company may agree, to review all operational activities of Company with respect to the Eligible Mortgaged Properties and all financial reports of the Credit Parties since the date of the prior review. Each review shall be in scope reasonably satisfactory to Administrative Agent, but will include at a minimum, an update by Company on the development activities made pursuant to Company’s business plan, any requests by Company that changes be made to Company’s business plan, any cost or expense overruns or underruns, any mechanical problems incurred, and any differences in reserves or production estimates.

5.20 Hedging Contracts. Upon the substantial completion of the APOD (but in no event later than January 1, 2007), if, as of any date of determination, the PDP Collateral Coverage Ratio is less than 1.5 to 1.0 and upon Administrative Agent’s request, Company shall enter into additional Hedging Contracts in compliance with Section 6.3 such that, when combined with Company’s then existing Hedging Contracts, no less than 80% of Company’s aggregate Projected Oil and Gas Production through the Maturity Date (converting gas to oil at a ratio of six MMBtus of gas per barrel of oil) will be subject to Hedging Contracts with the purpose and effect of fixing prices on such production. The Credit Parties shall maintain in effect for their full term (and will not sell, assign, transfer or novate) the Hedging Contracts that are required as a condition to the initial closing hereunder pursuant to Section 3.1(e) or required under this Section 5.20 or to restrict Liens permitted under Section 6.2(a)(i); provided that the provisions of this sentence shall not be deemed to restrict assignments of Hedging Contracts permitted pursuant to Part 1(i)(ii)(5) of the ISDA Master Agreement described in clause (i) of the definition of First Lien Hedging Contract.

5.21 Non-Consolidation. Unless otherwise consented to by Administrative Agents or Required Lenders, Company will and will cause each of its Subsidiaries to: (a) maintain entity records and books of account separate from those of any other entity which is an Affiliate of such entity; (b) not commingle its funds or assets with those of any other entity which is an Affiliate of such entity; and (c) provide that its board of directors or other analogous governing body will hold all appropriate meetings to authorize and approve such entity’s actions, which meetings will be separate from those of other entities.

5.22 ORRI Conveyance. Until the Loans have been paid in full, each Credit Party will, as it acquires new Properties in the Texas Project Area (or earns new Properties in the Texas Project Area pursuant to farmout or exploration agreements), amend and supplement the Security Documents and the ORRI Conveyance to make such new Properties in the Texas Project Area subject thereto (or, alternatively, if requested by Royalty Owner, such Credit Party will deliver a new ORRI Conveyance conveying a net profits interest in and to such Properties in the form of, and upon the same terms as, the ORRI Conveyance executed and delivered to Royalty Owner on the Closing Date). Such Credit Party will deliver such amendment and supplement (or, if applicable, such separate ORRI Conveyance) to Royalty Owner (a) within ten (10) days after such Credit Party acquires or earns any Properties in the Texas Project Area, (b) prior to drilling any new well, and (c) within ten (10) days after delivery of each Engineering Report, with respect to any Properties in the Texas Project Area to which Proved Reserves are attributed but not properly covered by an ORRI Conveyance previously delivered to Royalty Owner. If (i) any Credit Party drills a well in the Texas Project Area to a formation that is deeper than those formations to which Proved Reserves or probable reserves are attributed in the Initial Engineering Report, (ii) such well is completed as a producing well at such deeper formation, and (iii) the drilling of such well is entirely funded with proceeds from the sale of the Company’s equity received on or after the Closing Date or from sources other than ANCF, then Royalty Owner will promptly reconvey the drilling unit with respect to such formation, and as any well is drilled on adjacent drilling units to the same formation and completed as a producing well, at such Credit Party’s request, Royalty Owner will similarly reconvey such adjacent drilling unit with respect to such formation.

5.23 Leases and Contracts; Performance of Obligations. Each Credit Party will maintain in full force and effect all oil, gas or mineral leases, contracts, servitudes and other agreements forming a part of any Oil and Gas Property, to the extent the same cover or otherwise relate to such Oil and Gas Property, and each Credit Party will timely perform all of its obligations thereunder. Each Credit Party will properly and timely pay all rents, royalties and other payments due and payable under any such leases, contracts, servitudes and other agreements, or under the Permitted Liens, or otherwise attendant to its ownership or operation of any Oil and Gas Property. Each Credit Party will promptly notify Administrative Agent of any claim (or any conclusion by such Credit Party) that such Credit Party is obligated to account for any royalties, or overriding royalties or other payments out of production, on a basis (other than delivery in kind) less favorable to such Credit Party than proceeds received by Credit Party (calculated at the well) from sale of production.

5.24 Representation to Continue to be True. Each Credit Party will carry out its sales of production, will operate the Oil and Gas Properties, and will otherwise deal with the Oil and Gas Properties and the production, to cause the representations and warranties in Sections 4.25 through 4.28 to remain true and correct at, and as of, all times that this Agreement is in effect (and not just at, and as of, the times such representations and warranties are made).

5.25 Non-Voting Representative. Administrative Agent may in its discretion from time to time designate an employee or advisor to act as its non-voting representative to attend meetings of the board of directors of Company or any other Credit Party, which designation shall be made by written notice to Company. After receipt of each such designation, Company will, and will cause each Credit Party to, (a) give timely advance notice to such representative of all such meetings of such Credit Party and all proposals to such body for action without a meeting, (b) allow such Credit Party to attend all such meetings, and (c) provide such representative with copies of all written materials distributed to such directors (or similar body) in connection with such meetings or proposals for action without a meeting, including all minutes of previous actions and proceedings.

5.26 SEC and Other Filings. Company shall timely file all reports required to be filed with the Securities and Exchange Commission pursuant to the Exchange Act, any stock exchange or any other Governmental Authority.

5.27 Post Closing Items. Company shall cause the post closing items identified below to be completed on or before the due dates reflected below:

(a) Company and Foothills California shall use their commercially reasonable efforts to obtain the consent from INNEX California, Inc. (“INNEX”) to the INNEX Farmout Agreement being subject to the Security Documents on or before September 25, 2006.

(b) Foothills California shall obtain the assignment from Maverick Petroleum, Inc. (“Maverick”) of all oil and gas leases representing at least 3,500 net mineral acres that Maverick Petroleum, Inc. has acquired on behalf of Foothills California in Humboldt County, California on or before September 25, 2006. Promptly upon receipt of such assignments, Foothills California shall deliver, to further secure the Obligations, deeds of trust, mortgages, chattel mortgages, security agreements, financing statements and other Security Documents in form and substance satisfactory to Administrative Agent for the purpose of granting, confirming, and perfecting liens or security interests having Acceptable Priority in such oil and gas leases.

(c) Foothills California shall obtain the Drill Site Acreage Assignment to be delivered by INNEX pursuant to Section 2.3(b) of the INNEX Farmout Agreement on or before October 9, 2006.

(d) Foothills California shall comply with all of its covenants and obligations pursuant to Section 3 of the INNEX Farmout Agreement with respect to the “Phase II Earning Well” on or before December 15, 2006 or, if later, the date that is fifteen (15) days prior the deadline specified for such activities in such Section 3, as such deadline may be extended by INNEX.

(e) The Credit Parties shall deliver control agreements with respect to all of their Deposit Accounts on or before September 13, 2006, in form and substance satisfactory to Administrative Agent in all respects; provided that no such control agreement shall be required with respect to Deposit Accounts that are designated solely as (i) payroll funding accounts or (ii) royalty or joint interest owner accounts.

SECTION 6 NEGATIVE COVENANTS

Each Credit Party covenants and agrees that, so long as any Commitment is in effect and until payment in full of all Obligations, such Credit Party shall perform, and shall cause each of its Subsidiaries to perform, all covenants in this Section 6.

6.1 Indebtedness. No Credit Party will in any manner incur, owe or be liable for Indebtedness except:

(a) the Obligations.

(b) Hedging Contracts permitted under Section 6.3.

(c) unsecured intercompany Indebtedness among Company and any future Subsidiary of Company that is in compliance with Section 5.14.

(d) purchase money Indebtedness (including capital leases) for trucks, trailers and other motor vehicles in an aggregate amount not in excess of $250,000 at any time outstanding.

(e) purchase money Indebtedness (including capital leases) for equipment, inventory and other tangible personal property (including compressors, but excluding fixtures) in an aggregate amount not in excess of $500,000 at any time outstanding.

(f) On or after the Eel River Basin Test Date, Revolving Indebtedness of Company and Parent to Revolving Agent and the Revolving Lenders evidenced by or arising under the Revolving Credit Agreement (as in effect on the date hereof or as amended in accordance with this Agreement), provided that (i) the principal amount of the loans and letter of credit obligations comprising such Revolving Indebtedness at any time outstanding shall not in the aggregate exceed the Ceiling Amount and (ii) the sum of (x) the total Loans under this Agreement plus (y) the principal amount of the loans and letter of credit obligations comprising such Revolving Indebtedness shall not exceed $55,000,000 at any time outstanding.

(g) miscellaneous items of Indebtedness not described in subsections (a) through (f) which do not in the aggregate (taking into account all such Indebtedness of all Credit Parties) exceed $1,000,000 at any one time outstanding.

After the Eel River Basin Test Date, Company may from time to time, but in no event more than once during each Fiscal Quarter, request that Required Lenders increase the Ceiling Amount. Upon receipt of such written request, Required Lenders will, in their sole discretion, determine a new Ceiling Amount and Administrative Agent will notify Company in writing of such new Ceiling Amount, which Ceiling Amount may be lower than the requested Ceiling Amount but not lower than the then existing Ceiling Amount.

6.2 Limitation on Liens and Negative Pledges; Equitable Lien.

(a) No Credit Party will create, assume or permit to exist any Lien upon any of the properties or assets which it now owns or hereafter acquires, except the following (“Permitted Liens”).

(i) Liens that secure Obligations herunder or under the Security Documents.

(ii) Liens that secure only Indebtedness allowed under Sections 6.1(d) or (e) (plus associated interest, prepayment penalties, fees and reimbursements), provided that such Liens encumber only the personal property purchased with the proceeds of such Indebtedness (plus accessions and attachments to such purchased assets) and that the encumbered assets are not attached to any Eligible Mortgaged Properties in such a way that removal of such assets would damage any Eligible Mortgaged Property.

(iii) Excepted Liens.

(iv) First priority Liens that secure only Revolving Indebtedness allowed under Section 6.1(f); provided that such Liens are at all times subject to the terms of the Intercreditor Agreement.

(v) Liens that secure First Lien Hedging Obligations.

(b) No Credit Party nor any of its Subsidiaries shall enter into any agreement prohibiting the creation or assumption of any Lien in favor of Beneficiaries upon any of its properties or assets, whether now owned or hereafter acquired.

(c) If any Credit Party or any of its Subsidiaries shall create or assume any Lien upon any of its properties or assets, whether now owned or hereafter acquired, other than Permitted Liens, it shall make or cause to be made effective provisions whereby the Obligations will be secured by such Lien equally and ratably (except pursuant to the operation of the Intercreditor Agreement) with any and all other Indebtedness secured thereby as long as any such Indebtedness shall be so secured; provided, notwithstanding the foregoing, this covenant shall not be construed as a consent by Required Lenders to the creation or assumption of any such Lien not otherwise permitted hereby.

6.3 Hedging Contracts. No Credit Party will be a party to or in any manner be liable on any Hedging Contract except:

(a) contracts entered into with the purpose and effect of fixing prices on oil or gas expected to be produced by Company, provided that at all times: (i) no such contract fixes a price for a term of more than the Maturity Date; (ii) the aggregate monthly production covered by all such contracts (determined, in the case of contracts that are not settled on a monthly basis, by a monthly proration acceptable to Administrative Agent) for any single month does not in the aggregate exceed ninety percent (90%) at any time of Company’s aggregate Projected Oil and Gas Production anticipated (at the time such Hedging Contract is entered into) to be sold in the ordinary course of the Credit Parties’ businesses for such month, (iii) no such contract requires any Credit Party to put up money, assets or other security (excluding unsecured letters of credit and, in the case of First Lien Hedging Obligations only, collateral under the documents securing Revolving Indebtedness and the First Lien Hedging Obligations) against the event of its nonperformance prior to actual default by such Credit Party in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made is rated at least A by S & P or A2 by Moody’s; and

(b) contracts entered into by a Credit Party with the purpose and effect of fixing interest rates on a principal amount of indebtedness of such Credit Party that is accruing interest at a variable rate, provided that (i) the aggregate notional amount of such contracts never exceeds one hundred percent (100%) of the anticipated outstanding principal balance of the indebtedness to be hedged by such contracts or an average of such principal balances calculated using a generally accepted method of matching interest swap contracts to declining principal balances, (ii) the floating rate index of each such contract generally matches the index used to determine the floating rates of interest on the corresponding indebtedness to be hedged by such contract, (iii) no such contract requires any Credit Party to put up money, assets or other security (excluding unsecured letters of credit and, in the case of First Lien Hedging Obligations only, collateral under the documents securing Revolving Indebtedness and the First Lien Hedging Obligations) against the event of its nonperformance prior to actual default by such Credit Party in performing its obligations thereunder, and (iv) each such contract is with a counterparty or has a guarantor of the obligation of the counterparty who (unless such counterparty is a Lender or one of its Affiliates) at the time the contract is made is rated at least A by S & P or A2 by Moody’s.

6.4 Subsidiaries; Mergers; Capital Stock Transactions. No Credit Party shall create or own any Subsidiary without notifying Administrative Agent in writing at least thirty (30) days in advance. No Credit Party will merge or consolidate with or into any other business entity unless such Credit Party is the surviving entity. No Credit Party will issue any additional Capital Stock except to Company or another wholly-owned Subsidiary of Company; provided, however that Company may issue additional shares of its common stock, or options or warrants to acquire such common stock and the proceeds derived from the issuance of such shares, option or warrants shall be excluded from ANCF. No Subsidiary of Company will allow any diminution of Company’s interest (direct or indirect) therein.

6.5 Limitation on Sales of Property. No Credit Party will sell, transfer, lease, exchange, alienate or dispose of any of its material assets or properties or any material interest therein (including any stock or other equity interests in any of its Subsidiaries) except:

(a) equipment which is worthless or obsolete or not used or usable which is replaced by equipment of equal suitability and value.

(b) personal property inventory (including oil and gas sold as produced) which is sold in the ordinary course of business on ordinary trade terms.

(c) any property or asset for fair consideration not in the aggregate in excess of $250,000, the sale of which shall not materially impair or diminish the value of the Collateral or any Credit Party’s financial condition, business or operations.

(d) ORRI to Royalty Owner pursuant to the ORRI Conveyance.

(e) Permitted Liens.

(f) working interests and overriding royalty interests conveyed pursuant to the terms of the INNEX Farmout Agreement.

Neither Company nor any of Company’s Subsidiaries will sell, transfer or otherwise dispose of Capital Stock of any of Company’s Subsidiaries except that any Subsidiary of Company may sell or issue its own Capital Stock to the extent not otherwise prohibited hereunder. No Credit Party will discount, sell, pledge or assign any notes payable to it, accounts receivable or future income except to the extent expressly permitted under the Transaction Documents.

6.6 Limitation on Dividends and Redemptions.

(a) No Credit Party will declare or make any Distribution in respect of any class of its Capital Stock, nor will any Credit Party directly or indirectly declare or make any Distribution in respect of any Capital Stock of any other Credit Party (in each case, whether such Capital Stock is now or hereafter issued, outstanding or created), or cause or permit any reduction or retirement of the Capital Stock of any Credit Party, provided that Company’s Subsidiaries may make Distributions directly or indirectly to Company or another Subsidiary that is a Guarantor. Company shall not issue any Capital Stock other than common stock and options and warrants to acquire such common stock.

(b) Except as provided herein, no Credit Party shall, nor shall it permit any of its Subsidiaries to, create or otherwise cause or suffer to exist or become effective any consensual encumbrance or restriction of any kind on the ability of any Subsidiary of Company to (i) pay dividends or make any other Distributions on any of such Subsidiary’s Capital Stock owned by Company or any other Subsidiary of Company, (ii) repay or prepay any Indebtedness owed by such Subsidiary to Company or any other Subsidiary of Company, (iii) make loans or advances to Company or any other Subsidiary of Company, or (iv) transfer any of its property or assets to Company or any other Subsidiary of Company other than restrictions on such transfer or property or assets (1) in agreements evidencing (or secured by) Permitted Liens described in Section 6.2(a)(iii) that impose restrictions on the property encumbered by such Permitted Liens, and (2) by reason of customary provisions restricting assignments, subletting or other transfers contained in leases, licenses, joint operating agreements, farmin/farmout agreements, joint venture agreements and similar agreements entered into in the ordinary course of business, and (3) that are or were created by virtue of any transfer of, agreement to transfer or option or right with respect to any property, assets or Capital Stock not otherwise prohibited under this Agreement.

6.7 Limitation on Investments and Deposit Accounts. No Credit Party will make any Investment other than (a) Permitted Investments, (b) normal and prudent extensions of credit to customers buying goods and services in the ordinary course of business, which extensions shall not be for longer periods than those extended by similar businesses operated in a normal and prudent manner, (c) obligations under Hedging Contracts that are permitted under Section 6.3, and (d) endorsements of negotiable instruments in the ordinary course of business. No Credit Party shall open any new deposit, commodity or security account or otherwise utilize any such account other than the accounts existing on the Closing Date unless it shall have given Administrative Agent thirty (30) days prior written notice thereof and shall have taken all action deemed necessary or desirable by Administrative Agent to cause its security interest therein to be perfected with the priority required hereby. No Credit Party will give control over any Deposit Account to any Person except Administrative Agent and the applicable bank with whom such account is maintained.

6.8 Transactions with Affiliates. No Credit Party will engage in any material transaction with any of its Affiliates other than (i) for customary director or officer compensation paid to any of such Affiliates who serves as a director or officer of a Credit Party, (ii) for issuances of equity to Affiliates for fair value, provided that such issuances are permitted by Section 6.6, (iii) transactions between Company or any Guarantor and any Affiliate, the terms of which are no less favorable than those which would have been obtainable at the time in arm’s-length dealings with Persons other than an Affiliate, and (iv) transactions among Company and Guarantors or between Guarantors (and no other Affiliates).

6.9 Certain Contracts; Multiemployer ERISA Plans. No Credit Party will enter into any “take-or-pay” contract or other contract or arrangement for the purchase of goods or services which obligates it to pay for such goods or service regardless of whether they are delivered or furnished to it. No Credit Party will amend or permit any amendment to any material contract or lease which releases, qualifies, limits, makes contingent or otherwise materially and detrimentally affects the rights and benefits of any Lender under or acquired pursuant to any Security Documents. No ERISA Affiliate will incur any obligation to contribute to any “multiemployer plan” as defined in Section 4001 of ERISA.

6.10 Current Ratio. At the end of each Fiscal Quarter, beginning with the Fiscal Quarter ending September 30, 2006, the ratio of Company’s Consolidated Current Assets to Company’s Consolidated Current Liabilities will not be less than 1.0 to 1.0. For purposes of this Agreement, “Consolidated Current Assets” and “Consolidated Current Liabilities” shall be determined in accordance with GAAP, except that (a) Consolidated Current Assets and Consolidated Current Liabilities will be calculated without including any amounts resulting from the application of FASB Statement 133 or 143, (b) the unused portions of the Commitments shall be treated as a Consolidated Current Asset to the extent that such unused portions can be borrowed by Company without causing a Default after giving effect thereto, and (c) Consolidated Current Liabilities will exclude current maturities of long-term debt.

6.11 Debt to EBITDA Ratio. At the end of any Fiscal Quarter ending on or after December 31, 2006, the ratio of (i) Company’s Consolidated Indebtedness at the end of such Fiscal Quarter (plus, without duplication, all Consolidated balance sheet liabilities of Company for plugging, abandonment, remediation, and similar liabilities, but excluding any Indebtedness resulting from the application of FASB Statement 133 or 143), to (ii) Company’s EBITDA for such Fiscal Quarter annualized, will be equal to or less than 3.75 to 1.0.

6.12 Collateral Coverage Ratios. Company will not allow the PDP Collateral Coverage Ratio, (a) determined as of April 1, 2007 or as of the effective date of any other Engineering Report required to be delivered pursuant to Section 5.2(e) with an effective date prior to such date, to be less than 1.0 to 1.0, (b) determined as of January 1, 2008 or as of the effective date of any other Engineering Report required to be delivered pursuant to Section 5.2(e) with an effective date prior to such date, to be less than 1.25 to 1.0 or (c) determined as of the end of each July 1 and January 1 thereafter or as of the effective date of any other Engineering Report required to be delivered pursuant to Section 5.2(e) to be less than 1.5 to 1.0. Company will not allow the Proved Collateral Coverage Ratio, (a) determined as of April 1, 2007 or as of the effective date of any other Engineering Report required to be delivered pursuant to Section 5.2(e) with an effective date prior to such date, to be less than 1.75 to 1.0, (b) determined as of January 1, 2008 or as of the effective date of any other Engineering Report required to be delivered pursuant to Section 5.2(e) with an effective date prior to such date to be less than 2.0 to 1.0 or (c) determined as of the end of each July 1 and January 1 thereafter or as of the effective date of any other Engineering Report required to be delivered pursuant to Section 5.2(e) to be less than 2.25 to 1.0.

6.13 Conduct of Business. From and after the Closing Date, no Credit Party shall, nor shall it permit any of its Subsidiaries to, engage in any business other than (a) the businesses engaged in by such Credit Party on the Closing Date and similar or related businesses and (b) such other lines of business as may be consented to by Required Lenders.

6.14 Fiscal Year. No Credit Party shall, nor shall it permit any of its Subsidiaries to, change its Fiscal Year end from December 31.

6.15 General and Administrative Expenses. The Credit Parties will not permit their monthly aggregate general and administrative expenditures, as determined by the average of the current month and the eleven preceding months, to exceed an amount that is equal to the Permitted G&A Expense Amount multiplied by four (4), provided, however, that after January 1, 2009, the Credit Parties will not permit their monthly aggregate general and administrative expenditures, as determined by the average of the current month and the eleven preceding months, to exceed an amount equal to (x) $0.40 per mcfe, multiplied by (y) the average of the Credit Parties’ net sales volumes for oil and natural gas sold during the applicable month and the eleven preceding calendar months. The Credit Parties will not incur or otherwise become liable for the payment of management or consulting fees exceeding, in the aggregate, $1,000,000 annually.

6.16 Capital Expenditures. Prior to the Required Equity Date and the Eel River Basin Test Date, the Credit Parties will not make capital expenditures or acquisitions of oil and gas properties relating to the Eel River Properties which, in the aggregate, exceed the amount of $7,000,000; provided that on and after the Required Equity Date such amount shall be increased to the aggregate amount of $12,000,000.

6.17 Amendments to Organizational Documents. Company will not and will not permit any of its Subsidiaries to, enter into or permit any modification of, or waive any material right or obligation of any Person under its, Organizational Documents.

6.18 Amendments to Revolving Indebtedness. No Credit Party will amend, modify or otherwise change (or permit the amendment, modification or other change in any manner of) any of the provisions of the Revolving Credit Agreement or of any loan document related thereto if such amendment, modification or change would (a) shorten the final maturity or average life to maturity of, or require any payment to be made earlier than the date originally scheduled on, such Indebtedness, (b) increase the interest rate applicable to such Indebtedness, (c) otherwise be adverse to the Lenders or the issuer of the Revolving Indebtedness in any respect.

6.19 Additional Financial Covenants. Company shall maintain the following financial covenants, calculated on a consolidated basis:

(a) Maintain at the end of each Fiscal Quarter ending on or after December 31, 2006 a Revolving Debt Interest Coverage Ratio greater than or equal to 2.75 to 1.0. “Revolving Debt Interest Coverage Ratio” is defined as the ratio of (i) the sum of Borrower’s most recent quarter’s net income, plus interest expense on the Revolving Indebtedness for the same period, plus income taxes for the same period, plus depreciation, depletion, amortization, and other non-cash charges for the same period, plus costs associated with Full Cost or Successful Efforts accounting methodologies for the same period, divided by (ii) interest expense on the Revolving Loan for the same period.

(b) Maintain at the end of each Fiscal Quarter ending on or after December 31, 2006 an Interest Coverage Ratio greater than or equal to 2.25 to 1.0. “Interest Coverage Ratio” is defined as the ratio of (i) the sum of Borrower’s most recent quarter’s net income, plus cash interest expense for the same period, including cash interest expense on the Revolving Indebtedness and the Indebtedness under this Agreement, plus income taxes for the same period, plus depreciation, depletion, amortization, and other non-cash charges for the same period, plus costs associated with Full Cost or Successful Efforts accounting methodologies for the same period, divided by (ii) cash interest expense for the same period, including cash interest expense on the Revolving Indebtedness and the Indebtedness under this Agreement.

(c) Maintain at the end of each Fiscal Quarter ending on or after December 31, 2006 a Debt Service Coverage Ratio greater than or equal to 1.15 to 1.0. “Debt Service Coverage Ratio” is defined as the ratio of (i) the sum of Borrower’s most recent quarter’s net income, plus depletion, depreciation, amortization, and other non-cash charges for the same period, plus non-cash income taxes for the same period, plus costs associated with Full Cost or Successful Efforts accounting methodologies for the same period, minus gains from the sale of assets (or plus losses from the sale of assets), divided by (ii) the sum of the current maturities of long term debt (excluding the Revolving Indebtedness) for the same period, plus the monthly commitment reductions for the same period as required by Revolving Lender under the Revolving Credit Agreement.

Unless otherwise specified, all accounting and financial terms and covenants set forth above are to be determined according to GAAP, consistently applied.

SECTION 7 GUARANTY

7.1 Guaranty of the Obligations. Subject to the provisions of Section 7.2, Guarantors jointly and severally hereby irrevocably and unconditionally guarantee to Administrative Agent for the ratable benefit of the Beneficiaries the due and punctual payment in full of all Obligations when the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)) (collectively, the “Guaranteed Obligations”).

7.2 Contribution by Guarantors. All Guarantors desire to allocate among themselves (collectively, the “Contributing Guarantors”), in a fair and equitable manner, their obligations arising under this Guaranty. Accordingly, in the event any payment or distribution is made on any date by a Guarantor (a “Funding Guarantor”) under this Guaranty that exceeds its Fair Share as of such date, such Funding Guarantor shall be entitled to a contribution from each of the other Contributing Guarantors in the amount of such other Contributing Guarantor’s Fair Share Shortfall as of such date, with the result that all such contributions will cause each Contributing Guarantor’s Aggregate Payments to equal its Fair Share as of such date. “Fair Share” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (a) the ratio of (i) the Fair Share Contribution Amount with respect to such Contributing Guarantor to (ii) the aggregate of the Fair Share Contribution Amounts with respect to all Contributing Guarantors multiplied by (b) the aggregate amount paid or distributed on or before such date by all Funding Guarantors under this Guaranty in respect of the obligations Guaranteed. “Fair Share Shortfall” means, with respect to a Contributing Guarantor as of any date of determination, the excess, if any, of the Fair Share of such Contributing Guarantor over the Aggregate Payments of such Contributing Guarantor. “Fair Share Contribution Amount” means, with respect to a Contributing Guarantor as of any date of determination, the maximum aggregate amount of the obligations of such Contributing Guarantor under this Guaranty that would not render its obligations hereunder or thereunder subject to avoidance as a fraudulent transfer or conveyance under Section 548 of Title 11 of the United States Code or any comparable applicable provisions of state law; provided, solely for purposes of calculating the “Fair Share Contribution Amount” with respect to any Contributing Guarantor for purposes of this Section 7.2, any assets or liabilities of such Contributing Guarantor arising by virtue of any rights to subrogation, reimbursement or indemnification or any rights to or obligations of contribution hereunder shall not be considered as assets or liabilities of such Contributing Guarantor. “Aggregate Payments” means, with respect to a Contributing Guarantor as of any date of determination, an amount equal to (1) the aggregate amount of all payments and distributions made on or before such date by such Contributing Guarantor in respect of this Guaranty (including, without limitation, in respect of this Section 7.2), minus (2) the aggregate amount of all payments received on or before such date by such Contributing Guarantor from the other Contributing Guarantors as contributions under this Section 7.2. The amounts payable as contributions hereunder shall be determined as of the date on which the related payment or distribution is made by the applicable Funding Guarantor. The allocation among Contributing Guarantors of their obligations as set forth in this Section 7.2 shall not be construed in any way to limit the liability of any Contributing Guarantor hereunder. Each Guarantor is a third party beneficiary to the contribution agreement set forth in this Section 7.2.

7.3 Payment by Guarantors. Subject to Section 7.2, Guarantors hereby jointly and severally agree, in furtherance of the foregoing and not in limitation of any other right which any Beneficiary may have at law or in equity against any Guarantor by virtue hereof, that upon the failure of Company to pay any of the Guaranteed Obligations when and as the same shall become due, whether at stated maturity, by required prepayment, declaration, acceleration, demand or otherwise (including amounts that would become due but for the operation of the automatic stay under Section 362(a) of the Bankruptcy Code, 11 U.S.C. § 362(a)), Guarantors will upon demand pay, or cause to be paid, in immediately available funds, to Administrative Agent for the ratable benefit of Beneficiaries, an amount equal to the sum of the unpaid principal amount of all Guaranteed Obligations then due as aforesaid, all accrued and unpaid interest on such Guaranteed Obligations (including interest which, but for Company’s becoming the subject of a case under the Bankruptcy Code, would have accrued on such Guaranteed Obligations, whether or not a claim is allowed against Company for such interest in the related bankruptcy case) and all other Guaranteed Obligations then owed to Beneficiaries as aforesaid.

7.4 Liability of Guarantors Absolute. Each Guarantor agrees that its obligations hereunder are irrevocable, absolute, independent and unconditional and shall not be affected by any circumstance which constitutes a legal or equitable discharge of a guarantor or surety other than payment in full of the Guaranteed Obligations. In furtherance of the foregoing and without limiting the generality thereof, each Guarantor agrees as follows:

(a) this Guaranty is a guaranty of payment when due and not of collectability. This Guaranty is a primary obligation of each Guarantor and not merely a contract of surety;

(b) Administrative Agent may enforce this Guaranty upon the occurrence of an Event of Default notwithstanding the existence of any dispute between Company and any Beneficiary with respect to the existence of such Event of Default;

(c) the obligations of each Guarantor hereunder are independent of the obligations of Company and the obligations of any other guarantor (including any other Guarantor) of the obligations of Company, and a separate action or actions may be brought and prosecuted against such Guarantor whether or not any action is brought against Company or any of such other guarantors and whether or not Company is joined in any such action or actions;

(d) payment by any Guarantor of a portion, but not all, of the Guaranteed Obligations shall in no way limit, affect, modify or abridge any Guarantor’s liability for any portion of the Guaranteed Obligations which has not been paid. Without limiting the generality of the foregoing, if Administrative Agent is awarded a judgment in any suit brought to enforce any Guarantor’s covenant to pay a portion of the Guaranteed Obligations, such judgment shall not be deemed to release such Guarantor from its covenant to pay the portion of the Guaranteed Obligations that is not the subject of such suit, and such judgment shall not, except to the extent satisfied by such Guarantor, limit, affect, modify or abridge any other Guarantor’s liability hereunder in respect of the Guaranteed Obligations;

(e) any Beneficiary, upon such terms as it deems appropriate, without notice or demand and without affecting the validity or enforceability hereof or giving rise to any reduction, limitation, impairment, discharge or termination of any Guarantor’s liability hereunder, from time to time may (i) renew, extend, accelerate, increase the rate of interest on, or otherwise change the time, place, manner or terms of payment of the Guaranteed Obligations; (ii) settle, compromise, release or discharge, or accept or refuse any offer of performance with respect to, or substitutions for, the Guaranteed Obligations or any agreement relating thereto, or subordinate the payment of the same to the payment of any other obligations; (iii) request and accept other guaranties of the Guaranteed Obligations and take and hold security for the payment hereof or the Guaranteed Obligations; (iv) release, surrender, exchange, substitute, compromise, settle, rescind, waive, alter, subordinate or modify, with or without consideration, any security for payment of the Guaranteed Obligations, any other guaranties of the Guaranteed Obligations, or any other obligation of any Person (including any other Guarantor) with respect to the Guaranteed Obligations; (v) direct Administrative Agent to enforce and apply any security now or hereafter held by or for the benefit of such Beneficiary in respect hereof or the Guaranteed Obligations and direct the order or manner of sale thereof, or exercise any other right or remedy that such Beneficiary may have against any such security, in each case as such Beneficiary in its discretion may determine consistent herewith or the applicable Hedging Contract and any applicable security agreement, including foreclosure on any such security pursuant to one or more judicial or nonjudicial sales, whether or not every aspect of any such sale is commercially reasonable, and even though such action operates to impair or extinguish any right of reimbursement or subrogation or other right or remedy of any Guarantor against Company or any security for the Guaranteed Obligations; and (vi) exercise any other rights available to it under the Transaction Documents or the Hedging Contracts; and

(f) this Guaranty and the obligations of Guarantors hereunder shall be valid and enforceable and shall not be subject to any reduction, limitation, impairment, discharge or termination for any reason (other than payment in full of the Guaranteed Obligations), including the occurrence of any of the following, whether or not any Guarantor shall have had notice or knowledge of any of them: (i) any failure or omission to assert or enforce or agreement or election not to assert or enforce, or the stay or enjoining, by order of court, by operation of law or otherwise, of the exercise or enforcement of, any claim or demand or any right, power or remedy (whether arising under the Transactions Documents or the Hedging Contracts, at law, in equity or otherwise) with respect to the Guaranteed Obligations or any agreement relating thereto, or with respect to any other guaranty of or security for the payment of the Guaranteed Obligations; (ii) any rescission, waiver, amendment or modification of, or any consent to departure from, any of the terms or provisions (including provisions relating to events of default) hereof, any of the other Transactions Documents, any of the Hedging Contracts or any agreement or instrument executed pursuant thereto, or of any other guaranty or security for the Guaranteed Obligations, in each case whether or not in accordance with the terms hereof or such Transaction Document, such Hedging Contract or any agreement relating to such other guaranty or security; (iii) the Guaranteed Obligations, or any agreement relating thereto, at any time being found to be illegal, invalid or unenforceable in any respect; (iv) the application of payments received from any source (other than payments received pursuant to the other Transaction Documents or any of the Hedging Contracts or from the proceeds of any security for the Guaranteed Obligations, except to the extent such security also serves as collateral for indebtedness other than the Guaranteed Obligations) to the payment of indebtedness other than the Guaranteed Obligations, even though any Beneficiary might have elected to apply such payment to any part or all of the Guaranteed Obligations; (v) any Beneficiary’s consent to the change, reorganization or termination of the corporate structure or existence of Company or any of its Subsidiaries and to any corresponding restructuring of the Guaranteed Obligations; (vi) any failure to perfect or continue perfection of a security interest in any collateral which secures any of the Guaranteed Obligations; (vii) any defenses, set-offs or counterclaims which Company may allege or assert against any Beneficiary in respect of the Guaranteed Obligations, including failure of consideration, breach of warranty, payment, statute of frauds, statute of limitations, accord and satisfaction and usury; and (viii) any other act or thing or omission, or delay to do any other act or thing, which may or might in any manner or to any extent vary the risk of any Guarantor as an obligor in respect of the Guaranteed Obligations.

7.5 Waivers by Guarantors. Each Guarantor hereby waives, for the benefit of Beneficiaries: (a) any right to require any Beneficiary, as a condition of payment or performance by such Guarantor, to (i) proceed against Company, any other guarantor (including any other Guarantor) of the Guaranteed Obligations or any other Person, (ii) proceed against or exhaust any security held from Company, any such other guarantor or any other Person, (iii) proceed against or have resort to any balance of any Deposit Account or credit on the books of any Beneficiary in favor of Company or any other Person, or (iv) pursue any other remedy in the power of any Beneficiary whatsoever; (b) any defense arising by reason of the incapacity, lack of authority or any disability or other defense of Company or any other Guarantor including any defense based on or arising out of the lack of validity or the unenforceability of the Guaranteed Obligations or any agreement or instrument relating thereto or by reason of the cessation of the liability of Company or any other Guarantor from any cause other than payment in full of the Guaranteed Obligations; (c) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal; (d) any defense based upon any Beneficiary’s errors or omissions in the administration of the Guaranteed Obligations, except behavior which amounts to bad faith; (e) (i) any principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms hereof and any legal or equitable discharge of such Guarantor’s obligations hereunder, (ii) the benefit of any statute of limitations affecting such Guarantor’s liability hereunder or the enforcement hereof, (iii) any rights to set-offs, recoupments and counterclaims, and (iv) promptness, diligence and any requirement that any Beneficiary protect, secure, perfect or insure any security interest or lien or any property subject thereto; (f) notices, demands, presentments, protests, notices of protest, notices of dishonor and notices of any action or inaction, including acceptance hereof, notices of default hereunder, the Hedging Contracts or any agreement or instrument related thereto, notices of any renewal, extension or modification of the Guaranteed Obligations or any agreement related thereto, notices of any extension of credit to Company and notices of any of the matters referred to in Section 7.4 and any right to consent to any thereof; and (g) any defenses or benefits that may be derived from or afforded by law which limit the liability of or exonerate guarantors or sureties, or which may conflict with the terms hereof.

7.6 Guarantors’ Rights of Subrogation, Contribution, etc. Until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor hereby waives any claim, right or remedy, direct or indirect, that such Guarantor now has or may hereafter have against Company or any other Guarantor or any of its assets in connection with this Guaranty or the performance by such Guarantor of its obligations hereunder, in each case whether such claim, right or remedy arises in equity, under contract, by statute, under common law or otherwise and including without limitation (a) any right of subrogation, reimbursement or indemnification that such Guarantor now has or may hereafter have against Company with respect to the Guaranteed Obligations, (b) any right to enforce, or to participate in, any claim, right or remedy that any Beneficiary now has or may hereafter have against Company, and (c) any benefit of, and any right to participate in, any collateral or security now or hereafter held by any Beneficiary. In addition, until the Guaranteed Obligations shall have been indefeasibly paid in full and the Commitments shall have terminated, each Guarantor shall withhold exercise of any right of contribution such Guarantor may have against any other guarantor (including any other Guarantor) of the Guaranteed Obligations, including, without limitation, any such right of contribution as contemplated by Section 7.2. Each Guarantor further agrees that, to the extent the waiver or agreement to withhold the exercise of its rights of subrogation, reimbursement, indemnification and contribution as set forth herein is found by a court of competent jurisdiction to be void or voidable for any reason, any rights of subrogation, reimbursement or indemnification such Guarantor may have against Company or against any collateral or security, and any rights of contribution such Guarantor may have against any such other guarantor, shall be junior and subordinate to any rights any Beneficiary may have against Company, to all right, title and interest any Beneficiary may have in any such collateral or security, and to any right any Beneficiary may have against such other guarantor. If any amount shall be paid to any Guarantor on account of any such subrogation, reimbursement, indemnification or contribution rights at any time when all Guaranteed Obligations shall not have been finally and indefeasibly paid in full, such amount shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations, whether matured or unmatured, in accordance with the terms hereof.

7.7 Subordination of Other Obligations. Any Indebtedness of Company or any Guarantor now or hereafter held by any Guarantor (the “Obligee Guarantor”) is hereby subordinated in right of payment to the Guaranteed Obligations, and any such indebtedness collected or received by the Obligee Guarantor after an Event of Default has occurred and is continuing shall be held in trust for Administrative Agent on behalf of Beneficiaries and shall forthwith be paid over to Administrative Agent for the benefit of Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of the Obligee Guarantor under any other provision hereof.

7.8 Continuing Guaranty. This Guaranty is a continuing guaranty and shall remain in effect until all of the Guaranteed Obligations shall have been paid in full and the Commitments shall have terminated. Each Guarantor hereby irrevocably waives any right to revoke this Guaranty as to future transactions giving rise to any Guaranteed Obligations.

7.9 Authority of Guarantors or Company. It is not necessary for any Beneficiary to inquire into the capacity or powers of any Guarantor or Company or the officers, directors or any agents acting or purporting to act on behalf of any of them.

7.10 Financial Condition of Company. Any Credit Extension may be made to Company or continued from time to time, and any Hedging Contracts may be entered into from time to time, in each case without notice to or authorization from any Guarantor regardless of the financial or other condition of Company at the time of any such grant or continuation or at the time such Hedging Contract is entered into, as the case may be. No Beneficiary shall have any obligation to disclose or discuss with any Guarantor its assessment, or any Guarantor’s assessment, of the financial condition of Company. Each Guarantor acknowledges that it has adequate means to obtain information from Company on a continuing basis concerning the financial condition of Company and its ability to perform its obligations under the Transaction Documents and the Hedging Contracts, and each Guarantor assumes the responsibility for being and keeping informed of the financial condition of Company and of all circumstances bearing upon the risk of nonpayment of the Guaranteed Obligations. Each Guarantor hereby waives and relinquishes any duty on the part of any Beneficiary to disclose any matter, fact or thing relating to the business, operations or conditions of Company now known or hereafter known by any Beneficiary.

7.11 Bankruptcy, etc.

(a) So long as any Guaranteed Obligations remain outstanding, no Guarantor shall, without the prior written consent of Administrative Agent acting pursuant to the instructions of Required Lenders, commence or join with any other Person in commencing any bankruptcy, reorganization or insolvency case or proceeding of or against Company or any other Guarantor. The obligations of Guarantors hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any case or proceeding, voluntary or involuntary, involving the bankruptcy, insolvency, receivership, reorganization, liquidation or arrangement of Company or any other Guarantor or by any defense which Company or any other Guarantor may have by reason of the order, decree or decision of any court or administrative body resulting from any such proceeding.

(b) Each Guarantor acknowledges and agrees that any interest on any portion of the Guaranteed Obligations which accrues after the commencement of any case or proceeding referred to in clause (a) above (or, if interest on any portion of the Guaranteed Obligations ceases to accrue by operation of law by reason of the commencement of such case or proceeding, such interest as would have accrued on such portion of the Guaranteed Obligations if such case or proceeding had not been commenced) shall be included in the Guaranteed Obligations because it is the intention of Guarantors and Beneficiaries that the Guaranteed Obligations which are guaranteed by Guarantors pursuant hereto should be determined without regard to any rule of law or order which may relieve Company of any portion of such Guaranteed Obligations. Guarantors will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay Administrative Agent, or allow the claim of Administrative Agent in respect of, any such interest accruing after the date on which such case or proceeding is commenced.

(c) In the event that all or any portion of the Guaranteed Obligations are paid by Company, the obligations of Guarantors hereunder shall continue and remain in full force and effect or be reinstated, as the case may be, in the event that all or any part of such payment(s) are rescinded or recovered directly or indirectly from any Beneficiary as a preference, fraudulent transfer or otherwise, and any such payments which are so rescinded or recovered shall constitute Guaranteed Obligations for all purposes hereunder.

7.12 California Waivers. Guarantors hereby waive and agree not to assert or take advantage of:

(a) any suretyship defenses and suretyship rights of every nature otherwise available under California law and the laws of any other state, including, without limitation, all defenses and rights arising under Sections 2787 through 2855 (the “Suretyship Provisions”) of the California Civil Code (the “Civil Code”) and any successor provisions to those Sections. Without limiting the generality of the foregoing, each Guarantor hereby acknowledges its understanding that the Suretyship Provisions provide various partial or complete defenses to the recovery by Lender from such Guarantor and/or grant such Guarantor rights the enforcement of which could reduce or eliminate entirely such Guarantor’s liability hereunder to Lender. Among the defenses and rights contained in the Suretyship Provisions are the following:

(i) Section 2809 of the Civil Code, which provides, in part, that the obligation of a surety must not be either larger in amount or in other respects more burdensome than that of the principal;

(ii) Section 2810 of the Civil Code, which provides, in part, that a surety is not liable if for any reason other than the mere personal disability of the principal there is no liability upon the part of the principal at the time of execution of the contract, or the liability of the principal thereafter ceases;

(iii) Section 2819 of the Civil Code, which provides, in part, that a surety is exonerated if the creditor alters the original obligation of the principal without the consent of the surety;

(iv) Section 2845 of the Civil Code, which provides, in part, that a surety is exonerated to the extent that the creditor fails to proceed against the principal, or to pursue any other remedy in the creditor’s power which the surety cannot pursue and which would lighten the surety’s burden;

(v) Section 2846 of the Civil Code, which provides that a surety may compel his principal to perform the obligation when due;

(vi) Section 2847 of the Civil Code, which provides, in part, that if a surety satisfies the principal obligation, or any part thereof, the principal is obligated to reimburse the surety for the amounts paid by the surety;

(vii) Section 2848 of the Civil Code, which provides, in part, that a surety, upon satisfaction of the obligation of the principal is entitled to enforce remedies which the creditor then has against the principal;

(viii) Section 2849 of the Civil Code, which provides, in part, that a surety is entitled to the benefit of security held by the creditor for the performance of the principal obligation held by the creditor;

(ix) Section 2850 of the Civil Code, which provides, in part, that whenever the property of a surety is hypothecated with property of the principal, the surety is entitled to have the property of the principal first applied to the discharge of the obligation; and

(x) Section 2822 of the Civil Code, which provides, in part, for a right to have the principal designate the portion of any obligation to be satisfied by the surety in the event that the principal provides partial satisfaction of such obligation.

(b) all rights and defenses that any Guarantor may have because the Borrower’s debt is secured by real property. This means among other things:

(i) Lender may collect from any Guarantor without first foreclosing on any real or personal property collateral pledged by Borrower.

(ii) If Lender forecloses on any real property collateral pledged by Borrower:

(A) The amount of the debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price.

(B) Lender may collect from any Guarantor even if Lender, by foreclosing on the real property collateral, has destroyed any right such Guarantor may have to collect from Borrower.

This is an unconditional and irrevocable waiver of any rights and defenses any Guarantor may have because the Borrower’s debt is secured by real property. These rights and defenses include, but are not limited to, any rights or defenses based upon Section 580a, 580b, 580d or 726 of the California Code of Civil Procedure.

(c) all rights and defenses arising out of an election of remedies by Lender, even though that election of remedies, such as nonjudicial foreclosure with respect to security for a guaranteed obligation, has destroyed the Guarantor’s rights of subrogation and reimbursement against the principal by the operation of Section 580d of the Code of Civil Procedure or otherwise.

7.13 Collateral Subject to Intercreditor Agreement. All Collateral granted by a Guarantor to pursuant to the Security Documents is subject to the terms of the Intercreditor Agreement.

SECTION 8 EVENTS OF DEFAULT

8.1 Events of Default. If any one or more of the following conditions or events (each herein called an “Event of Default”) shall occur:

(a) Any Credit Party fails to pay the principal amount of any Loan when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, and such failure is not remedied in full within one (1) Business Day thereafter;

(b) Any Credit Party fails to pay any Obligation (other than the Obligations described in subsection (a) above) when due and payable, whether at a date for the payment of a fixed installment or as a contingent or other payment becomes due and payable or as a result of acceleration or otherwise, within two (2) Business Days after the same becomes due in the case of interest or fifteen (15) days thereafter in the case of any other Obligation;

(c) Any “default” or “event of default” occurs under any Transaction Document which defines either such term, and the same is not remedied within the applicable period of grace (if any) provided in such Transaction Document;

(d) Any Credit Party fails to duly observe, perform or comply with any covenant, agreement or provision of Section 5.4, 5.22, 5.27, or any part of Section 6;

(e) Any Credit Party fails (other than as referred to in subsections (a), (b), (c) or (d) above) to duly observe, perform or comply with any covenant, agreement, condition or provision of any Transaction Document, and such failure remains unremedied for a period of thirty (30) days after notice of such failure is given by Administrative Agent to Company;

(f) Any certification, representation or warranty previously, presently or hereafter made in writing by or on behalf of any Credit Party in connection with any Transaction Document shall prove to have been false or incorrect in any material respect on any date on or as of which made;

(g) Any Credit Party fails to duly observe, perform or comply with any agreement with any Person or any term or condition of any instrument, if such agreement or instrument is materially significant to Company or to Company and its Subsidiaries on a Consolidated basis or materially significant to any Guarantor, and such failure is not remedied within the applicable period of grace (if any) provided in such agreement or instrument;

(h) Any Credit Party (i) fails to pay any portion, when such portion is due, of any of its Revolving Indebtedness or any of its other Indebtedness in excess of $50,000 (other than (i) the Obligations under the Loan Documents, and (ii) Liabilities described in Section 5.7 that are not required to be paid so long as the Credit Party is in good faith contesting the validity thereof by appropriate proceedings), or (ii) breaches or defaults in the performance of any agreement or instrument by which the Revolving Indebtedness or any such Indebtedness is issued, evidenced, governed, or secured, and any such failure, breach or default continues beyond any applicable period of grace provided therefor;

(i) Either (i) any “accumulated funding deficiency” (as defined in Section 412(a) of the Internal Revenue Code) in excess of $50,000 exists with respect to any ERISA Plan, whether or not waived by the Secretary of the Treasury or his delegate, or (ii) any Termination Event occurs with respect to any ERISA Plan and the then current value of such ERISA Plan’s benefit liabilities exceeds the then current value of such ERISA Plan’s assets available for the payment of such benefit liabilities by more than $50,000 (or in the case of a Termination Event involving the withdrawal of a substantial employer, the withdrawing employer’s proportionate share of such excess exceeds such amount);

(j) Any Credit Party:

(i) suffers the entry against it of a judgment, decree or order for relief by a Governmental Authority of competent jurisdiction in an involuntary proceeding commenced under any applicable bankruptcy, insolvency or other similar Law of any jurisdiction now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended, or has any such proceeding commenced against it which remains undismissed for a period of sixty (60) days; or

(ii) commences a voluntary case under any applicable bankruptcy, insolvency or similar Law now or hereafter in effect, including the federal Bankruptcy Code, as from time to time amended; or applies for or consents to the entry of an order for relief in an involuntary case under any such Law; or makes a general assignment for the benefit of creditors; or fails generally to pay (or admits in writing its inability to pay) its debts as such debts become due; or takes corporate or other action to authorize any of the foregoing; or

(iii) suffers the appointment of or taking possession by a receiver, liquidator, assignee, custodian, trustee, sequestrator or similar official of all or a substantial part of its assets or of any part of the Collateral in a proceeding brought against or initiated by it, and such appointment or taking possession is neither made ineffective nor discharged within thirty days after the making thereof, or such appointment or taking possession is at any time consented to, requested by, or acquiesced to by it; or

(iv) suffers the entry against it of a final judgment for the payment of money in excess of $250,000 (not covered by insurance satisfactory to Administrative Agent in its discretion), unless (A) the same is discharged within the period ending on the earlier of the thirtieth day after the date of entry thereof or the fifth day prior to any scheduled execution thereon, or (B) an appeal or appropriate proceeding for review thereof is taken within such period and a stay of execution pending such appeal is obtained; or

(v) suffers a writ or warrant of attachment or any similar process to be issued by any Governmental Authority for an amount in excess of $50,000 against all or any substantial part of its assets or any part of the Collateral, and such writ or warrant of attachment or any similar process is not stayed or released within the fifth day prior to any scheduled execution thereon, or after any stay is vacated or set aside or the fifth day prior to any scheduled execution thereon;

(k) At any time after the execution and delivery thereof, (i) the Guaranty for any reason, other than the satisfaction in full of all Obligations, shall cease to be in full force and effect with respect to every Guarantor (other than in accordance with its terms) or shall be declared to be null and void or any Guarantor shall repudiate its obligations thereunder, (ii) this Agreement or any Security Document ceases to be in full force and effect (other than by reason of a release of Collateral in accordance with the terms hereof or thereof or the satisfaction in full of the Obligations in accordance with the terms hereof) or shall be declared null and void, or Administrative Agent shall not have or shall cease to have a valid and perfected Lien in any Collateral purported to be covered by the Security Documents with the priority required by the relevant Security Document, in each case for any reason other than the failure of Administrative Agent or any Secured Party to take any action within its control, or (iii) any Credit Party shall contest the validity or enforceability of any Transaction Document in writing or deny in writing that it has any further liability, including with respect to future advances by Lenders, under any Transaction Document to which it is a party,

(l) The occurrence of any Material Adverse Effect,

(m) The occurrence of any “Event of Default” or “Termination Event” under the First Lien Hedging Contract by or with respect to Company or any Affiliate of Company, or

(n) The occurrence of any AMI Violation;

THEN, (1) upon the occurrence of any Event of Default described in Section 8.1(j) (i), (ii) or (iii), automatically, and (2) upon the occurrence of any other Event of Default, at the request of (or with the consent of) Required Lenders, upon notice to Company by Administrative Agent, (A) the Commitments, if any, shall immediately terminate; (B) all Obligations, including the unpaid principal amount of and accrued interest on the Loans, shall immediately become due and payable, in each case without presentment, demand, protest or other requirements of any kind, all of which are hereby expressly waived by each Credit Party; (C) subject to the terms of the Intercreditor Agreement, Administrative Agent may enforce any and all Liens and security interests created pursuant to Security Documents; and (D) subject to the terms of the Intercreditor Agreement, Administrative Agent may enforce its other rights and remedies under the Transaction Documents or applicable Law.

8.2 Application of Funds. After the exercise of remedies provided for in Section 8.1 (or after the Loans have automatically become immediately due and payable as set forth in Section 8.1) and subject to the terms of the Intercreditor Agreement, any amounts received on account of the Obligations shall be applied by Administrative Agent in the following order:

First, to payment of that portion of the Obligations constituting fees, indemnities, expenses and other amounts (including reasonable and documented fees, charges and disbursements of counsel to Administrative Agent and amounts payable under Section 2.17) payable to Administrative Agent in its capacity as such;

Second, to payment of that portion of the Obligations constituting fees, indemnities and other amounts (other than principal and interest) payable to Lenders (including reasonable and documented fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Sections 2.16 and 2.17), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the payment of all obligations in respect of the First Lien Hedging Obligations payable to J. Aron & Company (or its successors and assigns);

Fourth, to payment of accrued and unpaid interest on the Loans and the other Obligations, ratably among Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of unpaid principal of the Loans and the other Obligations, ratably among Lenders in proportion to the respective amounts described in this clause Fifth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to Company or as otherwise required by Law.

Upon the execution and delivery of the Intercreditor Agreement, the provisions of clause Third above shall cease to be of any force or effect.

SECTION 9 AGENTS

9.1 Appointment of Agents.  J. Aron is hereby appointed Syndication Agent hereunder, and each Lender hereby authorizes Syndication Agent to act as its agent in accordance with the terms hereof and the other Transaction Documents. J. Aron is hereby appointed Administrative Agent hereunder and under the other Transaction Documents and each Lender hereby authorizes Administrative Agent to act as its agent in accordance with the terms hereof and the other Transaction Documents. Each Agent hereby agrees to act upon the express conditions contained herein and the other Transaction Documents, as applicable. The provisions of this Section 9 are solely for the benefit of Agents and Lenders and no Credit Party shall have any rights as a third party beneficiary of any of the provisions thereof. In performing its functions and duties hereunder, each Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation towards or relationship of agency or trust with or for Company or any of its Subsidiaries. Syndication Agent, without consent of or notice to any party hereto, may assign any and all of its rights or obligations hereunder to any of its Affiliates. As of the Closing Date, J. Aron, in its capacity as Syndication Agent, shall not have any obligations hereunder but shall be entitled to all benefits of this Section 9.

9.2 Powers and Duties. Each Lender irrevocably authorizes each Agent to take such action on such Lender’s behalf and to exercise such powers, rights and remedies hereunder and under the other Transaction Documents as are specifically delegated or granted to such Agent by the terms hereof and thereof, together with such powers, rights and remedies as are reasonably incidental thereto. Each Agent shall have only those duties and responsibilities that are expressly specified herein and the other Transaction Documents. Each Agent may exercise such powers, rights and remedies and perform such duties by or through its agents or employees. No Agent shall have, by reason hereof or any of the other Transaction Documents, a fiduciary relationship in respect of any Lender; and nothing herein or any of the other Transaction Documents, expressed or implied, is intended to or shall be so construed as to impose upon any Agent any obligations in respect hereof or any of the other Transaction Documents except as expressly set forth herein or therein.

9.3 General Immunity.

(a) No Responsibility for Certain Matters. No Agent shall be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency hereof or any other Transaction Document or for any representations, warranties, recitals or statements made herein or therein or made in any written or oral statements or in any financial or other statements, instruments, reports or certificates or any other documents furnished or made by any Agent to Lenders or by or on behalf of any Credit Party to any Agent or any Lender in connection with the Transaction Documents and the transactions contemplated thereby or for the financial condition or business affairs of any Credit Party or any other Person liable for the payment of any Obligations, nor shall any Agent be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained in any of the Transaction Documents or as to the use of the proceeds of the Loans or as to the existence or possible existence of any Event of Default or Default or to make any disclosures with respect to the foregoing. Anything contained herein to the contrary notwithstanding, Administrative Agent shall not have any liability arising from confirmations of the amount of outstanding Loans or the component amounts thereof.

(b) Exculpatory Provisions. No Agent nor any of its officers, partners, directors, employees or agents shall be liable to any Lender or any Credit Party for any action taken or omitted by any Agent under or in connection with any of the Transaction Documents except to the extent caused by such Agent’s gross negligence or willful misconduct. Each Agent shall be entitled to refrain from any act or the taking of any action (including the failure to take an action) in connection herewith or any of the other Transaction Documents or from the exercise of any power, discretion or authority vested in it hereunder or thereunder unless and until such Agent shall have received instructions in respect thereof from Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5) and, upon receipt of such instructions from Required Lenders (or such other Lenders, as the case may be), such Agent shall be entitled to act or (where so instructed) refrain from acting, or to exercise such power, discretion or authority, in accordance with such instructions. Without prejudice to the generality of the foregoing, (i) each Agent shall be entitled to rely, and shall be fully protected in relying, upon any communication, instrument or document believed by it to be genuine and correct and to have been signed or sent by the proper Person or Persons, and shall be entitled to rely and shall be protected in relying on opinions and judgments of attorneys (who may be attorneys for Company and its Subsidiaries), accountants, experts and other professional advisors selected by it; and (ii) no Lender shall have any right of action whatsoever against any Agent as a result of such Agent acting or (where so instructed) refraining from acting hereunder or any of the other Transaction Documents in accordance with the instructions of Required Lenders (or such other Lenders as may be required to give such instructions under Section 10.5).

9.4 Agents Entitled to Act as Lender. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon, any Agent in its individual capacity as a Lender hereunder. With respect to its participation in the Loans and the Letters of Credit, each Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same as if it were not performing the duties and functions delegated to it hereunder, and the term “Lender” shall, unless the context clearly otherwise indicates, include each Agent in its individual capacity. Any Agent and its Affiliates may accept deposits from, lend money to, own securities of, and generally engage in any kind of banking, trust, financial advisory or other business with Company or any of its Affiliates as if it were not performing the duties specified herein, and may accept fees and other consideration from Company for services in connection herewith and otherwise without having to account for the same to Lenders.

9.5 Lenders’ Representations, Warranties and Acknowledgment.

(a) Each Lender represents and warrants that it has made its own independent investigation of the financial condition and affairs of Company and its Subsidiaries in connection with Credit Extensions hereunder and that it has made and shall continue to make its own appraisal of the creditworthiness of Company and its Subsidiaries. No Agent shall have any duty or responsibility, either initially or on a continuing basis, to make any such investigation or any such appraisal on behalf of Lenders or to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before the making of the Loans or at any time or times thereafter, and no Agent shall have any responsibility with respect to the accuracy of or the completeness of any information provided to Lenders.

(b) Each Lender, by delivering its signature page to this Agreement and funding its Loan on the Closing Date, shall be deemed to have acknowledged receipt of, and consented to and approved, each Transaction Document and each other document required to be approved by any Agent, Required Lenders or Lenders, as applicable on the Closing Date.

9.6 Right to Indemnity. Each Lender, in proportion to its Pro Rata Share, severally agrees to indemnify each Agent, to the extent that such Agent shall not have been reimbursed by any Credit Party, for and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses (including counsel fees and disbursements) or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against such Agent in exercising its powers, rights and remedies or performing its duties hereunder or under the other Transaction Documents or otherwise in its capacity as such Agent in any way relating to or arising out of this Agreement or the other Transaction Documents, INCLUDING WITHOUT LIMITATION ANY OF THE FOREGOING CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF SUCH AGENT, provided, no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from such Agent’s gross negligence or willful misconduct. If any indemnity furnished to any Agent for any purpose shall, in the opinion of such Agent, be insufficient or become impaired, such Agent may call for additional indemnity and cease, or not commence, to do the acts indemnified against until such additional indemnity is furnished; provided, in no event shall this sentence require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement in excess of such Lender’s Pro Rata Share thereof; and provided further, this sentence shall not be deemed to require any Lender to indemnify any Agent against any liability, obligation, loss, damage, penalty, action, judgment, suit, cost, expense or disbursement described in the proviso in the immediately preceding sentence.

9.7 Successor Administrative Agent. Administrative Agent may resign at any time by giving thirty (30) days’ prior written notice thereof to Lenders and Company, and Administrative Agent may be removed at any time with or without cause by an instrument or concurrent instruments in writing delivered to Company and Administrative Agent and signed by Required Lenders. Upon any such notice of resignation or any such removal, Required Lenders shall have the right, upon five Business Days’ notice to Company, to appoint a successor Administrative Agent. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, that successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Administrative Agent and the retiring or removed Administrative Agent shall promptly (i) transfer to such successor Administrative Agent all sums, Securities and other items of Collateral held under the Security Documents, together with all records and other documents necessary or appropriate in connection with the performance of the duties of the successor Administrative Agent under the Transaction Documents, and (ii) execute and deliver to such successor Administrative Agent such amendments to financing statements, and take such other actions, as may be necessary or appropriate in connection with the assignment to such successor Administrative Agent of the security interests created under the Security Documents, whereupon such retiring or removed Administrative Agent shall be discharged from its duties and obligations hereunder.

9.8 Security Documents and Guaranty.

(a) Agents under Security Documents and Guaranty. Each Lender hereby further authorizes Administrative Agent on behalf of and for the benefit of Lenders, to be the agent for and representative of Lenders with respect to the Intercreditor Agreement, the Guaranty, the Collateral and the Security Documents. Subject to Section 10.5, without further written consent or authorization from Lenders, Administrative Agent may execute any documents or instruments necessary to (i) release any Lien encumbering any item of Collateral that is the subject of a sale or other disposition of assets permitted hereby or to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented or (ii) release any Guarantor from the Guaranty pursuant to Section 7.12 or with respect to which Required Lenders (or such other Lenders as may be required to give such consent under Section 10.5) have otherwise consented.

(b) Right to Realize on Collateral and Enforce Guaranty. Anything contained in any of the Transaction Documents to the contrary notwithstanding, Company, Administrative Agent and each Lender hereby agree that (i) no Lender shall have any right individually to realize upon any of the Collateral or to enforce the Guaranty, it being understood and agreed that all powers, rights and remedies hereunder may be exercised solely by Administrative Agent, on behalf of Lenders in accordance with the terms hereof and all powers, rights and remedies under the Security Documents may be exercised solely by Administrative Agent, and (ii) in the event of a foreclosure by Administrative Agent on any of the Collateral pursuant to a public or private sale, Administrative Agent or any Lender may be the purchaser of any or all of such Collateral at any such sale and Administrative Agent, as agent for and representative of Secured Parties (but not any Lender or Lenders in its or their respective individual capacities unless Required Lenders shall otherwise agree in writing) shall be entitled, for the purpose of bidding and making settlement or payment of the purchase price for all or any portion of the Collateral sold at any such public sale, to use and apply any of the Obligations as a credit on account of the purchase price for any collateral payable by Administrative Agent at such sale.

(c) Each Lender hereby further authorizes Administrative Agent, on behalf of Lenders to subordinate any Lien on any property granted to or held by the Administrative Agent under any Transaction Document to the holder of any Lien on such property that is permitted by Section 6.2(a)(iv) or (v).

SECTION 10 MISCELLANEOUS

10.1 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given to a Credit Party, Syndication Agent or Administrative Agent shall be sent to such Person’s address as set forth on Appendix B or in the other relevant Transaction Document, and in the case of any Lender, the address as indicated on Appendix B or otherwise indicated to Administrative Agent in writing. Each notice hereunder shall be in writing and may be personally served, telexed or sent by telefacsimile or United States mail or courier service and shall be deemed to have been given when delivered in person or by courier service and signed for against receipt thereof, upon receipt of telefacsimile or telex, or three Business Days after depositing it in the United States mail with postage prepaid and properly addressed; provided, no notice to any Agent shall be effective until received by such Agent.

10.2 Expenses. Whether or not the transactions contemplated hereby shall be consummated, Company agrees to pay promptly (and in any event within 30 days after receipt of invoice or other demand therefor): (a) all the actual and reasonable costs and expenses of preparation of the Transaction Documents and any proposed or completed consents, amendments, waivers or other modifications thereto; (b) all the costs of furnishing all opinions by counsel for Company and the other Credit Parties; (c) the reasonable and documented fees, expenses and disbursements of counsel to Agents, Royalty Owner, and Warrant Owner (in each case including allocated costs of internal counsel and reasonable and documented travel costs and expenses) in connection with the negotiation, preparation, execution and administration of the Transaction Documents and any proposed or completed consents, amendments, waivers or other modifications thereto and any other documents or matters requested by Company; (d) all the actual costs and reasonable expenses of creating and perfecting Liens in favor of Administrative Agent, for the benefit of Lenders pursuant hereto, including filing and recording fees, expenses and taxes, stamp or documentary taxes, search fees, and reasonable and documented fees, expenses and disbursements of counsel to each Agent and of counsel providing any opinions that any Agent or Required Lenders may request in respect of the Collateral or the Liens created pursuant to the Security Documents; (e) all the actual costs and reasonable fees, expenses and disbursements of any auditors, accountants, consultants or appraisers; (f) all the actual costs and reasonable expenses (including the reasonable and documented fees, expenses and disbursements of any appraisers, consultants, advisors and agents employed or retained by Administrative Agent, Royalty Owner, Warrant Owner, and their counsel) in connection with the custody or preservation of the ORRI or any of the Collateral; (g) all other actual and reasonable costs and expenses incurred by Royalty Owner, Warrant Owner, or each Agent in connection with the syndication of the Loans and Commitments and the negotiation, preparation and execution of the Transaction Documents and any consents, amendments, waivers or other modifications thereto and the transactions contemplated thereby; and (h) after the occurrence of a Default or an Event of Default, all costs and expenses, including reasonable and documented attorneys’ fees (including allocated costs of internal counsel) and costs of settlement, incurred by Royalty Owner, Warrant Owner or any Agent or Lender in enforcing any Obligations of or in collecting any payments due from any Credit Party hereunder or under the other Transaction Documents by reason of such Default or Event of Default (including in connection with the sale of, collection from, or other realization upon any of the Collateral or the enforcement of the Guaranty) or in connection with any refinancing or restructuring of the credit arrangements provided hereunder in the nature of a “work-out” or pursuant to any insolvency or bankruptcy cases or proceedings.

10.3 Indemnity, WAIVER OF PUNITIVE DAMAGES.

(a) In addition to the payment of expenses pursuant to Section 10.2, whether or not the transactions contemplated hereby shall be consummated, each Credit Party agrees to defend (subject to Indemnitees’ selection of counsel), indemnify, pay and hold harmless, Royalty Owner, Warrant Owner and each Agent and Lender and the officers, partners, directors, trustees, employees, agents and Affiliates of each Agent and each Lender (each, an “Indemnitee”), from and against any and all Indemnified Liabilities, INCLUDING WITHOUT LIMITATION ANY INDEMNIFIED LIABILITIES CAUSED, IN WHOLE OR IN PART, BY THE NEGLIGENCE OF SUCH INDEMNIFIED PARTY (IN EACH CASE WHETHER ALLEGED, ARISING OR IMPOSED IN A LEGAL PROCEEDING BROUGHT BY OR AGAINST ANY CREDIT PARTY, ANY INDEMNITEE, OR ANY OTHER PERSON), provided, no Credit Party shall have any obligation to any Indemnitee hereunder with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of that Indemnitee. To the extent that the undertakings to defend, indemnify, pay and hold harmless set forth in this Section 10.3 may be unenforceable in whole or in part because they are violative of any law or public policy, the applicable Credit Party shall contribute the maximum portion that it is permitted to pay and satisfy under applicable law to the payment and satisfaction of all Indemnified Liabilities incurred by Indemnitees or any of them.

(b) TO THE EXTENT PERMITTED BY APPLICABLE LAW, NO CREDIT PARTY SHALL ASSERT, AND EACH HEREBY WAIVES, ANY CLAIM AGAINST ANY AGENT, ANY LENDER OR ANY OF THEIR AFFILIATES, DIRECTORS, EMPLOYEES, ATTORNEYS OR AGENTS, ON ANY THEORY OF LIABILITY, FOR SPECIAL, INDIRECT, CONSEQUENTIAL OR PUNITIVE DAMAGES (AS OPPOSED TO DIRECT OR ACTUAL DAMAGES) (WHETHER OR NOT THE CLAIM THEREFOR IS BASED ON CONTRACT, TORT OR DUTY IMPOSED BY ANY APPLICABLE LEGAL REQUIREMENT) ARISING OUT OF, IN CONNECTION WITH, ARISING OUT OF, AS A RESULT OF, OR IN ANY WAY RELATED TO, THIS AGREEMENT OR ANY TRANSACTION DOCUMENT OR ANY AGREEMENT OR INSTRUMENT CONTEMPLATED HEREBY OR THEREBY, THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, ANY LOAN OR THE USE OF THE PROCEEDS THEREOF OR ANY ACT OR OMISSION OR EVENT FROM TIME TO TIME OCCURRING IN CONNECTION THEREWITH, AND EACH CREDIT PARTY HEREBY WAIVES, RELEASES AND AGREES NOT TO SUE UPON ANY SUCH CLAIM OR ANY SUCH DAMAGES, WHETHER OR NOT ACCRUED AND WHETHER OR NOT KNOWN OR SUSPECTED TO EXIST IN ITS FAVOR. EACH CREDIT PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY GIVES THIS WAIVER FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.3 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR TO ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER.

10.4 ISDA Agreement. Notwithstanding any other provision herein to the contrary, the provisions of Part 5(l) of the ISDA Master Agreement described in clause (i) of the definition of First Lien Hedging Contracts shall be deemed to be permitted by the terms of this Agreement and shall not be deemed to be in conflict with this Agreement.

10.5 Amendments and Waivers.

(a) Required Lenders’ Consent. Subject to Section 10.5(b) and 10.5(c), no amendment, modification, termination or waiver of any provision of the Transaction Documents (other than the ORRI Conveyance and the Warrant), or consent to any departure by any Credit Party therefrom, shall in any event be effective without the written concurrence of the Required Lenders.

(b) Affected Lenders’ Consent. Without the written consent of each Lender that would be affected thereby, no amendment, modification, termination, or consent shall be effective if the effect thereof would:

(i) extend the scheduled final maturity of any Loan or Note;

(ii) waive, reduce or postpone any scheduled repayment (but not prepayment) of principal;

(iii) reduce the rate of interest on any Loan (other than any waiver of any increase in the interest rate applicable to any Loan pursuant to Section 2.10) or any fee payable hereunder;

(iv) extend the time for payment of any such interest or fees;

(v) reduce the principal amount of any Loan;

(vi) amend, modify, terminate or waive any provision of this Section 10.5(b) or Section 10.5(c);

(vii) amend the definition of “Required Lenders” or “Pro Rata Share”;

(viii) release all or substantially all of the Collateral or all or substantially all of the Guarantors from the Guaranty except as expressly provided in the Transaction Documents; or

(ix) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under any Transaction Document (other than the ORRI Conveyance and the Warrants).

(c) Other Consents. No amendment, modification, termination or waiver of any provision of the Transaction Documents, or consent to any departure by any Credit Party therefrom, shall:

(i) increase any Commitment of any Lender over the amount thereof then in effect without the consent of such Lender; provided, no amendment, modification or waiver of any condition precedent, covenant, Default or Event of Default shall be deemed to constitute an increase in any Commitment of any Lender; or

(ii) amend, modify, terminate or waive any provision of Section 9 as the same applies to any Agent, or any other provision hereof as the same applies to the rights or obligations of any Agent, in each case without the consent of such Agent.

(d) Execution of Amendments, etc. Administrative Agent may, but shall have no obligation to, with the concurrence of any Lender, execute amendments, modifications, waivers or consents on behalf of such Lender. Any waiver or consent shall be effective only in the specific instance and for the specific purpose for which it was given. No notice to or demand on any Credit Party in any case shall entitle any Credit Party to any other or further notice or demand in similar or other circumstances. Any amendment, modification, termination, waiver or consent effected in accordance with this Section 10.5 shall be binding upon each Lender at the time outstanding, each future Lender and, if signed by a Credit Party, on such Credit Party.

10.6 Successors and Assigns; Participations.

(a) Generally. This Agreement shall be binding upon the parties hereto and their respective successors and assigns and shall inure to the benefit of the parties hereto and the successors and assigns of Agents and Lenders. No Credit Party’s rights or obligations hereunder nor any interest therein may be assigned or delegated by any Credit Party without the prior written consent of all Lenders. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby and, to the extent expressly contemplated hereby, Affiliates and Indemnitees of each of the Agents and Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Register. Company, Administrative Agent and Lenders shall deem and treat the Persons listed as Lenders in the Register as the holders and owners of the corresponding Commitments and Loans listed therein for all purposes hereof, and no assignment or transfer of any such Commitment or Loan shall be effective, in each case, unless and until an Assignment Agreement effecting the assignment or transfer thereof shall have been delivered to and accepted by Administrative Agent and recorded in the Register as provided in Section 10.6(e). Prior to such recordation, all amounts owed with respect to the applicable Commitment or Loan shall be owed to the Lender listed in the Register as the owner thereof, and any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is listed in the Register as a Lender shall be conclusive and binding on any subsequent holder, assignee or transferee of the corresponding Commitments or Loans.

(c) Right to Assign. Each Lender shall have the right at any time to sell, assign or transfer all or a portion of its rights and obligations under this Agreement, including, without limitation, all or a portion of its Commitment or Loans owing to it or other Obligation (provided, however, that each such assignment shall be of a uniform, and not varying, percentage of all rights and obligations under and in respect of any Loan and any related Commitments):

(i) to any Person meeting the criteria of clause (i) of the definition of the term of “Eligible Assignee” upon the giving of notice to Company and Administrative Agent; and

(ii) to any Person meeting the criteria of clause (ii) of the definition of the term of “Eligible Assignee” and, in the case of assignments of Loans or Commitments to any such Person (except in the case of assignments made by or to J. Aron), consented to by each of Company and Administrative Agent (such consent not to be (x) unreasonably withheld or delayed or, (y) in the case of Company, required at any time an Event of Default shall have occurred and then be continuing); provided, further each such assignment pursuant to this Section 10.6(c)(ii) shall be in an aggregate amount of not less than (A) $5,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Commitments and Loans of the assigning Lender) with respect to the assignment of the Commitments and Loans and (B) $1,000,000 (or such lesser amount as may be agreed to by Company and Administrative Agent or as shall constitute the aggregate amount of the Loans of the assigning Lender) with respect to the assignment of Loans.

(d) Mechanics. The assigning Lender and the assignee thereof shall execute and deliver to Administrative Agent an Assignment Agreement, together with (i) a processing and recordation fee of $500 in the case of assignments pursuant to Section 10.6(c)(i) or made by or to J. Aron, and $2,000, in the case of all other assignments (except that only one fee shall be payable in the case of contemporaneous assignments to Related Funds), and (ii) such forms, certificates or other evidence, if any, with respect to United States federal income tax withholding matters as the assignee under such Assignment Agreement may be required to deliver to Administrative Agent pursuant to Section 2.20(c).

(e) Notice of Assignment. Upon its receipt of a duly executed and completed Assignment Agreement, together with the processing and recordation fee referred to in Section 10.6(d) (and any forms, certificates or other evidence required by this Agreement in connection therewith), Administrative Agent shall record the information contained in such Assignment Agreement in the Register, shall give prompt notice thereof to Company and shall maintain a copy of such Assignment Agreement.

(f) Representations and Warranties of Assignee. Each Lender, upon execution and delivery hereof or upon executing and delivering an Assignment Agreement, as the case may be, represents and warrants as of the Closing Date or as of the applicable Effective Date (as defined in the applicable Assignment Agreement) that (i) it is an Eligible Assignee; (ii) it has experience and expertise in the making of or investing in commitments or loans such as the applicable Commitments or Loans, as the case may be; and (iii) it will make or invest in, as the case may be, its Commitments or Loans for its own account in the ordinary course of its business and without a view to distribution of such Commitments or Loans within the meaning of the Securities Act or the Exchange Act or other federal securities laws (it being understood that, subject to the provisions of this Section 10.6, the disposition of such Commitments or Loans or any interests therein shall at all times remain within its exclusive control).

(g) Effect of Assignment. Subject to the terms and conditions of this Section 10.6, as of the “Effective Date” specified in the applicable Assignment Agreement: (i) the assignee thereunder shall have the rights and obligations of a “Lender” hereunder to the extent such rights and obligations hereunder have been assigned to it pursuant to such Assignment Agreement and shall thereafter be a party hereto and a “Lender” for all purposes hereof; (ii) the assigning Lender thereunder shall, to the extent that rights and obligations hereunder have been assigned thereby pursuant to such Assignment Agreement, relinquish its rights (other than any rights which survive the termination hereof under Section 10.8) and be released from its obligations hereunder (and, in the case of an Assignment Agreement covering all or the remaining portion of an assigning Lender’s rights and obligations hereunder, such Lender shall cease to be a party hereto; provided, anything contained in any of the Transaction Documents to the contrary notwithstanding, such assigning Lender shall continue to be entitled to the benefit of all indemnities hereunder as specified herein with respect to matters arising out of the prior involvement of such assigning Lender as a Lender hereunder); (iii) the Commitments shall be modified to reflect the Commitment of such assignee and any Commitment of such assigning Lender, if any; and (iv) if any such assignment occurs after the issuance of any Note hereunder, the assigning Lender shall, upon the effectiveness of such assignment or as promptly thereafter as practicable, surrender its applicable Notes to Administrative Agent for cancellation, and thereupon Company shall issue and deliver new Notes, if so requested by the assignee and/or assigning Lender, to such assignee and/or to such assigning Lender, with appropriate insertions, to reflect the new Commitments and/or outstanding Loans of the assignee and/or the assigning Lender.

(h) Participations. Each Lender shall have the right at any time to sell one or more participations to any Person (other than Company, any of its Subsidiaries or any of its Affiliates) in all or any part of its Commitments, Loans or in any other Obligation. The holder of any such participation, other than an Affiliate of the Lender granting such participation, shall not be entitled to require such Lender to take or omit to take any action hereunder except with respect to any amendment, modification or waiver that would (i) extend the final scheduled maturity of any Loan or Note or reduce the rate or extend the time of payment of interest or fees thereon (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the participant’s participation over the amount thereof then in effect (it being understood that a waiver of any Default or Event of Default or of a mandatory reduction in the Commitment shall not be deemed to constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any participant if the participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under the Security Documents (except as expressly provided in the Transaction Documents) supporting the Loans hereunder in which such participant is participating. The Company agrees that each participant shall be entitled to the benefits of Sections 2.16 and 2.17 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (c) of this Section; provided, (i) a participant shall not be entitled to receive any greater payment under Section 2.16 and 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such participant, unless the sale of the participation to such participant is made with Company’s prior written consent and (ii) a participant that would be a Non-US Lender if it were a Lender shall not be entitled to the benefits of Section 2.17 unless Company is notified of the participation sold to such participant and such participant agrees, for the benefit of Company, to comply with Section 2.17 as though it were a Lender. To the extent permitted by law, each participant also shall be entitled to the benefits of Section 10.4 as though it were a Lender, provided such Participant agrees to be subject to Section 2.15 as though it were a Lender.

(i) Certain Other Assignments. In addition to any other assignment permitted pursuant to this Section 10.6, (i) any Lender may assign and/or pledge all or any portion of its Loans, the other Obligations owed by or to such Lender, and its Notes, if any, to secure obligations of such Lender including, without limitation, any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any operating circular issued by such Federal Reserve Bank; provided, no Lender, as between Company and such Lender, shall be relieved of any of its obligations hereunder as a result of any such assignment and pledge, and provided further, in no event shall the applicable Federal Reserve Bank or trustee be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action hereunder.

10.7 Independence of Covenants. All covenants hereunder shall be given independent effect so that if a particular action or condition is not permitted by any of such covenants, the fact that it would be permitted by an exception to, or would otherwise be within the limitations of, another covenant shall not avoid the occurrence of a Default or an Event of Default if such action is taken or condition exists.

10.8 Survival of Representations, Warranties and Agreements; Termination.

(a) All representations, warranties and agreements made herein shall survive the execution and delivery hereof and the making of any Credit Extension. Notwithstanding anything herein or implied by law to the contrary, the agreements of each Credit Party set forth in Sections 2.16, 2.17, 10.2, 10.3, and 10.22 and the agreements of Lenders set forth in Sections 2.15, 9.3 and 9.6 shall survive the payment of the Loans and the termination hereof.

(b) If the Closing Date does not occur within ten days after the date of execution hereof by Company, or at any time after the Closing Date when no Obligations are owing (other than Obligations under the ORRI Conveyance or the Warrants that arise after the Loans have been paid in full), Company may elect in a written notice delivered to Administrative Agent to terminate this Agreement. Upon the proper receipt by Administrative Agent of such a notice at such a time, then this Agreement and all Security Documents shall thereupon be terminated, except to the extent provided otherwise in Section 10.8(a) of this Agreement or in any similar provision of any Security Document that expressly provides for the survival of specified provisions thereof. At the request and expense of Company, Administrative Agent shall prepare and execute all necessary instruments to reflect and effect such termination and the release of the Collateral. Administrative Agent is hereby authorized to execute all such instruments on behalf of all Lenders, without the joinder of or further action by any Lender. The obligations of the Credit Parties under the ORRI Conveyance and the Warrants shall survive the termination of this Agreement and the release of the Collateral and, notwithstanding any of the foregoing provisions of this subsection, Administrative Agent shall not release any Collateral until the applicable Credit Parties have amended the ORRI Conveyance (or, if applicable, provided new ORRI Conveyances) to the extent required under Section 5.22.

10.9 No Waiver; Remedies Cumulative. No failure or delay on the part of any Agent or any Lender in the exercise of any power, right or privilege hereunder or under any other Transaction Document shall impair such power, right or privilege or be construed to be a waiver of any default or acquiescence therein, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other power, right or privilege. The rights, powers and remedies given to each Agent and each Lender hereby are cumulative and shall be in addition to and independent of all rights, powers and remedies existing by virtue of any statute or rule of law or in any of the other Transaction Documents or any of the Hedging Contracts. Any forbearance or failure to exercise, and any delay in exercising, any right, power or remedy hereunder shall not impair any such right, power or remedy or be construed to be a waiver thereof, nor shall it preclude the further exercise of any such right, power or remedy.

10.10 Marshalling; Payments Set Aside. Neither any Agent nor any Lender shall be under any obligation to marshal any assets in favor of any Credit Party or any other Person or against or in payment of any or all of the Obligations. To the extent that any Credit Party makes a payment or payments to Administrative Agent or Lenders (or to Administrative Agent, on behalf of Lenders), or Administrative Agent or Lenders enforce any security interests or exercise their rights of setoff, and such payment or payments or the proceeds of such enforcement or setoff or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside and/or required to be repaid to a trustee, receiver or any other party under any bankruptcy law, any other state or federal law, common law or any equitable cause, then, to the extent of such recovery, the obligation or part thereof originally intended to be satisfied, and all Liens, rights and remedies therefor or related thereto, shall be revived and continued in full force and effect as if such payment or payments had not been made or such enforcement or setoff had not occurred.

10.11 Severability. In case any provision in or obligation hereunder or any Note shall be invalid, illegal or unenforceable in any jurisdiction, the validity, legality and enforceability of the remaining provisions or obligations, or of such provision or obligation in any other jurisdiction, shall not in any way be affected or impaired thereby.

10.12 Obligations Several; Independent Nature of Lenders’ Rights. The obligations of Lenders hereunder are several and no Lender shall be responsible for the obligations or Commitment of any other Lender hereunder. Nothing contained herein or in any other Transaction Document, and no action taken by Lenders pursuant hereto or thereto, shall be deemed to constitute Lenders as a partnership, an association, a joint venture or any other kind of entity. The amounts payable at any time hereunder to each Lender shall be a separate and independent debt, and each Lender shall be entitled to protect and enforce its rights arising out hereof and it shall not be necessary for any other Lender to be joined as an additional party in any proceeding for such purpose.

10.13 Headings. Section headings herein are included herein for convenience of reference only and shall not constitute a part hereof for any other purpose or be given any substantive effect.

10.14 APPLICABLE LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER SHALL BE GOVERNED BY, AND SHALL BE CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK WITHOUT REGARD TO CONFLICT OF LAWS PRINCIPLES THEREOF.

10.15 CONSENT TO EXCLUSIVE JURISDICTION. ALL JUDICIAL PROCEEDINGS BROUGHT AGAINST ANY CREDIT PARTY ARISING OUT OF OR RELATING HERETO OR ANY OTHER TRANSACTION DOCUMENT, OR ANY OF THE OBLIGATIONS, SHALL BE BROUGHT IN ANY STATE OR FEDERAL COURT OF COMPETENT JURISDICTION IN THE STATE, COUNTY AND CITY OF NEW YORK. BY EXECUTING AND DELIVERING THIS AGREEMENT, EACH CREDIT PARTY, FOR ITSELF AND IN CONNECTION WITH ITS PROPERTIES, IRREVOCABLY (a) ACCEPTS GENERALLY AND UNCONDITIONALLY THE EXCLUSIVE JURISDICTION AND VENUE OF SUCH COURTS; (b) WAIVES ANY DEFENSE OF FORUM NON CONVENIENS; (c) AGREES THAT SERVICE OF ALL PROCESS IN ANY SUCH PROCEEDING IN ANY SUCH COURT MAY BE MADE BY REGISTERED OR CERTIFIED MAIL, RETURN RECEIPT REQUESTED, TO THE APPLICABLE CREDIT PARTY AT ITS ADDRESS PROVIDED IN ACCORDANCE WITH SECTION 10.1; (d) AGREES THAT SERVICE AS PROVIDED IN CLAUSE (c) ABOVE IS SUFFICIENT TO CONFER PERSONAL JURISDICTION OVER THE APPLICABLE CREDIT PARTY IN ANY SUCH PROCEEDING IN ANY SUCH COURT, AND OTHERWISE CONSTITUTES EFFECTIVE AND BINDING SERVICE IN EVERY RESPECT; AND (e) AGREES AGENTS AND LENDERS RETAIN THE RIGHT TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO BRING PROCEEDINGS AGAINST ANY CREDIT PARTY IN THE COURTS OF ANY OTHER JURISDICTION.

10.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY AGREES TO WAIVE ITS RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING HEREUNDER OR UNDER ANY OF THE OTHER TRANSACTION DOCUMENTS OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS LOAN TRANSACTION OR THE LENDER/COMPANY RELATIONSHIP THAT IS BEING ESTABLISHED. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS TRANSACTION, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. EACH PARTY HERETO ACKNOWLEDGES THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP THAT EACH HAS ALREADY RELIED ON THIS WAIVER IN ENTERING INTO THIS AGREEMENT, AND THAT EACH WILL CONTINUE TO RELY ON THIS WAIVER IN ITS RELATED FUTURE DEALINGS. EACH PARTY HERETO FURTHER WARRANTS AND REPRESENTS THAT IT HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL AND THAT IT KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING (OTHER THAN BY A MUTUAL WRITTEN WAIVER SPECIFICALLY REFERRING TO THIS SECTION 10.16 AND EXECUTED BY EACH OF THE PARTIES HERETO), AND THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS HERETO OR ANY OF THE OTHER TRANSACTION DOCUMENTS OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THE LOANS MADE HEREUNDER. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.17 Confidentiality. Each Lender and each Agent agrees that it will take all reasonable steps to keep confidential any proprietary information regarding Company and its business identified as confidential by Company and obtained by such Lender pursuant to the requirements hereof, it being understood and agreed by Company that, in any event, a Lender may make (i) disclosures of such information to Affiliates of such Lender and to their agents and advisors (and to other persons authorized by a Lender or Agent to organize, present or disseminate such information in connection with disclosures otherwise made in accordance with this Section 10.17), (ii) disclosures of such information reasonably required by any bona fide or potential assignee, transferee or participant in connection with the contemplated assignment, transfer or participation by such Lender of any Loans or any participations therein or by any direct or indirect contractual counterparties (or the professional advisors thereto) in Hedging Contracts (provided, such counterparties and advisors are advised of and agree to be bound by the provisions of this Section 10.17), (iii) disclosure to any rating agency when required by it, provided that, prior to any disclosure, such rating agency shall undertake in writing to preserve the confidentiality of any confidential information relating to the Credit Parties received by it from any of the Agents or any Lender, and (iv) disclosures required or requested by any Governmental Authority or representative thereof or by the NAIC or pursuant to legal or judicial process; provided, unless specifically prohibited by applicable law or court order, each Lender shall make reasonable efforts to notify Company of any request by any Governmental Authority or representative thereof (other than any such request in connection with any examination of the financial condition or other routine examination of such Lender by such governmental agency) for disclosure of any such non-public information prior to disclosure of such information.

10.18 Usury Savings Clause. Notwithstanding any other provision herein, the aggregate interest rate charged with respect to any of the Obligations, including all charges or fees in connection therewith deemed in the nature of interest under applicable law, shall not exceed the Highest Lawful Rate. If the rate of interest (determined without regard to the preceding sentence) under this Agreement at any time exceeds the Highest Lawful Rate, the outstanding amount of the Loans made hereunder shall bear interest at the Highest Lawful Rate until the total amount of interest due hereunder equals the amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect. In addition, if when the Loans made hereunder are repaid in full the total interest due hereunder (taking into account the increase provided for above) is less than the total amount of interest which would have been due hereunder if the stated rates of interest set forth in this Agreement had at all times been in effect, then to the extent permitted by law, Company shall pay to Administrative Agent an amount equal to the difference between the amount of interest paid and the amount of interest which would have been paid if the Highest Lawful Rate had at all times been in effect. Notwithstanding the foregoing, it is the intention of Lenders and Company to conform strictly to any applicable usury laws. Accordingly, if any Lender contracts for, charges, or receives any consideration which constitutes interest in excess of the Highest Lawful Rate, then any such excess shall be cancelled automatically and, if previously paid, shall at such Lender’s option be applied to the outstanding amount of the Loans made hereunder or be refunded to Company.

10.19 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument.

10.20 Effectiveness. This Agreement shall become effective upon the execution of a counterpart hereof by each of the parties hereto and receipt by Company and Administrative Agent of written or telephonic notification of such execution and authorization of delivery thereof.

10.21 USA Patriot Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and Administrative Agent (for itself and not on behalf of any Lender) hereby notifies Company and each other Credit Party that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies Company and the other Credit Parties, which information includes the name and address of such Persons and other information that will allow such Lender or Administrative Agent, as applicable, to identify such Persons in accordance with the Act.

10.22 Third Party Beneficiaries. The Credit Parties agree that Royalty Owner (the “Third Party Beneficiary”) (a) is an express and intended third party beneficiary of the representations, agreements and promises made in this Agreement, which are made for the benefit of Lenders, Administrative Agent and the Third Party Beneficiary (which benefits are immediate and not incidental), (b) shall have and be vested with the right to enforce the provisions hereof on its own behalf and to sue for non-compliance with the provisions hereof, and (c) has acted in reliance upon its status as a third party beneficiary as set forth above (including entering into the Transaction Documents to which it is a party). Without limiting the foregoing, the Credit Parties agree that they intend to give the Third Party Beneficiary the benefits of the representations, agreements, and promises set forth in this Agreement, and that such intent is sufficient to make reliance by such Third Party Beneficiary both reasonable and probable.

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their respective officers thereunto duly authorized as of the date first written above.

COMPANY:

FOOTHILLS RESOURCES, INC.

By:	/s/ W. Kirk Bosche
W. Kirk Bosche
Assistant Secretary and Chief Financial Officer

GUARANTORS:

FOOTHILLS CALIFORNIA, INC.

By:	/s/ W. Kirk Bosche
W. Kirk Bosche
Assistant Secretary and Chief Financial Officer

FOOTHILLS OKLAHOMA, INC.

By:	/s/ W. Kirk Bosche
W. Kirk Bosche
Assistant Secretary and Chief Financial Officer

FOOTHILLS TEXAS, INC.

By:	/s/ W. Kirk Bosche
W. Kirk Bosche
Assistant Secretary and Chief Financial Officer

J. ARON & COMPANY, as Lead Arranger, Syndication Agent, Administrative Agent and a Lender

By:	/s/ Colleen Foster
Authorized Signatory

The undersigned Royalty Owner hereby executes and delivers this Agreement to evidence its approvals, consents and agreements as set out in Section 5.22 above.

MTGLQ INVESTORS, L.P.

By: MLQ, L.L.C., its general partner

By:	/s/ Alex Waxman
Authorized Signatory